Exhibit 10.3

EXECUTION VERSION

ACCURIDE CORPORATION

CONVERTIBLE NOTES COMMITMENT AGREEMENT

October 7, 2009

Ladies and Gentlemen:

Accuride Corporation, a Delaware corporation (the “Issuer”), proposes to offer and sell up to $140.0 million principal amount of 7.5% Convertible Notes with the principal terms set forth in the Term Sheet for New Capital in Connection with the Proposed Restructuring, the Non -Binding Term Sheet for Proposed Restructuring and the Summary of Terms and Conditions for the Restructured Prepetition Senior Secured Credit Facilities (collectively, the “Term Sheets”) attached as Exhibit A hereto (the “New Notes”) to be issued pursuant to the Debtors’ (as defined below) joint chapter 11 plan of reorganization (the “Plan”) pursuant to a rights offering (the “Rights Offering”).  The New Notes will be issued pursuant to an indenture (the “Indenture”) to be dated the Effective Date (as defined below) and will be convertible into shares of common stock of the restructured or reorganized Accuride Corporation (the “New Common Stock”) in accordance with the terms set forth in the Term Sheets and the Indenture. Pursuant to the Rights Offering, each holder of the Issuer’s 8-1/2% Senior Subordinated Notes due 2015 (the “Old Notes”) as of a record date to be determined shall be entitled to subscribe to the Rights Offering (each an “Eligible Holder”), as of the date approved by the Bankruptcy Court for the solicitation of acceptances and rejections of the Plan (the “Record Date”), shall be offered a nontransferable subscription right (each, a “Right”) to purchase, at par (the “Purchase Price”), up to a percentage of the New Notes equal to such Eligible Holder’s percentage interest in the Old Notes.  The Issuer will conduct the Rights Offering as part of the implementation of a plan of reorganization under chapter 11 of the United States Bankruptcy Code, 11 U.S.C.§§101 et seq. (the “Bankruptcy Code”), of the Issuer and its subsidiaries who will be debtors and debtors-in-possession (the “Debtors”) in the chapter 11 cases (collectively, the “Chapter 11 Case”) pending and jointly administered in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

In order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Issuer agrees to sell, for the Purchase Price, a principal amount of New Notes (such New Notes in the aggregate, the “Unsubscribed New Notes”) equal to (i) $140.0 million minus (ii) the principal amount of New Notes offered pursuant to the Rights Offering and duly subscribed for and paid for on or before the Expiration Time (as defined in Section 1(b)) (as the same may be adjusted as set forth herein) (such New Notes in the aggregate, the “Purchased New Notes”), and Blackrock Financial Management, Inc., Brigade Capital

Management, LLC, Sankaty Advisors, LLC and Tinicum Lantern II L.L.C., each on behalf of the funds and accounts managed by it in their capacity as purchasers pursuant to this Agreement (collectively, the “Investors”), agree, severally and not jointly, subject to the terms and conditions set forth in this Agreement, to purchase, its respective percentage set forth on Schedule A hereto, and for a price per note of the Purchase Price, on the Effective Date (as defined in Section 1(c)) the Unsubscribed New Notes.

The effectiveness of this Agreement is conditioned upon the receipt by the Investors or their counsel of evidence satisfactory to the Investors that the Issuer has entered into (a) the Noteholders Restructuring Support Agreement  (the “Noteholders Restructuring Support Agreement”) with holders of  Old Notes which beneficially own, or act as the investment advisor or manager with respect to, at least two-thirds of the aggregate principal amount of the Old Notes then outstanding; and (b) the Lender Restructuring Support Agreement (the “Lender Restructuring Support Agreement”) with lenders representing more than 50% of the aggregate principal amount of the First Out Loan Obligations (as defined in the Credit Agreement (as defined below)) outstanding under the Credit Agreement.

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Issuer and the Investors, severally and not jointly, agree as follows:

1.                                       The Rights Offering.  The Rights Offering will be conducted as follows:

(a)                                  Subject to the terms and conditions of this Agreement (including Bankruptcy Court approval), the Issuer will offer New Notes for subscription by holders of Rights.

(b)                                 The ballot forms (the “Ballots”) or related subscription forms (the “Subscription Form”) distributed in connection with the solicitation of acceptances and rejections of the Plan shall provide a place whereby each Eligible Holder of Old Notes as of a record date to be determined may exercise its Right to subscribe for up to a percentage of the New Notes equal to such Eligible Holder’s percentage holdings of Old Notes.  The Rights may be exercised during a period (the “Rights Exercise Period”) to be specified in the disclosure statement approved by the Bankruptcy Court (the “Disclosure Statement”), which period will commence on the date the Ballots and Subscription Forms are distributed and will end at the Expiration Time.  “Expiration Time” means 5:00 p.m., New York City time, on the date on which all Ballots and Subscription Forms must be returned, or such later date as the Issuer, subject to the approval of the Investors in their sole discretion, may specify in a notice provided to the Investors before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time.  “Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York are required or authorized to close by law or executive order, and (d) the Friday after Thanksgiving Day.  The Plan shall provide that in order to exercise a Right, each Eligible Holder shall, (i) prior to the Expiration Time, return a duly completed

Subscription Form to the Subscription Agent (as defined in Section 1(d)) and (ii) pay an amount equal to the full purchase price of the principal amount of New Notes elected to be purchased by such Eligible Holder by wire transfer or bank or cashier’s check delivered to the Subscription Agent no later than the Expiration Time.

(c)                                  The Issuer will issue the New Notes to the Eligible Holders with respect to which Rights were validly exercised by and payment was duly received from such holder prior to the Expiration Time on the effective date of the Plan (the “Effective Date”).  The principal amount of New Notes to be issued in respect of any Right will be rounded up or down to the nearest $1,000.

(d)                                 If the subscription agent under the Plan (the “Subscription Agent”) for any reason does not receive from a given holder both a timely and duly completed Subscription Form and timely payment of such holder’s Subscription Purchase Price prior to the Expiration Time, the Plan shall provide that the holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(e)                                  The Issuer hereby agrees and undertakes to give, or instruct the Subscription Agent to give, the Investors by electronic facsimile transmission or by electronic mail a notice conforming to the requirements specified herein of either (i) the calculation of the principal amount of Unsubscribed New Notes, the principal amount of Purchased New Notes and the aggregate Purchase Price for all Unsubscribed New Notes (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed New Notes, the fact that there are no Unsubscribed New Notes and that the Backstop Commitment (as defined in Section 2(a)) is terminated (a “Satisfaction Notice”), as soon as practicable after the Expiration Time and, in any event, at least four (4) Business Days prior to the Effective Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

2.                                       The Backstop Commitment.

(a)                                  On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 7, each Investor agrees to purchase from the Issuer on the Effective Date, and the Issuer agrees to issue and sell to each Investor, at the aggregate Purchase Price therefor, such Investor’s portion of the Unsubscribed New Notes as set forth on Schedule A hereto (the “Backstop Commitment”).

(b)                                 The Issuer will pay to the Investors the aggregate backstop commitment fee of (i) $5.6 million (the “Cash Backstop Fee”) which shall be released to the Investors, (A) upon the issuance of the New Notes as contemplated herein on the Effective Date, in the form of shares of New Common Stock representing 4% of all of the Issuer’s outstanding New Common Stock on the Effective Date (on a fully-diluted basis), or (B) in the form of a super-priority administrative claim against the Issuer if this Agreement is terminated in accordance with the terms hereof prior to the Effective Date or the New Notes are not issued on the Effective Date pursuant to the Plan as contemplated hereby, and (ii) on the basis of the representations and warranties herein contained, but subject to the entry of a final, non-appealable Confirmation Order (as defined below) and on the Effective Date, shares of New Common Stock representing 4% of all of the Issuer’s outstanding New Common Stock on the Effective Date (on a fully-diluted basis) (the “Stock Backstop Fee,” and together with the Cash Backstop Fee, the “Backstop Fee”), in each case of payment to the Investors, in such proportions per Investor as indicated in Schedule A hereto, to compensate each such Investor for the risk of its undertakings herein; provided that in the event that any Investor defaults on its obligation to purchase the Unsubscribed New Notes that it has agreed to purchase hereunder, the fee allocable to such defaulting Investor shall be re-allocated to the Investor(s) who assume such defaulting Investor’s obligations hereunder on a pro rata basis, or if such obligation is not assumed by any Investor, among the non-defaulting Investors pro rata based on their respective backstopping commitments set forth in Schedule A hereto. The New Common Stock each Investor receives pursuant to clauses (i)(A) and/or (ii) above shall have the benefit of substantially the same anti-dilution protection as the New Notes. The Cash Backstop Fee and all other amounts payable hereunder will be paid in U.S. dollars.  Payment of the Cash Backstop Fee pursuant to clause (i)(B) above will be made by wire transfer of immediately available funds and payment of the Stock Backstop Fee and, if applicable, delivery of shares of New Common Stock in exchange for the Cash Backstop Fee pursuant to clause (i)(A) above, will be made by stock transfer of the appropriate shares of New Common Stock to the account specified by each Investor to the Issuer at least 24 hours in advance.  The Backstop Fee will be payable whether or not any Unsubscribed New Notes are purchased pursuant to the Backstop Commitment and will be nonrefundable when paid.

(c)                                  The Issuer will reimburse or pay, as the case may be, the reasonable expenses of the Investors, including the fees and expenses of Rothschild Inc., financial advisor to the Investors, and Milbank, Tweed, Hadley & McCloy LLP and local Wilmington, Delaware counsel, as legal advisors to the Investors and reasonable fees and expenses of any other professionals retained by the Investors in connection with the transaction contemplated hereby, including, but not limited to, reasonable fees and expenses incurred in connection with the escrow of the Cash Backstop Fee contemplated in Section 2(b) above (collectively, “Transaction Expenses”); provided that the Issuer shall not be responsible for the fees or expenses of more than one financial advisor or more than one counsel and one local counsel to the Investors.  Such reimbursement or payment shall be made by the Issuer within two (2) days of presentation of an invoice approved by the Investors, without Bankruptcy Court review or further Bankruptcy Court order (but subject to any conditions imposed by the Bankruptcy Court or the United States Trustee in the order authorizing the assumption of this Agreement or the DIP Order (as defined below)), whether or not the transactions contemplated hereby are consummated.  These obligations are in addition to, and do not limit, the Issuer’s obligations under Section 8.  The provision for the payment of the Transaction Expenses is an integral part of the transactions contemplated by this Agreement, and without this provision the Investors would not have entered into this Agreement and shall, subject to the approval of the assumption of this Agreement by the Bankruptcy Court, constitute an administrative expense of the Issuer under section 364(c)(1) of the Bankruptcy Code.

(d)                                 On the Effective Date, the individual Investors will purchase, and the Issuer will sell to the individual Investors, at a price equal to the Purchase Price therefor, such principal amount of Unsubscribed New Notes as is listed in the Purchase Notice, without prejudice to the rights of the Investors to seek later an upward or downward adjustment if the principal amount of Unsubscribed New Notes in such Purchase Notice is inaccurate.

(e)                                  Delivery of the Unsubscribed New Notes will be made by the Issuer to the respective accounts of the Investors (or to such other accounts as the Investors may designate) on the Effective Date against payment of the Purchase Price for such Unsubscribed New Notes by wire transfer of immediately available funds to the account specified by the Issuer to the Investors at least 24 hours in advance.

(f)                                    All Unsubscribed New Notes will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Issuer to the extent required under the Confirmation Order or applicable law.

(g)                                 The documents to be delivered on the Effective Date by or on behalf of the parties hereto will be delivered at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005 on the Effective Date.

(h)                                 Notwithstanding anything to the contrary in this Agreement, each Investor, in its sole discretion, may designate that some or all of the Unsubscribed New Notes be issued in the name of and delivered to, one or more of its Affiliates or any other third party.

(i)                                     No Investor shall have any liability for the Backstop Commitment of any other Investor.

3.                                       Representations and Warranties of the Issuer.  The Issuer represents and warrants to, and agree with, the Investors as follows. Each representation and warranty is made as of the date hereof and on the Effective Date:

(a)                                  Accuracy of Information. All information, other than financial projections (the “Projections”), that has been made available to the Investors by the Issuer or any of its representatives, was as of the date furnished, and to the Issuer’s knowledge, is as of the date of this Agreement, when taken together as a whole, complete and correct in all material respects and did not as of the date furnished, and to the Issuer’s knowledge, does not as of the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements were made. All information, other than Projections, that is made available in the future to the Investor by the Issuer or any of its representatives will be, as of the date such information is furnished to the Investors, when taken together as a whole, complete and correct in all material respects and will not, as of such date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  The Projections that have been or will be prepared and made available to the Investors by the Issuer or any of its representatives, including but not limited to those contained in the presentation titled “Private Lender Supplement,” dated July 2009 (the “July Projections”), have been or will be prepared in good faith based upon reasonable assumptions at the time made, and the Issuer did not have any knowledge when it prepared and delivered such Projections and does not have any knowledge as the date hereof of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect (and will not deliver any Projections in the future with such knowledge). As of the date of this Agreement, the July Projections are the most up-to-date projections being used as a base case by the management of the Issuer.

(b)                                 Incorporation and Qualification.  The Issuer and each of the direct and indirect subsidiaries of the Issuer has been duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted, subject, as applicable, to the restrictions that result from any such entity’s status as a debtor-in-possession under chapter 11 of the Bankruptcy Code.  The Issuer and each of its subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, property or financial condition of the Issuer and its subsidiaries taken as a whole, or on the ability of the Issuer, subject to the approvals and other authorizations set forth in Section 3(g), to consummate the transactions contemplated by this Agreement or the Plan (a “Material Adverse Effect”).

(c)                                  Corporate Power and Authority.

(i)                                     The Issuer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder,

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including the issuance of the Rights and the New Notes.  The Issuer has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and the New Notes, other than the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e) and the need to amend its certificate of incorporation effective as of the Effective Date.

(ii)                                  The distribution of the Rights and issuance of the New Notes on the Effective Date will have been duly and validly authorized.

(iii)                               Subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), on the Effective Date, the Debtors will have the requisite corporate power and authority to execute the Plan and to perform their obligations thereunder, and will have taken all necessary corporate actions required for the due authorization, execution, delivery and performance by the Debtors of the Plan.

(d)                                 Execution and Delivery; Enforceability.

(i)                                     This Agreement has been duly and validly executed and delivered by the Issuer, and constitutes the valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally from time to time in effect and subject to general equitable principles.

(ii)                                  On the Effective Date, the Indenture shall have been duly authorized by the Issuer and the guarantors named therein (the “Guarantors”) and, when executed and delivered by the Issuer, the guarantors named therein and the trustee party thereto, will be a valid and binding agreement of the Issuer and the Guarantors, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

(iii)                               On the Effective Date, the New Notes shall have been duly authorized by the Issuer and, when executed and delivered by the Issuer and duly authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Investor in accordance with the terms hereof, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar

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laws affecting creditors’ rights generally and general principles of equity, and will be entitled to the benefits of the Indenture; the maximum number of shares of New Common Stock (the “Shares”) issuable upon conversion of the New Notes shall have been duly authorized and validly reserved for issuance upon conversion of the New Notes, and, upon conversion of the New Notes in accordance with their terms and the terms of the Indenture, such Shares will be issued free of any right of pledge, usufruct or other encumbrance, and shall be sufficient in number to meet the current conversion requirements (assuming all conditions to such conversion have been satisfied); such Shares, when so issued upon such conversion in accordance with the terms of the New Notes and of the Indenture, will be duly and validly issued and fully paid and non-assessable; and the certificates for such Shares will be in due and proper form; and

(iv)                              The Plan will be duly and validly filed with the Bankruptcy Court by the Debtors and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to general equitable principles.

(e)                                  No Conflict.  Subject to the entry of the Confirmation Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the distribution of the Rights, the issuance, sale and delivery of New Notes upon exercise of the Rights and the consummation of the Rights Offering by the Issuer, the issuance, sale and delivery of the Unsubscribed New Notes and the execution and delivery (or, with respect to the Plan, the filing) by the Issuer of this Agreement and the Plan and compliance by the Issuer with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws of the Issuer and any other Debtor and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties, except in any such

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case described in subclause (i) or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                    Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties or by any third party pursuant to any contract or otherwise is required for the distribution of the Rights, the issuance, sale and delivery of New Notes upon exercise of the Rights to the Investors hereunder and the consummation of the Rights Offering by the Issuer and the execution and delivery by the Issuer of this Agreement or the Plan and performance of and compliance by the Issuer with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable; (ii) filings with respect to and the expiration or termination of the waiting period under the HSR Act, if applicable, (iii) such consents, approvals, authorizations, registrations or qualifications as may be reasonably required under state securities or “blue sky” laws in connection with the purchase of Unsubscribed New Notes by the Investors or (iv) such consents, approvals, authorizations, registrations or qualifications, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)                                 Financial Statements.  The audited consolidated financial statements of the Issuer as of and for the year ended December 31, 2008 and the unaudited consolidated financial statements of the Issuer as of and for the six months ended June 30, 2009 previously delivered to the Investors present fairly in all material respects, in each case together with the related notes, the financial position of the Issuer and its consolidated subsidiaries at the dates indicated and the statements of operations, stockholders’ equity and cash flows of the Issuer and its consolidated subsidiaries for the periods specified, except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not expected to be in the aggregate material.  Such financial statements have been prepared in conformance with generally accepted accounting principles in the United States, except as otherwise noted in such financial statements or related notes, applied on a consistent basis throughout the periods involved.  Each Investor acknowledges that the Issuer’s financial statements described above do not reflect the terms of the Plan or the effect of fresh-start accounting.

(h)                                 No Material Adverse Change.  Except as disclosed in the Issuer’s Securities and Exchange Commission (the “Commission”) filings as of the date of this Agreement (the “SEC Filings”), since June 30, 2009 there has not (i) been any material change in the capital stock or long-term debt of the Issuer or its subsidiaries; (ii) been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Issuer on any class of their capital stock; (iii) occurred (A) any event, fact or circumstance which has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect

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on the Issuer and its subsidiaries or (B) any loss of a significant portion of the business of any of Daimler Truck North America, LLC, PACCAR, Inc., International Truck and Engine Corporation or Volvo Truck Corporation (each, a “Material Adverse Change Event”); or (iv) been any changes with respect to the accounting policies or procedures of the Issuer or the Debtors, except as required by law or changes in GAAP.

(i)                                     No Violation or Default; Licenses and Permits.  Except as otherwise set forth in the SEC Filings, each of the Issuer and its subsidiaries (i) is in compliance with all laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties, and (ii) has not received written notice of any alleged material violation of any of the foregoing except, in the case of clauses (i) and (ii) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  Subject to the restrictions that result solely from the Issuer or any subsidiary’s status as a debtor-in-possession under chapter 11 of the Bankruptcy Code (including that in certain instances such subsidiary’s conduct of its business requires Bankruptcy Court approval), each of the Issuer and its subsidiaries holds all material licenses, franchises, permits, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect and is not in violation of its certificate of incorporation, bylaws or other organizational document.  Except as otherwise set forth in the SEC Filings, no event has occurred, with the notice or lapse of time or both, that would constitute a default, in the due performance or observation of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is subject.

(j)                                     Legal Proceedings.  Except as described in the SEC Filings, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Issuer, threatened against the Issuer or any of its subsidiaries which, individually or in the aggregate, if determined adversely to the Issuer or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(k)                                  Independent Accountants.  Deloitte & Touche LLP (the “Accountants”), who have certified the financial statements of the Issuer and its consolidated subsidiaries, are an independent registered public accounting firm with respect to the Issuer and its consolidated subsidiaries.

(l)                                     Title to Intellectual Property.  The Issuer and its subsidiaries own or possess adequate rights to use all material patents, patent applications,

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trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect; and, except as could not reasonably be expected to have a Material Adverse Effect, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Issuer and its subsidiaries have not received any written notice of any material claim of infringement or conflict with any such material rights of others.

(m)                               No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Issuer or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Issuer or any of its subsidiaries, on the other, that is required be disclosed in the SEC Filings and that are not so disclosed.

(n)                                 Investment Company Act.  The Issuer is not, and after giving effect to the offering and sale of the New Notes and the application of the proceeds thereof, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(o)                                 Compliance With Environmental Laws.  Except as disclosed in the SEC Filings, the Issuer and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and are not aware of any actions that are pending or threatened in writing that seek to repeal, modify, amend, revoke, limit, or otherwise appeal or challenge any such permits, licenses or other approvals; (iii) have not received written notice of any actual or potential liability for the investigation or remediation of any disposal, arrangement for disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and (iv) are not aware of any facts, events or circumstances that could give rise to any liability or investigatory, corrective or remedial obligations under Environmental Laws with respect to their past or present facilities or their respective businesses, except, in the case of each of the clauses (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, have a Material Adverse Effect.

(p)                                 Compliance With ERISA. Each “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations

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thereunder (“ERISA”), as to which the Issuer or, to the Issuer’s knowledge, any of its subsidiaries has or could have any liability, is in compliance in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended, including the regulations thereunder (the “Code”), each such “employee benefit plan” has been established and administered in accordance with its terms and each of the Issuer and its subsidiaries is in compliance in all material respects with its obligations under ERISA and the Code with respect to each such “employee benefit plan”. Each “employee benefit plan” for which the Issuer or its subsidiaries could have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except as would not, individually or in the aggregate result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred with respect to any “employee benefit plan” for which the Issuer, or any entity that is required to be aggregated with the Issuer pursuant to Section 414 of the Code (an “ERISA Affiliate”), could have any liability; (ii) each of the Issuer and any ERISA Affiliate has not incurred and does not expect to incur liability under Title IV of ERISA other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (iii) neither the Issuer or any of its subsidiaries has incurred nor do any such entities expect to incur liability under Section 4971 or 4975 of the Code; and (iv) no “employee benefit plan” for which the Issuer or any ERISA Affiliate could have any liability has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, or filed pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any such “employee benefit plan”.

(q)                                 Accounting Controls.  The Issuer and its subsidiaries maintain systems of internal accounting controls designed in accordance with applicable law to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(r)                                    Insurance.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Issuer and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Issuer and its subsidiaries; and as of the date hereof, neither the Issuer nor any of its subsidiaries has (i) received written notice from

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any insurer or agent of such insurer that capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(s)                                  No Unlawful Payments.  Neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(t)                                    No Restrictions on Certain Dividends and Other Payments.  The Issuer’s direct and indirect subsidiaries are not currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party, other than under the Issuer’s Fourth Amended and Restated Credit Agreement dated as of January 31, 2005 (as amended by the First Amendment dated as of November 28, 2007, the Second Amendment dated as of January 28, 2009 and the Third Amendment dated as of August 14, 2009 and as may be further amended from time to time, the “Credit Agreement”), from paying any dividends to its parent, from making any other distribution on such subsidiary’s capital stock, from repaying to the Issuer or any other subsidiary of the Issuer any loans or advances to such subsidiary from the Issuer or from any other subsidiary of the Issuer or from transferring any of such subsidiary’s properties or assets to the Issuer or any other subsidiary of the Issuer.

(u)                                 No Broker’s Fees.  None of the Issuer or any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Investors for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Rights or the New Notes.

(v)                                 Labor Relations. Except as set forth in the SEC Filings:

(i)                                     neither the Issuer nor any of its subsidiaries is a party to, or bound by, any material collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by the Issuer or its subsidiaries);

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(ii)                                  neither the Issuer nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii)                               there are no current or, to the knowledge of the Issuer, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Issuer or any subsidiary and no such activities have occurred during the past 24 months that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)                              no grievance, arbitration, litigation or complaint or, to the knowledge of the Issuer, investigations relating to labor or employment matters is pending or, to the knowledge of the Issuer, threatened against the Issuer or any of its subsidiaries which, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)                                 the Issuer and each of its subsidiaries has complied and is in compliance in all respects with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment and is not engaged in any material unfair labor practice as determined by the National Labor Relations Board (or any foreign equivalent) except where the failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi)                              the Issuer has complied in all respects with its payment obligations to all employees of the Issuer and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Issuer policy, practice, agreement, plan, program or any statute or other law, except to the extent that any noncompliance, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

(vii)                           the Issuer has complied and is in compliance in all respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local law) to the extent applicable, and all material other employee notification and bargaining obligations arising under any collective

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bargaining agreement or statute, except to the extent that any noncompliance, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(w)                               Title to Real and Personal Property. The Issuer and its subsidiaries have good and marketable title to all real property owned by the Issuer and its subsidiaries and good title to all other tangible and intangible properties (other than Intellectual Property covered by Section 3(m) owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are described in the SEC Filings or (ii) individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All of the leases and subleases to which the Issuer or its subsidiaries are a party are in full force and effect and enforceable by the Issuer or such subsidiary in accordance with their terms, and neither the Issuer nor any subsidiary has received any written notice of any claim that has been asserted by anyone adverse to the rights of the Issuer or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Issuer or such subsidiary to the continued possession of the leased or subleased property by under any such lease or sublease, except where any such claim or failure to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x)                                   Tax Matters. Except where any such failure has not had or would not be expected to have a Material Adverse Effect: (i) the Issuer (and each subsidiary) has filed all material Tax Returns required to be filed by applicable law prior to the date hereof; such Tax Returns were true, complete and correct; and the Issuer (and each subsidiary) (A) has paid all Taxes that are due and payable and (B) has recorded reserves for any Taxes in accordance with GAAP;  (ii) there are no Tax liens upon the assets of the Issuer (or any subsidiary) except liens for Taxes not yet due or payable; (iii) neither the Issuer nor any subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions of any statutory periods have been executed on their behalf); (iv) no audits or other administrative proceedings or court proceedings are presently pending or to the knowledge of Issuer threatened with regard to any Taxes or Tax Returns of the Issuer (or any subsidiary); (v) the Issuer (and each subsidiary) has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (vi) the Issuer is not a United States real property holding corporation within the meaning of Code section 897(c)(2); (vii) neither the Issuer nor any subsidiary has any liability for Taxes of any person other than the Issuer and its subsidiaries under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law); and (viii) neither the Issuer nor any subsidiary is a party to or bound by any tax

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allocation or tax sharing agreement. Neither the Issuer nor any subsidiary is or has been party to any “listed transaction” as defined in Code §6707A(c)(2) and Treas. Reg. §1.6011-4(b)(2).  As used in this Section 3(x), “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.                                       Representations and Warranties of the Investors.  Each of the Investors, severally and not jointly, represents and warrants to, and agrees, with respect to itself only, with, the Issuer as set forth below.  Each representation, warranty and agreement is made as of the date hereof and as of the Effective Date:

(a)                                  Organization.  Such Investor has been duly incorporated or formed, as the case may be, and is validly existing as a corporation or a limited partnership, as the case may be, in good standing under the laws of its jurisdiction of organization.

(b)                                 Corporate Power and Authority.  Such Investor has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)                                  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by such Investor and constitutes its valid and binding obligation, enforceable against such Investor in accordance with its terms, subject to general equitable principles.

(d)                                 No Conflicts.  The execution, delivery, and performance by such Investor of this Agreement do not and shall not (i) violate any provision of its certificate of incorporation or by-laws (or other organizational documents) or any law, rule, or regulation applicable to it or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

(e)                                  Proceedings.   No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect such Investor’s ability to enter into this Agreement or perform its obligations hereunder.

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(f)                                    Consents and Approvals.  No consent, approval, order, authorization, registration or qualification of or with any court or governmental agency or body having jurisdiction over such Investor or such Investor’s affiliates, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, order or authorization required under the Bankruptcy Code.

(g)                                 Sufficiency of Funds.  Such Investor has, or is the investment advisor or investment manager for entities that have, and on the Effective Date will have or is the investment advisor or investment manager for entities that will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its portion of the Unsubscribed New Notes and the availability of such funds is not subject to the consent, approval or authorization of any third party.

(h)                                 Sophistication and Investment Intent.  Such Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the New Notes, and has so evaluated the merits and risks of such investment.  Such Investor is, as of the date hereof and will be as of the Effective Date, an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Such Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Unsubscribed New Notes for an indefinite period of time or the complete loss of such investment).  Such Investor is acquiring the New Notes in good faith solely for its own account or accounts managed by it, for investment and not with a view toward distribution within the meaning of the Securities Act.  Such Investor acknowledges that the Issuer will rely upon the truth and accuracy of the foregoing as well as the other representations, warranties and other agreements of such Investor in connection with the transactions described in this Agreement.

(i)                                     Information.  Such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Issuer and to obtain additional information.  Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Issuer or to relieve the Issuer from any obligations to such Investor for breach thereof or the making of misleading statements or the omission of material facts in violation of applicable law in connection with the transactions contemplated herein.

5.                                      Additional Covenants of the Issuer.  The Issuer agrees with the Investors:

(a)                                  First Day Motions, Disclosure Statement and Plan.  The Issuer will file each of the first day motions in connection with the Chapter 11 Case as set forth on Schedule I of the Noteholders Restructuring Support Agreement on the date the Debtors file petitions commencing the Chapter 11 Case (the “Chapter 11

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Commencement Date”). In accordance with the Term Sheets, the DIP Order (as defined below) and the post-petition debtor-in-possession financing (“DIP Financing”) agreement (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “DIP Agreement”, and together with the Term Sheets and the DIP Order, the “Restructuring Support Documents”) attached to the Interim DIP Order (as defined below) in Exhibit B hereto, the Issuer will prepare and file with the Bankruptcy Court a Disclosure Statement and Plan reflecting the terms and conditions set forth in the Restructuring Support Documents and in form and substance reasonably acceptable to the Required Investors and use commercially reasonable efforts to seek Bankruptcy Court approval thereof under sections 1125 and 1129 of the Bankruptcy Code as set forth in the Restructuring Support Documents.  Prior to filing or disseminating any revision, supplement, modification or amendment to the Plan, the Disclosure Statement or any version of the Plan or the Disclosure Statement, the Issuer will provide counsel to the Investors a copy of such filing, revision, modification, supplement or amendment and a reasonable opportunity to review and comment on such documents prior to being filed or disseminated; provided that such review and comment shall not constitute a presumption or other determination that the documents constitute (and comply with the definition of) either a Plan or a Disclosure Statement, as applicable.  In addition, the Issuer will provide counsel to the Investors a copy of a draft of the Confirmation Order and a reasonable opportunity to review such draft prior to such order being filed with the Bankruptcy Court.  The Debtors shall not make any revision, supplement, modification or amendment to the Plan or the Disclosure Statement that would change, in a manner that is adverse to the Investors, any of the terms set forth on the Term Sheets attached as Exhibit A hereto without the prior written consent of (i) 50% of the Investors (by purchase obligation) (the “Required Investors”), and (ii) with respect to any change that adversely affects a New Notes Investor in a manner different from the other New Notes Investors,  the consent of each such New Notes Investor, and if such consent is not obtained, such non-consenting New Notes Investor shall have no further obligations whatsoever under this Agreement.

(b)                                 Rights Offering.  To effectuate the Rights Offering as provided herein and to use commercially reasonable efforts to seek entry of an order of the Bankruptcy Court, prior to the commencement of the Rights Offering, authorizing the Issuer and the other Debtors to conduct the Rights Offering pursuant to the securities exemption provisions set forth in section 1145(a) of the Bankruptcy Code.

(c)                                  Notification.  To notify, or to cause the Subscription Agent to notify, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by an Investor, each Investor of the aggregate principal amount of Rights known by the Issuer or the Subscription Agent to have been exercised pursuant to the Rights Offering as

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of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(d)                                 Unsubscribed New Notes.  To determine, or instruct the Subscription Agent to determine, the principal amount of Unsubscribed New Notes, if any, in good faith, and to provide, or instruct the Subscription Agent to provide a Purchase Notice or a Satisfaction Notice that reflects the principal amount of Unsubscribed New Notes as so determined and to provide to the Investors, such written backup to the determination of the Unsubscribed New Notes as an Investor may reasonably request.

(e)                                  Use of Proceeds.  The Issuer will apply the net proceeds from the sale of the New Notes as provided in the Term Sheets.

(f)                                    No Stabilization. The Issuer will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the New Notes.

(g)                                 Registration Rights Agreement.  The Issuer will file with the Bankruptcy Court as soon as practicable a form of a registration rights agreement (the “Registration Rights Agreement”) in form and substance reasonably acceptable to the Issuer and the Required Investors.  The Issuer and the Investors shall use commercially reasonable efforts to negotiate and execute, and seek Bankruptcy Court approval of, the Registration Rights Agreement as promptly as practicable.

(h)                                 Conduct of Business.  During the period from the date of this Agreement to the Effective Date , the Issuer and its subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the SEC Filings and any limitations on such actions under the Bankruptcy Code) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Issuer or its subsidiaries.  Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement, prior to the Effective Date, the Issuer shall not, and shall cause its subsidiaries not to, take any of the following actions without the prior written consent of the Required Investors, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than upstream dividends by a direct or indirect wholly-owned subsidiary of the Issuer to the Issuer or another direct or indirect subsidiary of the Issuer), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in

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substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Issuer or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)                                  except for intercompany transactions and any financing activities which are consistent with the Issuer’s existing financing, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

(iii)                               acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except in the ordinary course of business;

(iv)                              sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business, (B) to the extent required in connection with the DIP Financing and (C) other transactions involving not in excess of $5 million in any 12 month period;

(v)                                 other than ordinary course trade payables and in connection with raw materials or foreign exchange hedging transactions or the DIP Financing, incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Issuer, guarantee any debt securities of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than a subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $5 million in any 12 month period;

(vi)                              except for the previously negotiated collective bargaining agreement covering Accuride Canada, Inc., enter into any new, or amend or supplement any existing, collective bargaining agreement; or

(vii)                           authorize any of, or commit or agree to take any of, the foregoing actions.

(i)                                     Access to Information. Subject to applicable law and existing confidentiality agreements between the parties (provided that, unless otherwise agreed upon between the Issuer and any particular Investor,  prior to receipt of any such information by such Investor, such Investor shall enter into an

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amendment to its confidentiality agreement to remove any requirement for the Issuer to disclose material non-public information under Section 4 thereof and such amendment shall be effective until the earlier of the Effective Date or the date on which this Agreement is terminated in accordance with the terms herein), upon reasonable notice, the Issuer shall (and shall cause its subsidiaries to) afford the Investors and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access, throughout the period prior to the Effective Date, to its employees, properties, books, contracts and records and, during such period, the Issuer shall (and shall cause its subsidiaries to) furnish promptly to the Investors all information concerning its business, properties and personnel as may reasonably be requested by any Investor; provided, that the foregoing shall not require the Issuer (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Issuer would cause the Issuer to violate any of its obligations with respect to confidentiality to a third party if the Issuer shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Issuer or any of its subsidiaries or (iii) to violate any laws; provided, further, that the Issuer shall deliver to the Investors a schedule setting in forth in reasonable detail a description of any information not provided to the Investors pursuant to subclauses (i) through (iii) above.

(j)                                     Financial Information. For each month, beginning October 31, 2009 until the Expiration Time, the Issuer shall provide to each Investor an unaudited consolidated balance sheet and related unaudited consolidated statements of operations and consolidated statements of cash flows for the month then ended within 30 days of the end of such month (the “Monthly Financial Statements”). The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with the Issuer’s normal financial reporting practices.

(k)                                  Amendments to Organizational Documents.  The Issuer will amend its certificate of incorporation, bylaws and any other required organizational documents to provide for the governance rights granted to holders of the New Notes as set forth in the Term Sheets.

6.                                       Additional Covenants of the Investors.  Each of the Investors, severally and not jointly, agrees with the Issuer, with respect to itself only:

(a)                                  No Inconsistent Action.  To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Disclosure Statement or the Confirmation Order of the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Issuer’s efforts to obtain the entry of court orders consistent with this Agreement other than to enforce such Investor’s rights and remedies at law or equity, or to enforce the terms of the Restructuring Support Documents or this Agreement.

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(b)                                 Transfer Restrictions. Such Investor acknowledges that Unsubscribed New Notes to be purchased by it pursuant to the terms of this Agreement have not been registered under the Securities Act and that the Company shall not be required to effect any registration of the Unsubscribed New Notes under the Securities Act or any state securities law except as contemplated in the Registration Rights Agreement.  Such Investor acknowledges that Unsubscribed New Notes will only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws.

7.                                       Conditions.

(a)                                  Conditions to the Obligations of Each Party.  The respective obligations of the Investors and the Issuer to effect the purchase of the Unsubscribed New Notes pursuant to this Agreement on the Effective Date are subject to the following conditions:

(i)                                     Confirmation Order.  An order of the Bankruptcy Court confirming a Plan consistent with the Restructuring Support Documents (the “Confirmation Order”) shall have been entered and such order shall be final and non-appealable, shall not have been appealed within ten (10) days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

(ii)                                  Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(iii)                               Documentation. The Issuer and the Investors shall have received all the documentation required to consummate the transaction contemplated hereby, including but not limited to the Indenture and, in the case of the Investors, an officers’ certificate of the Issuer certifying as to the effect of Section 7(b)(i) hereof and other documents and certificates as the Issuer and the Investors may reasonably require, each duly executed and in form and substance reasonably satisfactory to the Issuer and the Required Investors.

(iv)                              Rights Offering.  The Expiration Time shall have occurred.

(v)                                 No Restraint.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated by this Agreement.

(vi)                              HSR Act; Regulatory Approvals.  If the purchase of Unsubscribed New Notes by any Investor pursuant to this Agreement is subject to the terms of the HSR Act or the laws of any relevant foreign jurisdiction, the applicable

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waiting period shall have expired or been terminated thereunder with respect to such purchase.

(vii)                           No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued in each by any federal, state or foreign governmental or regulatory authority that, as of the Effective Date, prohibits the issuance or sale of the Rights or the New Notes or the Purchased New Notes or the sale of the Unsubscribed New Notes pursuant to this Agreement; and no injunction or order of any federal, state or foreign court shall have been issued that, as of the Effective Date, prohibits the issuance or sale of the Rights or the New Notes or the Purchased New Notes or the resale of the Unsubscribed New Notes pursuant to the Agreement.

(viii)                        Consents. All other material governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(b)                                 Conditions to the Obligations of the Investors.  The obligation of the Investors to purchase the Unsubscribed New Notes pursuant to this Agreement on the Effective Date are subject to the following conditions:

(i)                                     Representations and Warranties and Covenants.  The representations and warranties of the Issuer set forth in this Agreement (other than such representations and warranties set forth in Section 3(h)(iii)) (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct on the date hereof and on the Effective Date as if made on such date, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Issuer shall have complied in all material respects with all of its material obligations hereunder.

(ii)                                  No Material Adverse Change.  Since the date of this Agreement, no Material Adverse Change Event shall have occurred and be continuing.

(iii)                               Liquidity. As of the Effective Date, the Issuer and its consolidated subsidiaries shall have minimum cash and cash equivalents of $50 million (excluding any cash used to collateralize any letter of credit), adjusted to give effect to the restructuring contemplated under the Plan and the consummation of the Rights Offering, the purchase of the Unsubscribed New Notes by the Investors and the other transactions contemplated by this Agreement.

(iv)                              Purchase Notice.  The Investors shall have received a Purchase Notice in accordance with Section 1(e), dated as of the Determination Date, stating the principal amount of Unsubscribed New Notes to be purchased pursuant to the Backstop Commitment.

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(v)                                 Fees, Etc.  All fees and other amounts required to be paid or reimbursed to the Investors as of the Effective Date, including, without limitation, the Backstop Fee, shall have been paid or reimbursed in full.

(vi)                              Registration Rights Agreement. The Issuer shall have entered into the Registration Rights Agreement with the Investors in accordance with Section 5(g), in form and substance reasonably satisfactory to the Required Investors.

(vii)                           Terms of New Notes.  The New Notes shall have the terms set forth in Exhibit A hereto.

(c)                                  Conditions to the Obligations of the Issuer.  The obligation of the Issuer to effect the purchase the Unsubscribed New Notes pursuant to this Agreement on the Effective Date are subject to the following conditions:

(i)                                     Representations and Warranties and Covenants.  The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all material respects on the date hereof and on the Effective Date as if made on such date. The Investors shall have complied in all material respects with all of their respective material obligations hereunder.

8.                                       Indemnification.

(a)                                  Whether or not the Rights Offering is consummated or this Agreement is terminated, the Issuer (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investors, their respective affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any third party claim, challenge, litigation, investigation or proceeding with respect to this Agreement, the Rights Offering, the Backstop Commitment, or the transactions contemplated hereby or thereby, including without limitation, payment of the Backstop Fee, distribution of Rights, purchase and sale of New Notes in the Rights Offering and purchase and sale of Unsubscribed New Notes pursuant to this Agreement, or any breach by the Issuer of this Agreement and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from any breach of this Agreement by such Indemnified Person or bad faith, gross negligence or willful misconduct on the part of such Indemnified Person.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in

24

such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.  It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Issuer pursuant to the sale of New Notes contemplated by this Agreement bears to (ii) the aggregate fee paid or proposed to be paid to the Investors in connection with such sale.

(b)                                 Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to this Agreement, the Rights Offering, the Backstop Commitment, or any of the transactions contemplated hereby or thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure.  In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person.  Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

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(c)                                  The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld).  If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8.  The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

9.                                       Acknowledgements and Agreements of the Debtors.  Notwithstanding anything herein to the contrary, the Debtors acknowledge and agree that (a) the transactions contemplated hereby are arm’s-length commercial transactions between the Issuer and the Debtors, on the one hand, and the Investors, on the other, (b) in connection therewith and with the processes leading to such transactions, each Investor is acting solely as a principal and not the agent or fiduciary of the Issuer or the Debtors or their estates, (c) the Investors have not assumed advisory or fiduciary responsibilities in favor of the Issuer or the Debtors or their estates with respect to such transactions or the processes leading thereto and (d) the Issuer and the Debtors have consulted their own legal and financial advisors to the extent they deemed appropriate.

10.                                 Defaulting Investor.

(a)                                  If any Investor defaults on its obligation to purchase the Unsubscribed New Notes that it has agreed to purchase hereunder, the non-defaulting Investors may in their discretion arrange for the purchase of such Unsubscribed New Notes by other persons satisfactory to the Issuer (including such non-defaulting Investors on a pro rata basis) on the terms contained in this Agreement. As used in this Agreement, the term “Investor” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule A hereto that, pursuant to this Section 10, purchases the Unsubscribed New Notes that a defaulting Investor agreed but failed to purchase.

(b)                                 If, after giving effect to any arrangements for the purchase of the Unsubscribed New Notes of a defaulting Investor or Investors by the non-defaulting Investors and the Issuer as provided in paragraph (a) above, the Issuer shall not have initiated litigation against the defaulting Investor or Investors seeking specific performance of their obligations under this Agreement and the aggregate principal amount of Unsubscribed New Notes that remain unpurchased

26

on the Effective Date exceeds $15.0 million, then this Agreement shall terminate without liability on the part of the non-defaulting Investors.  Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Issuer, except that the Issuer will continue to be liable for the payment of expenses as set forth in Section 3(c) hereof and except that the provisions of Section 8 hereof shall not terminate and shall remain in effect.

(c)                                  Nothing contained herein shall relieve a defaulting Investor of any liability it may have to the Issuer or any non-defaulting Investor for damages caused by its default.

11.                                 Survival of Representations and Warranties.  The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement for the length of the applicable statute of limitations with respect thereto.

12.                                 Termination.

(a)                                  This Agreement shall automatically terminate:

(i)                                     if the assumption of this Agreement by the Debtors has not been approved by the Bankruptcy Court by final order within thirty-five (35) days after the date on which the Debtors file petitions commencing the Chapter 11 Case;

(ii)                                  if the purchase and sale contemplated by Section 2(a) have not occurred by April 15, 2010;

(iii)                               if the Noteholders Restructuring Support Agreement has been terminated by any of the parties thereto for whatever reasons; or

(iv)                              if the Lenders Restructuring Support Agreement has been terminated by any of the parties thereto for whatever reasons.

(b)                                 The Required Investors may, acting collectively, terminate this Agreement:

(i)                                     if the Issuer or any of the other Debtors has failed to meet any of the deadlines set forth in Section 6 of the Noteholders Restructuring Support Agreement as in effect at the time;

(ii)                                  if the Debtors shall not have provided evidence satisfactory to the Required Noteholders that lenders representing at least 67% of the aggregate principal amount of the First Out Loan Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement have executed the Lender Restructuring Support Agreement within seven (7) Business Days after the entry of a order by the Bankruptcy Court approving the Disclosure Statement;

(iii)                               upon the failure of any of the conditions set forth in Section 7 hereof to be satisfied, which failure cannot be cured by April 15, 2010;

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(iv)                              if the Issuer makes a public announcement that it intends to support or supports, or enters into an agreement to support, or files any pleading or document with the Bankruptcy Court indicating its intention to support, or support, any Competing Transaction; or the Issuer enters into a Competing Transaction;

(v)                                 if the Issuer has materially breached its obligations under this Agreement, the Noteholders Restructuring Support Agreement or the Lenders Restructuring Support Agreement and such breach is not cured (to the extent curable) within five (5) Business Days after first being aware of such breach or the giving of written notice by any Investor to the Issuer of such breach (whichever is earlier);

(vi)                              if the Plan does not conform in all economic and other material respects to the Term Sheets with respect to the treatment of the Old Notes;

(vii)                           if the Plan does not conform in all economic and other material respects to the Term Sheets with respect to the treatment of the Investors;

(viii)                        if the terms of the Plan and the exhibits and any supplements thereto not otherwise set forth in the Restructuring Support Documents, including any amendment or modification of any of the foregoing, shall not be in form or substance reasonably acceptable to the Required Investors;

(ix)                                if an order dismissing or converting the chapter 11 case of any of the Debtors to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court;

(x)                                   if the Debtors’ exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(xi)                                any court of competent jurisdiction or other competent governmental or regulatory authority issues a ruling, determination, or order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring substantially on the terms set forth in the Term Sheets and in this Agreement, including an order of the Bankruptcy Court denying confirmation of the Plan, which ruling, determination or order (i) has been in effect for 30 days and (ii) is not stayed;

(xii)                             upon the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Debtors, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code;

(xiii)                          if the Bankruptcy Court shall enter an order approving a payment to any party (whether in cash or other property or whether as adequate protection,

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settlement of a dispute, or otherwise) that would be inconsistent with the treatment of such party under the Restructuring Support Documents;

(xiv)        upon the entry of an order dismissing one or more of the Debtors’ chapter 11 cases;

(xv)         if (A) the Issuer shall not have obtained an interim order (the “Interim DIP Order”) substantially and in all material respects in the form attached as Exhibit B hereto approving the DIP Financing on the terms and conditions set forth in the DIP Agreement within five (5) days after the Chapter 11 Commencement Date; (B) the Issuer has not obtained a final order approving the DIP Financing (such final order, together with the Interim DIP Order, the “DIP Order”) on the terms and conditions set forth in the DIP Agreement within forty-five (45) days after the Chapter 11 Commencement Date; or (C) there shall have occurred a “Termination Date” under the DIP Order or the DIP Agreement and the enforcement by the DIP lenders of any of their rights and remedies thereunder;

(xvi)        any order required to be entered by the Bankruptcy Court under this Section 12 and Section 6 of the Noteholders Restructuring Support Agreement on a final basis shall not become a final order within a reasonable period of time;

(xvii)       the Debtors shall have made a material change to the DIP Budget (as defined in the Noteholders Restructuring Support Agreement) without the prior written consent of the Required Investors; or

(xviii)      the Plan does not receive the requisite number of votes in favor of such Plan in number and amount in the class of claims in which the Eligible Holders’ claims are placed.

(c)           If (i) this Agreement is terminated pursuant to Section 12(b)(iii) or 12(d) and at the time of such termination the Investors are in compliance in all material respects with this Agreement, or (ii) this Agreement is terminated pursuant to Section 12 (a)(ii) or Section 12(b) and within 12 months after such termination of this Agreement, the Issuer or any of its subsidiaries (A) enters into an agreement or files any pleading or document with the Bankruptcy Court evidencing its intention to support, or otherwise supports, any Competing Transaction (as defined below), or (B) enters into a Competing Transaction, in each case, if such Competing Transaction relates to the Issuer’s sale of substantially all of its assets under Section 363 of the Bankruptcy Code or other sale of the Issuer through an auction process, then upon the closing of such Competing Transaction, the Issuer shall pay the Investors an aggregate fee of $10 million (the “Termination Fee”), and the Issuer shall also pay to the Investors any Transaction Expenses certified by the Investors to be due and payable hereunder that have not been paid theretofore and such Termination Fee and Transaction Expenses shall, subject to approval of the Bankruptcy Court, constitute

29

administrative expenses of the Issuer.  The provision for the payment of the Termination Fee and Transaction Expenses is an integral part of the transactions contemplated by this Agreement, and without this provision the Investors would not have entered into this Agreement.  The Issuer agrees to use its best efforts to obtain approval from the Bankruptcy Court of the Termination Fee.  If the Bankruptcy Court fails or refuses to enter an order approving the terms of this Section 12(c), including but not limited to, the Termination Fee, such failure or refusal shall not affect the Investors’ commitment hereunder or the other provisions of this Agreement.  If the Bankruptcy Court approves the Termination Fee, the Termination Fee shall be the sole and exclusive remedy of the Investors for any breach of this Agreement in circumstances in which the Termination Fee is required to be paid other than any breach of the provisions of Section 13 hereof. Payment of all amounts due under this Section 12(c), shall be made by wire transfer of immediately available funds to the account specified by the Investors at least 24 hours in advance to the Issuer.  If payment of the Termination Fee and Transaction Expenses due under this Section 12(c) are not paid, and the Investors are forced to commence any action or proceeding to collect same which results in a final judgment against the Issuer no longer subject to appeal, the Issuer shall pay to the Investors all costs and expenses, including attorneys’ fees, in connection with collecting or enforcing their rights and remedies hereunder.

(d)           The Issuer may terminate this Agreement in order to enter into a Superior Transaction (as defined below) or an agreement to support a Superior Transaction.

(e)           Upon termination under this Section 12, the covenants and agreements made by the parties herein under Sections 9, 11, 12(c) and 13 through 20 will survive indefinitely in accordance with their terms.

13.           Competing Transactions.  From the date of this Agreement to the Effective Date or earlier termination of this Agreement, the Issuer shall not make a public announcement that it intends to support or supports, enter into an agreement to support, or file any pleading or document with the Bankruptcy Court evidencing its intention to support, or otherwise knowingly support, any transaction inconsistent with this Agreement or the Plan, shall not file any plan that is not the Plan and shall not agree to, consent to, knowingly provide any support to, solicit, participate in the formulation of, or vote for any transaction or plan of reorganization other than the Plan (a “Competing Transaction”).   Notwithstanding anything to the contrary herein, or in the Plan or any other agreement among the Issuer and the Investors, at any time prior to the date on which the Plan is confirmed by the Bankruptcy Court, if the Issuer has received a bona fide written proposal for a Competing Transaction that the special committee of the board of directors of the Issuer or, if the special committee is no longer in existence, the board of directors of the Issuer determines in good faith is or could reasonably be expected to lead to a Superior Transaction and that the failure of the Board to pursue such Competing Transaction could reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties under applicable law, then the Issuer may (a) furnish non-public information to, and engage in discussions and negotiations with, the person making such

30

proposal and its representatives with respect to the Competing Transaction, and (b) terminate this Agreement pursuant to Section 12(d) in order to enter into a Superior Transaction or an agreement to support a Superior Transaction.  For purposes of this Agreement, a “Superior Transaction” shall be a Competing Transaction that the special committee of the board of directors of the Issuer or, if the special committee is no longer in existence, the board of directors of the Issuer determines in good faith (x) would be in the best interests of the Issuer and its creditor constituencies and equity holders as a whole, including, but not limited to the Investors, and (y) would reasonably be expected to provide a superior recovery (but, with respect to any creditor constituent, not in excess of its claim) to each class of creditor constituencies and equity holders.  At all times prior to, on, or after the date of the commencement of the Chapter 11 Case, the Issuer shall be obligated to promptly deliver to the advisors for the Investors all written communications delivered to or received by the Issuer or its advisors making or materially modifying any proposals with respect to any Competing Transaction, including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, proposed agreements or otherwise, and shall periodically update (not less than once every week) the advisors for the Investors concerning such matters.

14.           Notices.  All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)           If to Investors or any of the Investors, at their respective addresses set forth on the signature pages hereto, with copies to:

Rothschild Inc.
1251 Avenue of the Americas, 51st Floor
New York, NY 10020
Facsimile: (212) 403-5454
Attn: Steven Ledoux

and

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017
Facsimile: (213) 892-4277
Attn: Paul S. Aronzon, Esq.

(b) If to the Issuer, to:

Accuride Corporation
77140 Office Circle
Evansville, IN 47715
Attention: Steve Martin, Esq.
Facsimile: (812) 962-5470

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with a copy to:

Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, IL 60606
Attn:	David S. Heller, Esq.
Bradley Faris, Esq.
Facsimile: (312) 993-9767

15.           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or any Investor’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by an Investor to (i) any entity or person over which such Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights or (ii) any person or entity reasonably acceptable to the Issuer to which such Investor transfers the Old Notes held by it; provided, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Investor.  Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Investor of its obligations hereunder if such assignee fails to perform such obligations.  Except as provided in Section 8 with respect to the Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  Notwithstanding the foregoing or any other provisions herein to the contrary, an Investor may not assign any of its rights or obligations under this Agreement, to the extent such assignment would affect the securities laws exemptions applicable to this transaction.

16.           Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

17.           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York.  By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection

32

with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a federal court of competent jurisdiction in the Southern District of New York.  By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding.  Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Debtors’ chapter 11 cases, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

18.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

19.           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

20.           Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21.           Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

[Signature Page Follows]

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If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between you, and (subject to the approval of the Bankruptcy Court) and the Issuer.

Very truly yours,

ACCURIDE CORPORATION

By:
Name:
Title:

Accepted as of the date hereof:

By:
Name:
Title:

Facsimile:

Attn:

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EXHIBIT A

TERM SHEETS

ACCURIDE CORPORATION

NON-BINDING TERM SHEET FOR PROPOSED RESTRUCTURING

Reference is made to those certain 8.5% Senior Subordinated Notes due 2015 (collectively, the “Old Notes”) issued by Accuride Corporation, a Delaware corporation (“Accuride”, and together with all of its direct and indirect subsidiaries, the “Company”).

For discussion purposes only, the following outline of the principal terms and conditions of a restructuring is being submitted for consideration.  The ad hoc committee (the “Committee”) of certain entities(1) that hold or manage the Old Notes contemplates implementing these transactions through a pre-arranged Chapter 11 case to be filed shortly after agreement on this Term Sheet is reached.  This Term Sheet and all related communications shall be deemed to be settlement negotiations and subject to Federal Rule of Evidence 408.

This Term Sheet replaces and supersedes all prior agreements and understandings, both written and oral, between the Committee and the Company and their respective advisors with respect to the subject matter hereof.

(1) The ad hoc committee consists of Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Canyon Capital Advisors LLC, Principal Global Investors LLC, Sankaty Advisors, LLC and Tinicum Incorporated.

Treatment of Current Stakeholders

1.

Term Facility (the “Term Facility”) and Revolving Credit Facility (the sum of the Canadian Revolving Facility and the US Revolving Facility, together the “Revolving Credit Facility”) under the Credit Agreement (as amended, the “Credit Agreement”), with Citicorp USA, Inc. as administrative agent (“Agent”)

(Approximately $56.07 million and $224.60 million outstanding under the Revolving Credit Facility and the Term Facility, respectively as of September 25, 2009)

The Credit Agreement shall be amended with terms and conditions, including covenants and maturities, consistent with the terms set forth in the “Senior Prepetition Debt Restructuring Term Sheet” (in the form approved by the Committee as of the date hereof).

2.	Last-Out Facility (the “Sun Facility”) under the Credit Agreement (Approximately $70 million outstanding as of September 25, 2009)	The Sun Facility will be repaid or redeemed from the proceeds of new financing (see “Implementation — New Capital” below) on terms acceptable to the Company and the Old Noteholders.

3.

Claims of the Holders (the “Old Noteholders”) of the 8.5% Senior Subordinated Notes due 2015 (the “Old Notes”) including all related guarantee claims against the Company

($275 million in principal outstanding, together with accrued interest of $15.3 million as of September 25,

The Old Noteholders shall receive their pro rata share of shares of common stock issued by restructured or reorganized Accuride (the “New Common Stock”), sufficient to result in the Old Noteholders receiving 98.0% of the aggregate issued and outstanding New Common Stock on a fully diluted basis, except as provided below (the “Noteholder Equity”). The Noteholder Equity shall be subject to dilution by shares issued upon (a) the exercise of the New Warrants (as defined below), (b) the exercise of any options to purchase New Common Stock provided under a management incentive plan acceptable to the new Board

2009)

of Directors (the “Old Equity Retention”), and (c) the conversion of (A) the senior convertible notes (the “New Notes”) described in the “Implementation — New Capital” section below and (B) the notes representing the paid-in-kind interest on the New Notes (the “PIK Notes”).

4.	Other Secured and Unsecured Claims	Unimpaired.

5.	Common Equity in Accuride (the “Old Equity”)

The holders of the Old Equity would receive their pro rata share of:

(i) 2.0% of the aggregate issued and outstanding New Common Stock on a fully diluted basis, after giving effect to the transactions contemplated herein and subject to further dilution by shares issued upon (a) the exercise of the New Warrants, (b) the exercise of any options to purchase New Common Stock provided under a management incentive plan, and (c) the conversion of the New Notes and the PIK Notes; and

(ii) “New Warrants”, which would enable the holders thereof to purchase up to 15% in the aggregate of the New Common Stock on a fully diluted basis, subject to further dilution by shares issued upon (a) the exercise of any options to purchase New Common Stock provided under a management incentive plan and (b) the conversion of the New Notes and the PIK Notes. The New Warrants would expire 2 years from the date of their issuance. The New Warrants would be exercisable at a strike price that is 110% of a par recovery on the Old Notes on the effective date of a Restructuring. The New Warrants would have other terms and conditions that are customary for securities of this type.

In connection with a pre-arranged Chapter 11 case, all equity interests in Accuride including all options, warrants and other agreements to acquire equity interests of any kind in Accuride (including any arising under or in connection with any employment agreement) will be cancelled. Provided that the Old Equity class votes to accept the plan of reorganization, the holders of Old Equity would receive New Common Stock in a percentage equal to the Old Equity Retention.

Implementation

1.	Restructuring Transaction

The Company shall restructure its capital structure (the “Restructuring”) through a pre-arranged plan of reorganization (the “Plan”) for the Company in a case commenced under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”), the material terms and conditions of which will be set forth in this Term Sheet and in the restructuring support agreement to be executed by the Committee and the Company (as amended, supplemented or otherwise modified, the “Restructuring Agreement”), together with the New Capital Term Sheet (as defined below), the restructuring support agreement to be executed by the Company and certain prepetition lenders to the Company and the Senior Prepetition Debt Restructuring Term Sheet.

2.	Chapter 11 Case

The conditions to confirmation and to the effective date of the Plan shall each be in form and substance reasonably acceptable to the Committee and the Company. The Plan will provide that no condition may be waived, amended or deleted without the consent of the Committee, not to be unreasonably withheld or delayed. All documents, including without limitation, the Plan, the order approving a disclosure statement with respect to the Plan, the confirmation order, including any findings of fact and conclusions of law with respect thereto, and the corporate governance and related documents for the reorganized Company, shall each be in form and substance reasonably acceptable to the Committee and the Company. In addition, the business plan included in the disclosure statement with respect to the Plan shall be substantially the same business plan as that contained in the presentations titled “Public Lenders Presentation” and “Private Lender Supplement,” each dated July 2009, which were provided by the Company to the Committee, with any change to be reasonably acceptable to the Committee.

4.	Public Markets

The Company shall covenant that all shares of New Common Stock will upon issuance be freely tradable under applicable securities laws, validly issued, fully paid, and non-assessable. The Company will use its best efforts to list such shares of New Common Stock on the Over the Counter Bulletin Board or another national exchange or quotation service.

5.	New Capital	The terms of the New Notes shall be set forth in a separate term sheet (the “New Capital Term Sheet”).

6.	DIP Financing

The Company shall obtain debtor-in-possession financing (“DIP Financing”) in amounts and on terms and conditions set forth in the DIP credit agreement (in the form approved by the Committee on the date hereof).

7.	Canadian Operations

The Company shall maintain current business operations in Canada and obtain an appropriate waiver/forbearance under the Credit Agreement with respect to Accuride Canada, which shall be reasonably satisfactory to the Committee.

Corporate Matters

1.	Restructuring Expenses

The Company will pay (i) the fees and expenses of the Committee’s counsel (including local counsel) and financial advisor in accordance with their respective engagement letters, and (ii) the reasonable out-of-pocket expenses of the Committee members in connection with any travel to meetings with the Company. The obligations of the Company to pay such fees and expenses shall not be subject to the bankruptcy court’s approval of such fees and expenses.

2.	Documentation	The foregoing proposals are subject to the negotiation of definitive documents, in form and substance acceptable to the Company and the Committee and the members thereof.

3.	Board of Directors	The size and composition of the Board of Directors will be mutually agreed upon between the Committee and Accuride.

4.	Corporate Governance	Certificates of incorporations, by-laws and all constituent documents shall be in form and substance acceptable to the Committee and the Company.

5.	Releases, Exculpation Management Incentive Plan	Terms to be proposed by and acceptable to the Committee and the Company.

6.	Registration Rights Agreement	Terms to be proposed by and acceptable to the Committee and the Company.

ACCURIDE CORPORATION

TERM SHEET FOR NEW CAPITAL

IN CONNECTION WITH PROPOSED RESTRUCTURING

Reference is made to those certain 8.5% Senior Subordinated Notes due 2015 (collectively, the “Old Notes” and the holders thereof, the “Old Noteholders”) issued by Accuride Corporation, a Delaware corporation (“Accuride”, and together with all of its direct and indirect subsidiaries, the “Company”).

For discussion purposes only, the following outline of the principal terms and conditions of the new capital to be raised in connection with a proposed restructuring (the “Restructuring”) is being submitted by the ad hoc committee (the “Committee”) of certain entities(2) that hold or manage the Old Notes for consideration by the Company.  This is the New Capital Term Sheet referred to in the “Implementation — New Capital” section in the term sheet for the Restructuring (the “Master Term Sheet”) being considered by the Company, the Committee and certain other stakeholders and should be read in conjunction with the Master Term Sheet. This New Capital Term Sheet and all related communications shall be deemed to be settlement negotiations and subject to Federal Rule of Evidence 408. All terms used and not defined herein shall have the meanings ascribed to them in the Master Term Sheet.

This New Capital Term Sheet replaces and supersedes all prior agreements and understandings, both written and oral, between the Committee and the Company and their respective advisors with respect to the subject matter hereof.

(2) The ad hoc committee consists of Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Canyon Capital Advisors LLC, Principal Global Investors LLC, Sankaty Advisors, LLC and Tinicum Incorporated.

Terms of New Capital

Issuer:	Accuride Corporation, a Delaware corporation.

Securities to be Issued:

Accuride will issue senior convertible notes in an aggregate principal amount of US$140.0 million (the “Initial Notes”, and together with the PIK Notes (as defined below), the “New Notes”), plus paid-in-kind (“PIK”) interest as set forth below. The New Notes shall be convertible into shares of New Common Stock as set forth below and have such other terms specified herein.

Use of Proceeds

The proceeds from the issuance and sale of the Initial Notes shall be used (a) to repay or redeem in full the last out term loans of Sun Capital and its affiliates (the “Sun Facility”); (b) to repay in full any debtor in possession financing facility of Accuride and its affiliated co-debtors and to pay, or make provision for the payment of, administrative claims; and (c) for general corporate purposes.

Closing Date:

Upon the consummation of a plan of reorganization for the Company in form and substance reasonably acceptable to the Backstop Providers and consistent with the Master Term Sheet (in the form approved by the Backstop Providers as of the date hereof), this New Capital Term Sheet and the “Senior Prepetition Debt Restructuring Term Sheet” (in the form approved by the Backstop Providers as of the date hereof) (the “Closing”), but no later than April 15, 2010.

Investors:

•      The Initial Notes shall be offered to the Old Noteholders, with each of the Old Noteholders entitled to purchase up to its pro rata share of the Initial Notes (the purchasing Old Noteholders, collectively, the “New Notes Investors”), that is, that each Old Noteholder as of a record date to be determined shall be entitled to purchase up to that percentage of the Initial Notes equal to such Old Noteholder’s percentage holdings of the Old Notes.

•      The Backstop Providers listed below shall enter into agreement(s) to subscribe, in accordance with Schedule A to the Convertible Notes Commitment Agreement (the “Commitment Agreement”), for any portion of the Initial

Notes not subscribed for by the Old Noteholders (the “Unsubscribed New Notes”). The Backstop Providers shall be entitled to receive backstop commitment fees as set forth in, and in accordance with the terms of, the Commitment Agreement.

•      The Backstop Providers are Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Sankaty Advisors, LLC and Tinicum Lantern II L.L.C. Each Backstop Provider will be committed to acquire the percentage of any Unsubscribed New Notes that is specified on Schedule A to the Commitment Agreement.

Transfer:

Subject to applicable securities laws, the New Notes Investors and their respective permitted transferees shall have the right to transfer freely the New Notes or the New Common Stock received upon conversion of the New Notes (the “Conversion Shares”) at any time.

Interest Rate:

Interest on the New Notes will be payable semi-annually, with the first six interest payments being payable in PIK and the remaining being payable in cash, at a rate of 7.5% per annum. To the extent interest on the New Notes is paid in PIK, the additional notes so paid (the “PIK Notes”) shall be convertible into New Common Stock at the same Conversion Price (as defined below) as the New Notes.

Maturity Date:	The New Notes will mature ten (10) years from the date of Closing.

Ranking:

The New Notes will be senior unsecured debt obligations of Accuride. The New Notes will rank pari passu in right of payment to any existing senior unsecured debt of Accuride or any Guarantor (as defined below), and senior in right of payment to any current or future subordinated debt of Accuride or of any Guarantor.

Subsidiary Guarantees:	All of the direct and indirect subsidiaries of Accuride (the “Guarantors”) will guarantee Accuride’s payment obligations with respect to the New Notes.

Conversion/Dividend	The New Notes shall be convertible at any time at the option of

Participation:

the holder thereof, in part or in whole, into New Common Stock at a conversion price (the “Conversion Price”) that results in the Initial Notes, if converted in whole immediately upon issuance and without giving effect to the accrual of any PIK Interest, being  convertible into the equivalent of 60.0% of all the outstanding New Common Stock (on a fully diluted basis). The Conversion Price shall be subject to adjustment from time to time as described in the section entitled “Anti-Dilution Protection” below. In addition to the interest otherwise specified herein, there shall be payable additional interest on the New Notes in an aggregate amount equal to the amount of any dividends or distributions paid on the New Common Stock prior to conversion (adjusted to reflect the amount of New Common Stock into which the New Notes are then convertible), other than in-kind dividends and distributions, which shall be distributed to the holders of the New Notes on an as-converted basis.

Voting Rights:	The holders of the New Notes shall be entitled to exercise all the voting rights associated with the New Common Stock on an as-converted basis.

Anti-Dilution Protection:

The New Notes shall have customary anti-dilution provisions with respect to stock splits, combinations, issuance of shares or convertible instruments below the greater of market price (or, if the New Common Stock is not actively traded, fair market value) and the Conversion Price on a standard weighted average basis and other standard anti-dilution provisions, as well as a provision that protects the New Notes from dilution by issuance of the PIK Notes. Notwithstanding the foregoing, anti-dilution provisions of the New Notes shall not apply to the issuance of options and other stock incentives under a management incentive plan approved by Accuride’s post-emergence Board of Directors.

Prepayment or Redemption:	The New Notes shall not be prepayable at any time or redeemable prior to maturity without the holders’ consent.

Put Right on Change of Control:	Customary change of control provisions to be agreed upon between the Company and the New Notes Investors.

Make-Whole:	The definitive documents will provide for a make-whole upon the occurrence of certain events to be determined.

Affirmative/Reporting Covenants:	Customary affirmative and reporting covenants to be agreed upon.

Negative Covenants:

So long as any New Notes are outstanding, Accuride shall not, and shall not permit any of its subsidiaries to, without the approval of the holders of more than 50% of the New Notes:

1.             Purchase or redeem any capital stock of Accuride, or pay any dividends or distributions with respect to any such capital stock;

2.             Modify any rights, preferences or privileges in respect of the New Common Stock;

3.             Issue any capital stock that has a liquidation or other preference senior to the New Common Stock;

4.             Modify Accuride’s charter or bylaws in any way that is adverse to holders of the New Notes or the New Common Stock, including by the provision of any preferred or otherwise senior class of capital stock to the New Common Stock;

5.             Permit or cause the voluntary bankruptcy or winding up or dissolution of Accuride;

6.             Incur any debt (other than the debt under the Credit Agreements outstanding as of the date of Closing), subject to exceptions to be agreed upon between the Company and the New Notes Investors; or

7.             Take any action that breaches other customary negative covenants to be agreed upon.

Financial Covenants:	The indenture relating to the New Notes shall not contain any financial covenants.

Events of Default:	The indenture relating to the New Notes shall contain events of default customary for securities of this type.

Registration Rights and Listing

Terms of registration rights agreement to be proposed by and agreed upon by the Committee and the Company.

The Company agrees to use its best efforts to cause the New Notes and the Conversion Shares to be listed on the Over the Counter Bulletin Board or another national exchange or quotation service.

Chapter 11 Case

The transactions contemplated in this term sheet, the Master Term Sheet and the Senior Prepetition Debt Restructuring Term Sheet will be implemented through a pre-arranged Chapter 11 bankruptcy plan. The terms of such Chapter 11 bankruptcy plan and the final order approving such plan (including, if applicable, any declaration of the effectiveness) shall be in form and substance reasonably satisfactory to the New Notes Investors.

The business plan included in the disclosure statement with respect to the Plan shall be substantially the same business plan as that contained in the presentations titled “Public Lenders Presentation” and “Private Lender Supplement,” each dated July 2009, which were provided by the Company to the Committee, with any change to be reasonably acceptable to the Committee.

Restructuring Expenses

The Company will pay (i) the fees and expenses of the Committee’s counsel (including local counsel) and financial advisor in accordance with their respective engagement letters, and (ii) the reasonable out-of-pocket expenses of the Committee members in connection with any travel to meetings with the Company. The obligations of the Company to pay such fees and expenses shall not be subject to the bankruptcy court’s approval of such fees and expenses.

Choice of Law	New York

Summary of Terms and Conditions for the Restructured
Prepetition Senior Secured Credit Facilities (collectively, the “Restructured Facilities”)

Capitalized terms used herein without definition shall have the meaning given to them in the Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 (as amended, restated, supplemented and/or otherwise modified through the date hereof, the “Existing Credit Agreement”), among Accuride Corporation, a Delaware Corporation, Accuride Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada, Deutsche Bank Trust Company Americas as the administrative agent, and the other Lenders party thereto from time to time.

This term sheet is proffered in furtherance of settlement discussions, and is entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.  This Term Sheet is for discussion purposes only and shall not be construed as a commitment of any kind to restructure the existing Prepetition Senior Secured Credit Facilities.  Any such restructuring shall, in any event, be subject to final documentation in form and substance satisfactory to the existing Lenders, which such documentation may contain terms that vary from those set forth below, and shall be conditioned upon a Chapter 11 plan of reorganization for the Debtors in form and substance satisfactory to the existing Lenders.

The proposed terms and conditions for the Restructured Facilities assume the following in connection with the restructuring of Accuride’s capital structure:

•      $140.0 million of New Capital will be provided on a committed basis by the Backstop Providers (as provided for in the New Capital Term Sheet), to repay the post-petition financing facility in full, to provide liquidity to finance working capital and general corporate purposes and to repay in cash at par in full the principal balance of the Sun Last Out Term Advances (other than accrued paid-in-kind interest thereon, which will be added to and form part of the Restructured Prepetition Senior Secured Credit Facility).

•      New Capital will be provided on the effective date of the Chapter 11 plan of reorganization of the Borrower and its domestic U.S. Subsidiaries, incorporating the provisions of (i) this term sheet, (ii) the separate Non-Binding Term Sheet for Proposed Restructuring (attached hereto and outlining the proposed terms of the restructuring to be completed pursuant to such plan of reorganization), (iii) the Noteholder New Capital Term Sheet (attached hereto and outlining the proposed terms of the New Capital to be provided by the New Notes Investors and the Backstop Providers as described therein), (iv) the Lender Restructuring Support Agreement among Accuride Corporation and certain Prepetition Lenders and (v) the Noteholder Restructuring Support Agreement among Accuride Corporation and certain Noteholders; each of (ii), (iii), (iv) and (v) in the form agreed by the Steering Committee (the “Plan”).

•      New Capital will be in the form of unsecured convertible notes, with interest to be paid-in-kind for the first three years and paid in cash thereafter to maturity, and will otherwise comply with the terms included in the New Capital Term Sheet (the “New Notes”).

•      $5.0 million (assuming net sale proceeds of at least $20.0 million) of proceeds from the sale of Fabco may be reinvested by the U.S. Borrower.

•      Existing First Out Obligations (which include the term facility of approximately $224.6 million as of 9/25/09, and the revolving credit facilities of approximately $56.07 million as of 9/25/09 (comprised of the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, and excluding issued LC’s of approximately $18.2 million)) will continue to be classified as indebtedness on the terms set out in this Term Sheet, with no reduction to principal or change in currency.

•      The defaulting lender Lehman revolving commitment of $24 million shall not be funded and shall be cancelled.

Borrower:	Accuride Corporation (the “U.S. Borrower”), Accuride Canada Inc. (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”).

Guarantors/Guarantees:	Identical to those under the Existing Credit Agreement and subject to the same guarantee limitations and restrictions required under U.S. and local law.

Lead Arranger:	Deutsche Bank Securities, Inc(3).

Administrative Agent:	Deutsche Bank Trust Company Americas (“DBTCA”)(4).

Steering Committee:	DBTCA, GE Capital, Eaton Vance and Fifth Third Bank.

Security:

Maintenance of existing first priority security interests in the Loan Parties’ assets and properties secured by the Collateral Documents and provision of new first priority security interests in any of the Loan Parties’ assets and properties not presently secured by the Collateral Documents, subject to customary exceptions to avoid adverse tax consequences.

Availability:	No availability under Revolving Facility. No Swingline Facility. Provision of new Letter of Credit facility (to replace the existing issued letters of credit) to be discussed.

Closing Date:	The effective date of the Plan (the “Closing Date”).

Maturity:	Termination Date of both the Prepetition Revolving Facility (U.S. and Canadian) and the Prepetition Term Facility (First-Out and Last-Out) shall be extended to June 30, 2013.

Interest Rate:

Revolving Loans/First Out Term Loans: LIBOR +675 bps; LIBOR floor of 300 bps; cash pay.

Prepetition Last Out Term Loans: To be refinanced in full with a portion of the proceeds of the New Capital in accordance with the terms of the New Capital Term Sheet.

(3)       For a fee to be agreed.

(4)       For a fee to be agreed.

Amortization/Excess Cash Flow Sweep:

Same as Existing Credit Agreement, subject to modifications, including 75% of ECF (less amount of cash required to remain in compliance with Minimum Liquidity covenant) to be swept annually, commencing with fiscal year 2011, first sweep date at beginning of Q1, 2012.

Mandatory Prepayments:

Each Borrower shall make mandatory prepayments corresponding with those set forth under the Existing Credit Agreement, with appropriate modifications as may be determined by the Steering Committee, including:

•      Asset Sales: 100%, subject to a $5.0 million per year reinvestment carve-out;

•      Issuance of Debt: 100% for any issuance, subject to a (i) $20,000,000 basket carve-out for the issuance of (A) additional senior convertible notes on terms that are identical to the New Notes or (B) other subordinated debt; provided that (x) any such additional issuance or other subordinated debt shall be unsecured, fully subordinated to the Existing Credit Facility (on terms satisfactory to the Lenders) and have a later maturity than the Existing Credit Facility and (y) interest on any such additional issuance or other subordinated debt shall be paid-in-kind following the issuance thereof until the New Notes become cash pay, and thereafter may also become cash pay; and (ii) $5,000,000 general basket carve-out for new debt issuances (the “Subordinated Debt Basket”); provided that the obligation to apply the proceeds of any issuance of debt shall not apply to the proceeds of the New Notes or to paid-in-kind interest on the New Notes; and

•      Issuance of Equity: Existing leverage-based thresholds to be eliminated, 100% for any issuance.

Limitation on Indebtedness:

Based on the exceptions/baskets set forth in the Existing Credit Agreement, with appropriate modifications acceptable to the Steering Committee including:

•      Prohibition on junior/subordinated indebtedness, subject to carve-out for Subordinated Debt Basket;

•      Prohibition on indebtedness in connection with any merger or acquisition that is a permitted investment;

•      Purchase money debt and Capital Lease basket of $5,000,000; and

•      Up to $5,000,000 general basket carve-out for new debt

issuances.

Limitation on Liens:	Based on the exceptions/baskets as set forth in the Existing Credit Agreement, with appropriate modifications acceptable to the Steering Committee including: • $5,000,000 general basket.

Financial Covenants:

From and after the Closing Date:

(i)            Minimum Liquidity (calculated without giving effect to the Commitments of any Defaulting Lender) of $25 million to be tested monthly on the last business day of each month.

(ii)           Minimum EBITDA (LTM) to be tested quarterly at covenant levels with headroom to the base case plan presented to the Lenders in July 2009, as set forth below.  Covenant holiday for four fiscal quarters after the quarter in which the effective date of the Plan occurs.  Assuming effective date occurs in April 2010, covenant holiday would apply from fiscal quarter ending September 30, 2010 through fiscal quarter ending June 30, 2011.(5)  From and after the covenant holiday through and including fiscal quarter ending December 31, 2011, covenant levels to be as follows (to the extent not covered by the covenant holiday):

	Q2 2011	$67.2 million
	Q3 2011	$76.3 million
	Q4 2011	$83.8 million
	2012	$120.6 million
	2013	$143.9 million

(iii)          Equity cures (in form of new common stock or subordinated indebtedness up to basket limit referred to under Mandatory Prepayments) of up to $15 million in aggregate to be permitted to cure any EBITDA covenant shortfalls.  Limitations and conditions for exercise of equity cure to be agreed.

Canadian Operations

The U.S. Borrower shall maintain current business operations in Canada and obtain an appropriate waiver/forbearance under the Existing Credit Agreement with respect to Accuride Canada Inc., which shall be reasonably satisfactory to the Instructing Group.

(5)       If exit of Chapter 11 occurs either earlier or later than April 2010, covenant holiday period to be adjusted accordingly.

Other provisions

Additional modifications may be required relating to, among others, (i) events of default, (ii) limitations on asset sales, JVs and mergers and acquisitions, (iii) limitations on investments, (iv) limitations on capital expenditure, (v) limitations on restricted payments, (vi) reporting requirements and (vii) voting and to reflect position agreed on application of Fabco sale proceeds and terms and conditions of New Capital. Releases and exculpations to be reasonably acceptable to the Debtors and the Steering Committee.

The foregoing is intended to summarize certain terms of the Restructured Facilities.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Restructured Facilities.

EXHIBIT B

INTERIM DIP ORDER AND DIP AGREEMENT

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

ACCURIDE CORPORATION,	Case No. 09- ( )
et al.,(1)
Joint Administration Pending
Debtors.

INTERIM ORDER PURSUANT TO SECTIONS 361, 362, 363 AND 364
OF THE BANKRUPTCY CODE AND RULE 4001 OF THE FEDERAL
RULES OF BANKRUPTCY PROCEDURE (A) AUTHORIZING THE
DEBTORS TO (I) USE CASH COLLATERAL OF THE PREPETITION SECURED
PARTIES, (II) OBTAIN POST-PETITION FINANCING AND (III) PROVIDE
ADEQUATE PROTECTION TO THE PREPETITION SECURED PARTIES,
AND (B) PROVIDING NOTICE AND SCHEDULING FINAL HEARING

Upon the motion, dated October 8, 2009 (the “Motion”), of Accuride Corporation (“AccuCorp”) and the other above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Cases”), for the entry of an order (A) authorizing the Debtors to (I) use cash collateral, pursuant to Section 363 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), (II) obtain postpetition financing pursuant to Sections 361, 362 and 364 of the Bankruptcy Code and (III) provide adequate protection to the Prepetition Secured Parties (defined below) pursuant to Sections 361, 362 and 363 of the

(1)                                  The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Accuride Corporation, a Delaware corporation (9077); Accuride Cuyahoga Falls, Inc., a Delaware corporation (9556); Accuride Distributing, LLC, a Delaware limited liability company (3124); Accuride EMI, LLC, a Delaware limited liability company (N/A); Accuride Erie L.P., a Delaware limited partnership (4862); Accuride Henderson Limited Liability Company, a Delaware limited liability company (8596); AKW General Partner L.L.C., a Delaware limited liability company (4861); AOT Inc., a Delaware corporation (3088); Bostrom Holdings, Inc., a Delaware corporation (9282); Bostrom Seating, Inc., a Delaware corporation (7179); Bostrom Specialty Seating, Inc., a Delaware corporation (4182); Brillion Iron Works, Inc., a Delaware corporation (6942); Erie Land Holding, Inc., a Delaware corporation (8018); Fabco Automotive Corporation, a Delaware corporation (9802); Gunite Corporation, a Delaware corporation (9803); Imperial Group Holding Corp. -1, a Delaware corporation (4007); Imperial Group Holding Corp. -2, a Delaware corporation (4009); Imperial Group, L.P., a Delaware limited partnership (4012); JAII Management Company, a Delaware corporation (N/A); Transportation Technologies Industries, Inc., a Delaware corporation (2791); and Truck Components Inc., a Delaware corporation (5407).  The mailing address for Accuride Corporation is 7140 Office Circle, Evansville, Indiana 47715.

Bankruptcy Code, and (B) scheduling interim and final hearings pursuant to Rule 4001(b) and (c) of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), the Debtors sought, among other things, the following relief:

(i)                                     the Court’s authorization, pursuant to Sections 363 and 364(c)(1), (2), (3) and (d)(1) of the Bankruptcy Code, for AccuCorp, as borrower (the “DIP Borrower”), and the other Debtors as guarantors (together with the DIP Borrower, the “DIP Loan Parties”), to enter into a senior secured superpriority post-petition credit facility (the “DIP Facility”) provided by Deutsche Bank Trust Company Americas (“DBTCA”), as administrative agent and as collateral agent (in such capacities, respectively, the “DIP Administrative Agent” and “DIP Collateral Agent,” and collectively, the “DIP Agent”), GE Capital, as syndication agent, certain of the Prepetition Secured Lenders (defined below), as First Out Lenders (in such capacities, the “First Out DIP Lenders”), and certain of the Prepetition Noteholders (defined below), as Last Out Term Lenders (in such capacities, the “Last Out DIP Lenders,” and collectively with the First Out DIP Lenders, the “DIP Lenders”), pursuant to the Senior Secured Superpriority Debtor-in-Possession ABL Credit Agreement attached hereto as Exhibit A (the “DIP Credit Agreement,”(2) and together with this order (the “Interim Order”), the Final Order (defined below), and all other Loan Documents, including the DIP Budget (defined below), collectively, the “DIP Loan Documents”)(3), and to obtain extensions of credit thereunder

(2)                                  Terms used but not otherwise defined herein shall have the meanings given to them in the DIP Credit Agreement.

(3)                                  As set forth more fully below and in the DIP Credit Agreement, the Last Out DIP Lenders are DIP Lenders in respect of $25,000,000 of Advances under the DIP Facility on a first in/last out and substantially silent basis.  Among other things, as set forth in Section 2.20 of the DIP Credit Agreement, the Last Out Obligations (as defined in the DIP Credit Agreement; such obligations are referred to herein as the “Last Out DIP Obligations”) are subordinated in right of payment to the payment in full of the First Out Obligations (as defined in the DIP Credit Agreement; such obligations are referred to herein as the “First Out DIP Obligations”).

on a senior secured and superpriority basis, (a) during the period (the “Interim Period”) from the date hereof through and including the earlier to occur of (x) the date of entry of the Final Order by this Court and (y) the Termination Date, in an aggregate principal amount not to exceed $25,000,000, and (b) upon entry of the Final Order and thereafter until the Termination Date, in an aggregate principal amount not to exceed $50,000,000 (or such lesser maximum amount as set forth in the DIP Credit Agreement), in each case at any time outstanding (all Advances, Letters of Credit and other financial accommodations and extensions of credit under the DIP Credit Agreement and the DIP Facility, the “DIP Extensions of Credit”);

(ii)                                  the Court’s authorization to use DIP Extensions of Credit in accordance with the cash flow forecast prepared by the Debtors and annexed hereto as Exhibit B (as updated from time to time pursuant to the DIP Loan Documents and subject to the prior approval of the DIP Agent, the “DIP Budget”), and as otherwise provided herein and in the other DIP Loan Documents;

(iii)                               the Court’s authorization to grant to the DIP Agent for the benefit of the DIP Lenders and the other secured parties under the DIP Loan Documents (collectively, the “DIP Secured Parties”), in respect of the DIP Obligations (defined below), a superpriority administrative claim pursuant to Section 364(c)(1) of the Bankruptcy Code and first priority priming liens on and security interests in substantially all assets and property of the Debtors (now owned or hereafter acquired) pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, in each case as and to the extent set forth more fully below and subject to the Carve-Out (defined below);

(iv)                              the Court’s authorization to use “cash collateral” as such term is defined in Section 363 of the Bankruptcy Code (the “Cash Collateral”) in which the Prepetition Secured Parties have an interest;

(v)                                 the Court’s authorization to grant, as of the Petition Date (defined below), the Adequate Protection Superpriority Claim (defined below) and Adequate Protection Liens (defined below), to the extent of and as compensation for any Diminution in Value (defined below), and the payment of fees and expenses to the Prepetition Agent (defined below) for the benefit of the Prepetition Secured Parties, in each case, as set forth more fully below and subject to the Carve-Out;

(vi)                              modification by the Court of the automatic stay imposed by Section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Facility, this Interim Order and the other DIP Loan Documents;

(vii)                           the scheduling by the Court of a final hearing (the “Final Hearing”) to consider entry of an order (the “Final Order”) granting the relief requested in the Motion on a final basis and approving the form of notice with respect to the Final Hearing and the transactions contemplated by the Motion; and

(viii)                        the Court’s waiving of any applicable stay (including under Rule 6004 of the Federal Rules of Bankruptcy Procedure) and providing for the immediate effectiveness of this Interim Order.

The Court having considered the Motion, the terms of the DIP Facility and the DIP Loan Documents, the Declaration of James Woodward, sworn to on October 8, 2009 in Support of the First Day Motions and Pursuant to Local Bankruptcy Rule 1007-2, and the evidence submitted at the hearing held before this Court on October 9, 2009, to consider entry of this Interim Order

(the “Interim Hearing”); and in accordance with Bankruptcy Rules 2002, 4001(b), (c), and (d), and 9014 and the local rules of the Court, due and proper notice of the Motion and the Interim Hearing having been given; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtors, their creditors and their estates, and essential for the continued operation of the Debtors’ businesses; and, subject to the terms hereof, the Court having determined that there is adequate protection of the Prepetition Liens (defined below); and all objections, if any, to the entry of this Interim Order having been withdrawn, resolved or overruled by the Court; and after due deliberation and consideration, and for good and sufficient cause appearing therefor:

BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:

A.                                   Petition Date.  On October 8, 2009 (the “Petition Date”), the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Court”).  The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Cases.

B.                                     Jurisdiction and Venue.  The Court has jurisdiction over these proceedings, pursuant to 28 U.S.C. § 1334.  Consideration of the Motion constitutes a core proceeding under 28 U.S.C. § 157(b)(2).  Venue for the Cases and the proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C.                                     Committee Formation.  No official committee of unsecured creditors has been appointed in the Cases (together with any other statutory committee, a “Committee”).

D.                                    Notice.  Notice of the Interim Hearing and the relief requested in the Motion has been provided by the Debtors, by telecopy, email, overnight courier and/or hand delivery, to (a) the United States Trustee for the District of Delaware, (b) all parties asserting a security interest in the assets of the Debtors to the extent reasonably known to the Debtors, (c) the Office of the United States Attorney General for the District of Delaware; (d) the Internal Revenue Service, and (e) those creditors holding the 30 largest unsecured claims against the Debtors’ estates (the “Notice Parties”).  Under the circumstances, such notice of the Interim Hearing and the relief requested in the Motion constitutes due, sufficient and appropriate notice and complies with Section 102(1) of the Bankruptcy Code, Bankruptcy Rules 2002 and 4001(b) and (c) and the local rules of the Court.

E.                                      Prepetition Secured Credit Facility; Prepetition Indenture.

(i)                                     AccuCorp and Accuride Canada Inc. (“AccuCanada”), as borrowers (respectively, the “Prepetition U.S. Borrower” and the “Prepetition Canadian Borrower” and, together, the “Prepetition Borrowers”), the lenders party thereto from time to time (the “Prepetition Secured Lenders”), DBTCA, as successor administrative agent (in such capacity, and in its capacity as successor collateral agent under the Prepetition Collateral Documents (defined below), the “Prepetition Agent”), Citigroup Global Markets Inc. and Lehman Brothers Inc., as joint lead arrangers and joint book-runners, Lehman Commercial Paper Inc., as syndication agent, and UBS Securities LLC, as documentation agent, are parties to that certain Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 (as amended by (i) that certain First Amendment, dated as of November 28, 2007, (ii) that certain Second

Amendment, dated as of January 28, 2009, (iii) that certain Third Amendment, dated as of August 14, 2009, and (iv) that certain Fourth Amendment and Canadian Forbearance Agreement, dated as of October 8, 2009, and as otherwise amended, restated, supplemented and/or modified through the Petition Date, the “Prepetition Credit Agreement” and, together with the other Loan Documents (defined in the Prepetition Credit Agreement), the “Prepetition Loan Documents”).

(ii)                                  The Prepetition Credit Agreement provides for (a) a term loan facility (the “Prepetition Term Facility”), (b) a U.S. revolving credit facility, which includes a letter of credit facility and a swingline facility (the “Prepetition U.S. Revolving Facility”), and (c) a Canadian revolving credit facility (the “Prepetition Canadian Revolving Facility” and, together with the Prepetition Term Facility and the Prepetition U.S. Revolving Facility, the “Prepetition Secured Credit Facility”).  Article VI of the Prepetition Credit Agreement provides for, among other things, an unconditional guaranty by the Prepetition U.S. Borrower of the obligations of the Prepetition Canadian Borrower under the Prepetition Loan Documents.  Each of the Debtors is a party to the Prepetition Guarantee and Collateral Agreement (defined below), which provides for, among other things, an unconditional joint and several guaranty by such Debtor of all of the Prepetition Obligations (defined below).

(iii)                               The Debtors are parties, as applicable, to the following documents and agreements (collectively, the “Prepetition Collateral Documents”), which provide for pledges and grants by the Debtors of liens on and security interests in their assets and property (to the extent described therein) as security for the repayment of the Prepetition Obligations:  (a) that certain Amended and Restated Guarantee and Collateral Agreement, dated as of January 31, 2005 (as amended, restated, supplemented and/or otherwise modified through the Petition Date, the “Prepetition Guarantee and Collateral Agreement”), made by the Debtors and certain other

Grantors (defined therein) in favor of the Prepetition Agent, (b) that certain Pledge of Shares Agreement, executed as of June 13, 2003, by and between the Prepetition U.S. Borrower and the Prepetition Agent (as amended by that certain Confirmation and Amendment Agreement, dated January 31, 2005, and as otherwise amended, restated, supplemented or modified through the Petition Date), and (c) the Mortgages and the other Collateral Documents (each defined in the Prepetition Credit Agreement).

F.                                      Stipulations as to Prepetition Secured Credit Facility.  Without limiting the rights of a Committee or any other party in interest as and to the extent set forth in Paragraph 8 hereof, the Debtors permanently, immediately, and irrevocably acknowledge, represent, stipulate and agree:

(i)                                     Prepetition Obligations.   As of the Petition Date, the Debtors were indebted and liable to the Prepetition Agent, the Prepetition Secured Lenders and the other Secured Parties (defined in the Prepetition Credit Agreement) (the “Prepetition Secured Parties”) under the Prepetition Loan Documents without objection, defense, counterclaim or offset of any kind, (a) in the aggregate principal amount of not less than (I) $300,249,610.50 with respect to the Prepetition Term Facility (comprised of the First Out Term Advances (defined in the Prepetition Credit Agreement) in the aggregate principal amount of $224,559,153.15, the Last Out Term Advances (defined in the Prepetition Credit Agreement) in the aggregate principal amount of $70,065,846, and the New Term Advances (defined in the Prepetition Credit Agreement) in the aggregate principal amount of $5,624,611.35), (II) $34,069,786.79 with respect to the Prepetition U.S. Revolving Facility (comprised of U.S. Revolving Credit Advances (defined in the Prepetition Credit Agreement)), (III) $22,000,000 with respect to the Prepetition Canadian Revolving Facility, and (IV) approximately $2,183,831 with respect to the Debtors’

obligations in respect of a Bank Hedging Agreement (defined in the Prepetition Credit Agreement) with Deutsche Bank AG New York Branch, as counterparty, which terminated prior to the Petition Date, plus, in each case, accrued (both before and after the Petition Date) and unpaid interest thereon, (b) for $18,232,199 aggregate face amount of undrawn Letters of Credit (defined in the Prepetition Credit Agreement), and (c) for fees, expenses and all other Obligations (defined in the Prepetition Credit Agreement), including any attorneys’, accountants’, consultants’, appraisers’ and financial and other advisors’ fees that are chargeable or reimbursable under the Prepetition Loan Documents (clauses (a) through (c), collectively, the “Prepetition Obligations”).  As of the Petition Date, the value of the Prepetition Collateral (defined below) exceeds the amount of the Prepetition Obligations.

(ii)                                              Enforceability, etc. of Prepetition Obligations.  The Prepetition Loan Documents and the Prepetition Obligations are (a) legal, valid, binding, and enforceable against each Debtor and (b) not subject to any contest, attack, objection, recoupment, defense, counterclaim, offset, subordination, re-characterization, avoidance or other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise.

(iii)                                           Enforceability, etc. of Prepetition Liens.  The liens and security interests (collectively, the “Prepetition Liens”) granted by the Debtors under the Prepetition Collateral Documents to or for the benefit of the Prepetition Secured Parties as security for the Prepetition Obligations encumber substantially all of the Debtors’ assets and property (all such assets and property, as the same existed on or at any time prior to the Petition Date, together with all cash and non-cash proceeds thereof, collectively, the “Prepetition Collateral”) .  The Prepetition Liens have been properly recorded and perfected under state law, and are legal, valid, enforceable, non-avoidable, and not subject to contest, avoidance, attack, offset, re-characterization, subordination or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise.  As of the Petition Date, and without giving effect to this Interim Order, the Debtors are not aware of any liens or security interests having priority over the Prepetition Liens, except the Senior Third Party Liens (defined below).  The Prepetition Liens were granted to or for the benefit of the Prepetition Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with the making of the loans and/or commitments and other financial accommodations secured thereby.

(iv)                                          Indemnity.  The Prepetition Secured Parties and the DIP Secured Parties have acted in good faith, and without negligence or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting or obtaining requisite approvals of the DIP Facility and the use of Cash Collateral, including in respect of the granting of the DIP Liens (defined below) and the Adequate Protection Liens, any challenges or objections to the DIP Facility or the use of Cash Collateral, the Prepetition Lender Restructuring Support Lockup Agreement, the other Restructuring Support Documents (defined in the Prepetition Lender Restructuring Support Lockup Agreement), the Noteholder Restructuring Support Lockup Agreement, and all documents related to and all transactions contemplated by the foregoing.  Accordingly, the Prepetition Secured Parties and the DIP Secured Parties shall be and hereby are indemnified and held harmless by the Debtors in respect of any claim or liability incurred in respect thereof or in any way related thereto.  No exception or defense in contract, law or equity exists as to any obligation set forth, as the case may be, in this paragraph F, in the Prepetition Loan Documents or in the DIP Loan Documents, to indemnify and/or hold harmless the Prepetition Agent, the DIP

Agent, or any other Prepetition Secured Party or DIP Secured Party, as the case may be, and any such defenses are hereby waived.

(v)                                             No Control.  None of the DIP Secured Parties or the Prepetition Secured Parties are control persons or insiders of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from the DIP Facility, the Prepetition Secured Credit Facility, the DIP Loan Documents and/or the Prepetition Loan Documents.

(vi)                                          No Claims, Causes of Action.  As of the date hereof, there exist no claims or causes of action against any of the Prepetition Secured Parties or the DIP Secured Parties with respect to, in connection with, related to, or arising from the Prepetition Loan Documents, the DIP Loan Documents, the Prepetition Secured Credit Facility and/or the DIP Facility that may be asserted by the Debtors or any other person or entity.

(vii)                                       Release. The Debtors forever and irrevocably release, discharge, and acquit all former, current and future DIP Secured Parties and Prepetition Secured Parties, and each of their respective former, current and future officers, employees, directors, agents, representatives, owners, members, partners, financial and other advisors and consultants, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors and successors in interest (collectively, the “Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, arising out of, in connection with, or relating to the DIP Facility, the DIP Loan Documents, the Prepetition Secured Credit Facility, the Prepetition Loan Documents, the Prepetition Lender Restructuring Support Lockup Agreement, the Noteholder Restructuring Support Lockup Agreement and/or the transactions contemplated hereunder or thereunder including, without limitation, (x) any so-called “lender liability” or equitable subordination claims or defenses, (y) any and all claims and causes of action arising under the Bankruptcy Code, and (z) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the Prepetition Secured Parties and/or the DIP Secured Parities.

G.                                     Immediate Need for Postpetition Financing and Use of Cash Collateral.  The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and (c)(2).  Good cause has been shown for entry of this Interim Order.  An immediate need exists for the Debtors to obtain funds and liquidity in order to continue operations and to administer and preserve the value of their estates.  The ability of the Debtors to finance their operations, to preserve and maintain the value of the Debtors’ assets and to maximize the return for all creditors requires the availability of the DIP Facility and the use of Cash Collateral.  In the absence of the availability of such funds and liquidity in accordance with the terms hereof, the continued operation of the Debtors’ businesses would not be possible, and serious and irreparable harm to the Debtors and their estates and creditors would occur.  Further, the possibility for a successful reorganization would be jeopardized in the absence of the availability of funds in accordance with the terms of this Interim Order.  Thus, the ability of the Debtors to preserve and maintain the value of their assets and maximize the return for creditors requires the availability of working capital from the DIP Facility and the use of Cash Collateral.

H.            No Credit Available on More Favorable Terms.  The Debtors have been unable to obtain on more favorable terms and conditions than those provided in this Interim Order (a) adequate unsecured credit allowable under Bankruptcy Code Section 503(b)(1) as an administrative expense, (b) credit for money borrowed with priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, (c) credit for money borrowed secured by a lien on property of the estate that is not otherwise subject to a lien, or (d) credit for money borrowed secured by a junior lien on property of the estate which is subject to a lien.  The Debtors are unable to obtain credit for borrowed money without granting the DIP Liens and the DIP Superpriority Claim (defined below) to (or for the benefit of) the DIP Secured Parties.

I.              Use of Cash Collateral and Proceeds of the DIP Facility, DIP Collateral and Prepetition Collateral.  All Cash Collateral, all proceeds of the Prepetition Collateral and the DIP Collateral (defined below), including proceeds realized from a sale or disposition thereof, or from payment thereon, and all proceeds of the DIP Facility (net of any amounts used to pay fees, costs and expenses payable under this Interim Order or the Final Order) shall be used and/or applied in accordance with the terms and conditions of this Interim Order and the other DIP Loan Documents, for the types of expenditures in the DIP Budget and for no other purpose; provided, that up to $50,000 in the aggregate of the proceeds of the DIP Facility, DIP Collateral, Prepetition Collateral or Cash Collateral, may be used by any Committee solely to investigate the matters covered by the Claims Stipulations (defined below). Amounts advanced by the DIP Borrower for the general corporate purposes of any Subsidiary in accordance with the DIP Credit Agreement shall be and are hereby subordinated to the Prepetition Obligations and the DIP

Obligations and shall be pledged as collateral security on a first priority basis to secure the DIP Facility.

J.             Adequate Protection for Secured Parties.  The Prepetition Agent has negotiated in good faith regarding the Debtors’ use of the Prepetition Collateral (including the Cash Collateral) to fund the administration of the Debtors’ estates and continued operation of their businesses, in accordance with the terms hereof.  The Prepetition Secured Parties have agreed to permit the Debtors to use the Prepetition Collateral, including the Cash Collateral, in accordance with the terms hereof during the Interim Period subject to the terms and conditions set forth herein, including the protections afforded parties acting in “good faith” under Section 363(m) of the Bankruptcy Code.  The Prepetition Secured Parties are entitled to the adequate protection as and to the extent set forth herein pursuant to Sections 361, 362 and 363 of the Bankruptcy Code.  Based on the Motion and on the record presented to the Court at the Interim Hearing, the terms of the proposed adequate protection arrangements and of the use of the Cash Collateral are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the Prepetition Agent’s consent thereto; provided, that nothing in this Interim Order or the other DIP Loan Documents shall prejudice, limit or otherwise impair the rights of the Prepetition Agent (for the benefit of the Prepetition Secured Parties) to seek new, different or additional adequate protection in the event of a material change in circumstances after the date hereof.

K.            Section 552. Subject to the entry of a Final Order, in light of, as applicable, the subordination of the Prepetition Liens and the Adequate Protection Liens to the DIP Liens and the Carve-Out, and the granting of the DIP Liens on the Prepetition Collateral, the Prepetition

Secured Parties are each entitled to all of the rights and benefits of Section 552(b) of the Bankruptcy Code, and the “equities of the case” exception shall not apply.

L.             Extension of Financing.  The DIP Secured Parties have indicated a willingness to provide financing to the Debtors in accordance with the terms hereof.  The DIP Secured Parties are good faith financiers.  The intercreditor, payment priority, consents, waivers and similar provisions contained in the DIP Credit Agreement as between the First Out DIP Lenders and the Last Out DIP Lenders were negotiated in good faith and at arm’s length among commercially sophisticated parties, and such arrangements are an integral element of the DIP Facility and of the basis of the DIP Secured Parties’ willingness to enter into the DIP Facility and to make DIP Extensions of Credit, and of the Prepetition Secured Parties’ consent to the priming of the Prepetition Liens and the use of the Prepetition Collateral and the Cash Collateral.  The Prepetition Secured Parties have consented to the priming of the Prepetition Liens and the use of the Prepetition Collateral and the Cash Collateral, solely in respect of the DIP Facility provided by the DIP Secured Parties, and not in respect of any other postpetition financing or cash collateral facility.  Nothing in this Interim Order or in the DIP Loan Documents shall be deemed or construed as a consent by the Prepetition Secured Parties to any such postpetition financing or cash collateral facility, or as an admission or evidence that any adequate protection provided herein would be sufficient adequate protection in respect thereof.  The DIP Secured Parties’ claims, superpriority claims, security interests and liens and other protections granted pursuant to this Interim Order (and the Final Order) and the DIP Facility (including the DIP Liens and DIP Superiority Claim) will not be affected by any subsequent reversal, modification, vacatur or amendment of this Interim Order or the Final Order or any other order, as provided in Section 364(e) of the Bankruptcy Code.

M.           Business Judgment and Good Faith Pursuant to Section 364(e).

(i)            The terms and conditions of the DIP Facility, and the fees paid and to be paid thereunder, are fair, reasonable, and the best available under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and consideration;

(ii)           the DIP Facility was negotiated in good faith and at arm’s length among the Debtors and the DIP Secured Parties; and

(iii)          the use of the proceeds to be extended under the DIP Facility will be so extended in good faith, and for valid business purposes and uses, as a consequence of which the DIP Secured Parties are entitled to the protection and benefits of Section 364(e) of the Bankruptcy Code.

N.            Relief Essential; Best Interest.  The relief requested in the Motion (and provided in this Interim Order) is necessary, essential and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of the Debtors’ assets and property.  It is in the best interest of the Debtors’ estates that the Debtors be allowed to enter into the DIP Facility, incur the DIP Obligations and use the Cash Collateral as contemplated herein.

NOW, THEREFORE, on the Motion of the Debtors and the record before this Court with respect to the Motion, including the record made during the Interim Hearing, and with the consent of the Debtors, the Prepetition Secured Parties and the DIP Secured Parties, and good and sufficient cause appearing therefor,

IT IS ORDERED that:

1.             Motion Granted.  The Motion is granted in accordance with the terms and conditions set forth in this Interim Order.  Any objections to the Motion with respect to entry of this Interim Order to the extent not withdrawn, waived or otherwise resolved, and all reservation of rights included therein, are hereby denied and overruled.

2.             DIP Facility.

(a)           DIP Obligations, etc.  The Debtors are expressly and immediately authorized and empowered to enter into the DIP Facility and to incur and to perform the DIP Obligations in accordance with and subject to this Interim Order (and, upon its entry, a Final Order) and the other DIP Loan Documents, to execute and/or deliver all DIP Loan Documents and all other instruments, certificates, agreements and documents, and to take all actions, which may be reasonably required or otherwise necessary for the performance by the Debtors under the DIP Facility, including the creation and perfection of the DIP Liens described and provided for herein.  The Debtors are hereby authorized and directed to pay all principal, interest, fees and expenses, indemnities and other amounts described herein and in the other DIP Loan Documents as such shall accrue and become due hereunder or thereunder, including, without limitation, the reasonable fees and expenses of the attorneys and financial and other advisors and consultants of the DIP Agent and the DIP Lenders as and to the extent provided for herein and in the other DIP Loan Documents (collectively, all loans, advances, extensions of credit, financial accommodations, fees, expenses and other liabilities and obligations (including indemnities and similar obligations) in respect of DIP Extensions of Credit, the DIP Facility and the DIP Loan Documents, the “DIP Obligations”).  The DIP Obligations shall not otherwise be subject to further approval of this Court.  The DIP Loan Documents and all DIP Obligations shall represent, constitute and evidence, as the case may be, valid and binding obligations of the Debtors, enforceable against the Debtors, their estates and any successors thereto in accordance with their terms.  The term of the DIP Facility shall commence on the date of entry of this

Interim Order and end on the Termination Date, subject to the terms and conditions set forth herein and in the other DIP Loan Documents, including the protections afforded a party acting in good faith under Section 364(e) of the Bankruptcy Code.

(b)           Authorization to Borrow, etc.  In order to enable them to continue to operate their businesses, subject to the terms and conditions of this Interim Order and the other DIP Loan Documents, the DIP Borrower is hereby authorized under the DIP Facility to borrow during the Interim Period (and the other Debtors are authorized to guarantee repayment of) up to an aggregate principal amount of $25,000,000.

(c)           Conditions Precedent.  The DIP Lenders shall have no obligation to make any DIP Extension of Credit or any other financial accommodation hereunder or under the other DIP Loan Documents (and the Debtors shall not make any request therefor) unless all conditions precedent to making DIP Extensions of Credit under the DIP Loan Documents have been satisfied or waived in accordance with the terms of the DIP Loan Documents.

(d)           DIP Collateral.  As used herein, “DIP Collateral” shall mean, all now owned or hereafter acquired assets and property, whether real or personal, of the Debtors including, without limitation, all Prepetition Collateral, all assets and property pledged under the DIP Loan Documents, and all cash, any investment of such cash, inventory, accounts receivable, including intercompany accounts (and all rights associated therewith), other rights to payment whether arising before or after the Petition Date, contracts, contract rights, chattel paper, goods, investment property, inventory, deposit accounts (including the cash collection, “lockbox” and “concentration” accounts described in paragraph 14 or otherwise under the DIP Loan Documents), “core concentration accounts,” “cash collateral accounts”, and in each case all amounts on deposit therein from time to time, equity interests, securities accounts, securities entitlements, securities, commercial tort claims, books, records, plants, equipment, general intangibles, documents, instruments, interests in leases and leaseholds, interests in real property, fixtures, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, letter of credit rights, supporting obligations, machinery and equipment, patents, copyrights, trademarks, tradenames, other intellectual property, all licenses therefor, and all proceeds, rents, profits, products and substitutions, if any, of any of the foregoing, and including, upon entry of the Final Order, all of the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, and any other avoidance or similar action under the Bankruptcy Code or similar state law, and the proceeds thereof, whether received by judgment, settlement or otherwise (the “Avoidance Action Collateral”).(4)

(e)           DIP Liens.  Effective immediately upon the entry of this Interim Order, and subject to the Carve-Out, as set forth more fully in this Interim Order, the DIP Agent for the ratable benefit of the DIP Secured Parties is hereby granted the following security interests and liens, which shall immediately be valid, binding, perfected, continuing, enforceable and non-avoidable (all liens and security interests granted to the DIP Agent for the benefit of the DIP Secured Parties pursuant to this Interim Order, any Final Order and the other DIP Loan Documents, the “DIP Liens”):

(I)       pursuant to Section 364(c)(2) of the Bankruptcy Code, valid, enforceable, perfected and non-avoidable first priority liens on and security interests in all DIP Collateral that was not encumbered by valid, enforceable, perfected and non-avoidable liens as of the Petition Date;

(4)           With respect to any liens on the capital stock of the Debtors’ directly owned foreign subsidiaries to secure the DIP Obligations, such liens shall be limited to pledges that would not result in deemed dividends to the Debtors pursuant to Section 956 of the Internal Revenue Code.

(II)      pursuant to Section 364(c)(3) of the Bankruptcy Code, valid, enforceable, perfected and non-avoidable liens on and security interests in (x) all DIP Collateral which is unencumbered by the Prepetition Liens but on which a third party, i.e., not the Prepetition Secured Parties (a “Third Party Lienholder”), had a pre-existing lien on the Petition Date and (y) all DIP Collateral encumbered by the Prepetition Liens on which a Third Party Lienholder had a pre-existing lien on the Petition Date that was senior to the Prepetition Liens, in each case junior only to any such liens and security interests of Third Party Lienholders, but solely to the extent that such liens and security interests were in each case valid, enforceable, perfected and non-avoidable as of the Petition Date, and were permitted by the terms of the Prepetition Loan Documents (the “Senior Third Party Liens”); and

(III)    pursuant to Section 364(d) of the Bankruptcy Code, valid, enforceable, perfected and non-avoidable liens on and security interests in all Prepetition Collateral, which liens and security interests shall be senior to and prime the Prepetition Liens and the liens of all Third Party Lienholders which are pari passu with or junior and subject to the Prepetition Liens.

(f)            Other Provisions Relating to the DIP Liens.  The DIP Liens shall secure all of the DIP Obligations.  The DIP Liens shall not, without the consent of the DIP Agent, be made subject to, or pari passu with, any other lien or security interest, other than to the extent expressly provided herein and to the Carve-Out, by any court order heretofore or hereafter entered in the Cases, and shall be valid and enforceable against any trustee appointed in the Cases, upon the conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (any “Successor Cases”), and/or upon the dismissal of any of the Cases.  It is understood and agreed, and hereby ordered, that, notwithstanding the immediately preceding sentence or anything else to the contrary set forth in this Interim Order, in any other DIP Loan Document, or in any other order of this Court entered in the Cases, any amounts advanced or expended by the Prepetition Secured Parties or the DIP Secured Parties (other than by the Last Out DIP Lenders or the Last Out Lenders (as defined in the Prepetition Credit Agreement; such lenders are referred to herein as, the “Last Out Prepetition Lenders”)), in their sole and absolute discretion and without requiring the consent or approval of any other party, after the occurrence and during the continuation of an Event of Default, directly or indirectly, to protect, preserve, maintain, market, sell or liquidate the Prepetition Collateral or DIP Collateral, including to fund the Debtors’ operations during a Bankruptcy Code Section 363 sale process, and any reasonable professional or advisory fees and expenses of White & Case LLP, Stikeman Elliot LLP, Houlihan, Lokey, Howard & Zukin, any local or foreign counsel and other advisors, appraisers and/or liquidators retained by the Prepetition Agent or the DIP Agent, shall be added to the First Out DIP Obligations for all purposes hereunder and under the other DIP Loan Documents.  The DIP Liens and the Adequate Protection Liens shall not be subject to Sections 510, 549, 550 or 551 of the Bankruptcy Code or the “equities of the case” exception of Section 552 of the Bankruptcy Code or, to the extent provided in the Final Order, Section 506(c) of the Bankruptcy Code.

(g)           Superpriority Administrative Claim Status.  The DIP Obligations shall, pursuant to Section 364(c)(1) of the Bankruptcy Code, at all times constitute an allowed superpriority claim (the “DIP Superpriority Claim”) of the DIP Agent for the benefit of the DIP Secured Parties, and be payable from and have recourse to all DIP Collateral.  The DIP Superpriority Claim shall be subject and subordinate only to the Carve-Out; provided that the Last Out DIP Lenders shall not receive or retain any payments, property, distribution or other amounts in respect of the DIP Superpriority Claim or DIP Obligations unless and until the First Out DIP Obligations are paid and satisfied in full and in cash (including cash collateralization of all Letters of Credit in accordance with the DIP Loan Documents).  Other than as expressly provided herein, including in paragraph 11 and with respect to the Carve-Out, no costs or expenses of administration, including, without limitation, professional fees allowed and payable under Bankruptcy Code Sections 328, 330 and 331, or otherwise, that have been or may be incurred in these proceedings or in any Successor Cases, and no priority claims are, or will be, senior to, prior to or pari passu with the DIP Liens, the DIP Superpriority Claim or any of the DIP Obligations, or with any other claims of the DIP Secured Parties arising hereunder or under the other DIP Loan Documents, or otherwise in connection with the DIP Facility.

3.             Authorization and Approval to Use Cash Collateral and Proceeds of DIP Facility. Subject to the terms and conditions of this Interim Order and the other DIP Loan Documents, and to the adequate protection granted to or for the benefit of the Prepetition Secured Parties as hereinafter set forth, each Debtor is authorized during the Interim Period (and not beyond) to (a) use the Cash Collateral and (b) request and use proceeds of the DIP Extensions of Credit, in each case for the types of expenditures set forth in the DIP Budget.  The DIP Budget may only be amended, supplemented, modified, restated, replaced, or extended in accordance with the DIP Loan Documents and the prior written consent of the DIP Agent.  The Last Out DIP Lenders shall have the consultation rights provided for in the DIP Credit

Agreement.  Notwithstanding anything herein to the contrary, subject only to the Debtors’ rights under paragraphs 17(b) and 17(c), the Debtors’ right to request or use proceeds of DIP Extensions of Credit or to use Cash Collateral shall terminate on the Termination Date, including upon written notice being provided by the DIP Agent to the Debtors that an Event of Default has occurred and is continuing.  Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors or their estates outside the ordinary course of business or other proceeds resulting therefrom, except as permitted herein (subject to any required Court approval).

4.             Adequate Protection for Prepetition Secured Parties.  As adequate protection for the interests of the Prepetition Secured Parties in the Prepetition Collateral (including Cash Collateral), the Prepetition Agent for the benefit of the Prepetition Secured Parties shall receive adequate protection as follows:

(a)           Adequate Protection Liens.  To the extent of, and in an aggregate amount equal to, the diminution in value of such interests, from and after the Petition Date, calculated in accordance with Section 506(a) of the Bankruptcy Code, resulting from, among other things, the use, sale or lease by the Debtors of the Prepetition Collateral (including the use of Cash Collateral), the granting of the DIP Liens, the subordination of the Prepetition Liens thereto and to the Carve-Out, or the imposition or enforcement of the automatic stay of Section 362(a) (collectively, “Diminution in Value”), the Prepetition Secured Parties shall have pursuant to Sections 361, 363(e) and 364(d) of the Bankruptcy Code, replacement security interests in and liens upon (the “Adequate Protection Liens”) all of the DIP Collateral, which shall be (i) junior and subject to the DIP Liens and Senior Third Party Liens and (ii) senior and prior to all other liens thereon.  The Adequate Protection Liens shall in all cases be subject to the Carve-Out.

(b)           Adequate Protection Superpriority Claims.  To the extent of the aggregate Diminution in Value, the Prepetition Secured Parties shall have, subject to the payment of the Carve-Out, an allowed superpriority administrative expense claim (the “Adequate Protection Superpriority Claim”) as provided for in Section 507(b) of the Bankruptcy Code, immediately junior and subject to the DIP Superpriority Claim, and payable from and having recourse to all DIP Collateral; provided, that the Prepetition Secured Parties shall not receive or retain any payments, property, distribution or other amounts in respect of the Adequate Protection Superpriority Claim unless and until the DIP Obligations and (without duplication) the DIP Superpriority Claim have indefeasibly been paid in full in cash; and provided further that  the Last Out Prepetition Lenders shall not receive or retain any payments, property or other amounts in respect of the Adequate Protection Superpriority Claim until the First Out Loan Obligations (as defined in the Prepetition Credit Agreement; such obligations are referred to herein as the “First Out Prepetition Obligations”) have been indefeasibly repaid and satisfied (including the cash collateralization of all prepetition letters of credit in accordance with the Prepetition Loan Documents) in full in cash.

(c)           Adequate Protection Payments, etc.

(I)       First Out Prepetition Lenders: The Prepetition Agent (solely on behalf of the First Out Lenders (as defined in the Prepetition Credit Agreement; such lenders are referred to herein as the “First Out Prepetition Lenders”) shall receive from the Debtors (x) upon the entry of this Interim Order, immediate cash payment of all accrued and unpaid interest on the First Out Prepetition Obligations and all letter of credit fees owing by the Debtors under the Prepetition Credit Agreement, in each case at the default rates provided for in the Prepetition Credit Agreement, and all other accrued and unpaid fees and disbursements (including legal and advisory fees and expenses) owing to the Prepetition Agent or the First Out Prepetition Lenders under the Prepetition Credit Agreement and incurred prior to the Petition Date, and (y) when due, all accrued but unpaid interest on the First Out Prepetition Obligations, and all letter of credit and other fees owing by the Debtors under the Prepetition Secured Credit Facility, at the default rate provided for in the Prepetition Credit Agreement.

(II)      Last Out Prepetition Lenders:  All accrued and unpaid interest on the Last Out Loan Obligations (as defined in the Prepetition Credit Agreement; such obligations shall be referred to herein as “Last Out Prepetition Obligations”) owing by the Debtors under the Prepetition Credit Agreement shall, upon the entry of the Interim Order and, thereafter, when due, but only to the extent permitted by applicable law, be paid in kind by capitalizing such interest in accordance with the terms of the Prepetition Credit Agreement, effective as of the date hereof or the applicable interest payment date, respectively.

(III)    Promptly upon receipt of invoices therefor, the Prepetition Agent shall receive from the Debtors current cash payments of all reasonable professional and advisory fees, costs and expenses of the Prepetition Agent incurred in connection with the administration and monitoring of the Prepetition Secured Credit Facility or the DIP Facility, including, without, limitation, the reasonable documented post-petition fees and expenses of legal, financial and other advisory, tax, investment banking and other professionals (including, without limitation, White & Case LLP, Stikeman Elliot LLP, Houlihan, Lokey, Howard & Zukin and any local or foreign counsel to the Prepetition Agent, and any replacement or addition thereto that the Prepetition Agent deems reasonably appropriate) retained by the Prepetition Agent.

5.             Monitoring of Collateral.  The Prepetition Agent and the DIP Agent, and their respective consultants and advisors, shall be given reasonable access to the Debtors’ books, records, assets and properties for purposes of monitoring the Debtors’ business and the value of the DIP Collateral, and shall be permitted to conduct, at their discretion and at the Debtors’ cost and expense, field audits, collateral examinations and inventory appraisals at reasonable times in respect of the DIP Collateral.

6.             Financial Reporting, etc.  The Debtors shall provide the DIP Agent and the Prepetition Agent with the monthly financial reporting given to the United States Trustee and all of the financial reporting as required under and in all instances consistent with the DIP Loan Documents and the Prepetition Loan Documents, including, for the avoidance of doubt, on Wednesday of each week a report for the prior week (ending at the close of business on Friday of such prior week) setting forth the receipts and expenditures for such prior week (including detailed schedules supporting the cash flow forecast in excel format), and the amount of variance, if any, on a line-item basis from the corresponding projected amounts set forth in the DIP Budget for such week (each a “Variance Report”).  Each weekly Variance Report shall contain information relating to the immediately prior week, as well as cumulative information from and after the Petition Date, and shall be delivered to the DIP Agent and the Prepetition Agent along with a statement of the account balances for all of the Debtors’ bank accounts.  The Debtors shall deliver to counsel to the ad hoc committee of certain holders (the “Prepetition Noteholders”) of the Debtors’ prepetition 8½% Senior Subordinated Notes due 2012 (the “Ad Hoc Committee”) each Variance Report that is delivered to the DIP Agent and the Prepetition Agent as soon as reasonably practicable.

7.             DIP Lien and Adequate Protection Replacement Lien Perfection.  This Interim Order shall be sufficient and conclusive evidence of the validity, perfection and priority of the DIP Liens and the Adequate Protection Liens without the necessity of filing or recording any financing statement, deed of trust, mortgage, or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the DIP Liens and the Adequate Protection Liens or to entitle the DIP Liens and the Adequate Protection Liens to the priorities granted herein.  Notwithstanding the foregoing, the DIP Agent and the Prepetition Agent may, each in their sole discretion, file such financing statements, mortgages, security agreements, notices of liens and other similar documents, and are hereby granted relief from the automatic stay of Section 362 of the Bankruptcy Code in order to do so, and all such financing statements, mortgages, security agreements, notices and other agreements or documents shall be deemed to have been filed or recorded at the time and on the date of the commencement of the Cases.  The Debtors shall execute and deliver to the DIP Agent and the Prepetition Agent all such financing statements, mortgages, security agreements, notices and other documents as the DIP Agent and the Prepetition Agent may reasonably request to evidence, confirm, validate or perfect, or to insure the contemplated priority of, the DIP Liens and the Adequate Protection Liens.  The DIP Agent

and the Prepetition Agent, in their discretion, may file a photocopy of this Interim Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which any Debtor has real or personal property and, in such event, the subject filing or recording officer shall be authorized to file or record such copy of this Interim Order. To the extent that the Prepetition Agent is the secured party under any account control agreements, listed as loss payee under any of the Debtors’ insurance policies or is the secured party under any Prepetition Collateral Document, the DIP Agent is also deemed to be the secured party under such account control agreements, loss payee under the Debtors’ insurance policies and the secured party under each such Prepetition Collateral Document, and shall have all rights and powers attendant to that position (including, without limitation, rights of enforcement) and shall act in that capacity and distribute any proceeds recovered or received in accordance with the terms of this Interim Order and/or the Final Order, as applicable, and the other DIP Loan Documents.  The Prepetition Agent shall serve as agent for the DIP Agent  for purposes of perfecting their respective security interests and liens on all DIP Collateral that is of a type such that perfection of a security interest therein may be accomplished only by possession or control by a secured party.

8.             Reservation of Certain Third Party Rights and Bar of Challenges and Claims.  Except as set forth below in the immediately following sentence, all of the findings, agreements, terms, provisions and conditions hereof (including the Debtors’ stipulations set forth in paragraph F of this Interim Order (the “Claims Stipulations”)), shall be immediately and irrevocably binding on all persons and entities.  Notwithstanding the foregoing, nothing in this Interim Order shall prejudice any rights a Committee (or any other party with standing to do so) may have (a) to object to or challenge any of the Claims Stipulations, including in relation to (i)

the validity, extent, perfection or priority of the Prepetition Liens on the Prepetition Collateral, or (ii) the validity, allowability, priority, status or amount of the Prepetition Obligations, or (b) to bring suit against any of the Prepetition Secured Parties in connection with or related to the matters covered by the Claims Stipulations; provided, that unless any Committee or such other party with standing to do so, commences an adversary proceeding or contested matter (as applicable) raising such objection or challenge, including without limitation any claim against the Prepetition Secured Parties in the nature of a setoff, counterclaim or defense to the Prepetition Obligations (including but not limited to, those under Sections 506 (subject to the waiver of Bankruptcy Code Section 506(c) claims as may be provided in a Final Order), 544, 547, 548, 549, 550 and/or 552 of the Bankruptcy Code or by way of suit against any of the Prepetition Secured Parties), by the date that is seventy-five (75) days following the earlier of (x) the date of the appointment of a Committee and (y) the date of entry of the Final Order (the period described in the immediately preceding clause shall be referred to as the “Challenge Period,” and the date that is the next calendar day after the termination of the Challenge Period shall be referred to as the “Challenge Period Termination Date”), upon the Challenge Period Termination Date, any and all such challenges and objections by any Committee, any Chapter 11 or Chapter 7 trustee appointed herein or in any Successor Case, and any other party in interest shall be deemed to be forever waived and barred, and the Prepetition Obligations shall be deemed to be an allowed secured claim within the meaning of Sections 502 and 506 of the Bankruptcy Code for all purposes in connection with the Cases, and the Claims Stipulations shall be binding on all creditors, interest holders and parties in interest.  To the extent any such objection or complaint is filed, the Claims Stipulations shall nonetheless remain binding and preclusive except to the extent expressly challenged in such objection or complaint.

9.             Carve-Out.  Subject to the terms and conditions contained in this paragraph 9, the DIP Liens, the DIP Superpriority Claim, the Prepetition Liens, the Adequate Protection Liens and the Adequate Protection Superpriority Claim, which have the relative lien and payment priorities as set forth herein, shall, in any event, in all cases be subject and subordinate to a carve-out (the “Carve-Out”), which shall be comprised of the following:  (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a), (ii) subject in all cases to the limitations set forth in the DIP Loan Documents and to Court approval, the sum of (A) and (B), where (A) is the aggregate amount of the Debtors’ professional fees and disbursements which have been incurred, accrued, or invoiced (but remain unpaid) prior to the date on which the DIP Agent provides written notice that an Event of Default has occurred and has triggered the Carve-Out (a “Carve Out Trigger Notice”) for any professional retained by an order of the Court under Section 327 or 328 of the Bankruptcy Code, and (B) is the aggregate amount of fees and disbursements of the Debtors’ retained professionals accrued after delivery of the Carve Out Trigger Notice, up to $5,500,000, and (iii) subject in all cases to the limitations set forth in the DIP Loan Documents and to Court approval, the sum of (C) and (D), where (C) is the aggregate amount, of any Committee’s, if one is so appointed, professional fees and disbursements which have been incurred, accrued or invoiced (but remain unpaid) prior to the receipt by the Committee of a Carve Out Trigger Notice for any professional retained by an order of the Court under Section 1102 of the Bankruptcy Code, and (D) is the aggregate amount of fees and disbursements of any Committee’s retained professionals accrued after delivery of the Carve Out Trigger Notice, up to $25,000.  For the avoidance of any doubt, no success fee, transaction fee, or bonus incurred by the Debtors’ investment banker(s) or financial advisors, or any financial advisor retained by the

Committee, shall be paid from the Carve-Out unless and until all other allowed hourly and monthly professional fees and disbursements have been paid in full in cash on a final basis, in all cases subject to the limitations set forth in the DIP Budget.  No portion of the Carve-Out, no proceeds of the DIP Facility or DIP Extensions of Credit, and no proceeds of the Prepetition Collateral, including any Cash Collateral, or any other amounts, may be used for the payment of the fees and expenses of any person incurred (i) in challenging, or in relation to the challenge of, any of the Prepetition Secured Parties’ or the DIP Secured Parties’ liens or claims (or the value of their respective Prepetition Collateral or DIP Collateral), or the initiation or prosecution of any claim or action against any of the Prepetition Secured Parties or DIP Secured Parties, including any claim under Chapter 5 of the Bankruptcy Code, or any state law or foreign law, in respect of the Prepetition Secured Facility or the DIP Facility, or in preventing, hindering or delaying the realization by the Prepetition Secured Parties or the DIP Secured Parties upon any Prepetition Collateral or DIP Collateral, respectively, or the enforcement of their respective rights under the Prepetition Secured Credit Facility, the Prepetition Loan Documents, the DIP Facility, this Interim Order, the Final Order or any other DIP Loan Document, (ii) in requesting authorization, or supporting any request for authorization, to obtain postpetition financing (whether equity or debt) or other financial accommodations pursuant to Section 364(c) or (d) of the Bankruptcy Code, or otherwise, other than from the First Out DIP Lenders or (iii) in connection with any claims or causes of actions against the Releasees, including formal or informal discovery proceedings in anticipation thereof, and/or in challenging any Prepetition Obligations, DIP Obligations, Prepetition Lien, Adequate Protection Lien or DIP Lien.  Notwithstanding the foregoing limitations, up to $50,000 in the aggregate of the Carve-Out, any Cash Collateral or any proceeds of the DIP Facility or DIP Collateral may be used by any Committee prior to the

Challenge Period Termination Date to investigate the matters covered by the Claims Stipulations.

10.           Payment of Compensation.  Nothing herein shall be construed as a consent to the allowance of any professional fees or expenses of any of the Debtors or any Committee or shall limit or otherwise affect the right of the DIP Secured Parties and/or the Prepetition Secured Parties to object to the allowance and payment of any such fees and expenses.  So long as no Event of Default exists that has not been waived in writing, the Debtors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code and in accordance with the DIP Budget, with the variations permitted herein, as the same may be due and payable and the same shall not reduce the Carve-Out.

11.           Section 506(c) Claims.  The Debtors’ rights under Section 506(c) of the Bankruptcy Code are preserved until entry of a Final Order; the Debtors have agreed to seek a provision in the Final Order, in a form acceptable to the DIP Agent, that would waive the Debtors’ rights under Section 506(c).  Nothing contained in this Interim Order, in the Final Order or in the other DIP Loan Documents shall be deemed a consent by the Prepetition Secured Parties or the DIP Secured Parties to any charge, lien, assessment or claim against, or in respect of, the DIP Collateral or the Prepetition Collateral under Section 506(c) of the Bankruptcy Code or otherwise.

12.           Collateral Rights; Limitations in Respect of Subsequent Court Orders.  Without limiting any other provisions of this Interim Order, unless the DIP Agent and the Prepetition Agent have provided their prior written consent, there shall not be entered in these proceedings, or in any Successor Case, any order which authorizes (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the DIP Collateral and/or entitled to priority administrative status which is superior to or pari passu with those granted pursuant to this Interim Order to or for the benefit of the DIP Secured Parties or the Prepetition Secured Parties, or (ii) the use of Cash Collateral for any purpose other than as set forth in the DIP Budget.

13.           Proceeds of Subsequent Financing.  Without limiting the provisions and protections of paragraph 12 above, if at any time prior to the indefeasible repayment and satisfaction in full in cash of all DIP Obligations and all Prepetition Obligations (including the cash collateralization of all Letters of Credit and all prepetition letters of credit in accordance with the DIP Loan Documents and the Prepetition Loan Documents, as the case may be), and the termination of the DIP Secured Parties’ obligations to make DIP Extensions of Credit, including subsequent to the confirmation of any Chapter 11 plan or plans (the “Plan”) with respect to the Debtors, the Debtors, the Debtors’ estates, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall obtain credit or incur debt in violation of this Interim Order or the other DIP Loan Documents, then all of the cash proceeds derived from such credit or debt and all Cash Collateral shall immediately be turned over to the DIP Agent or the Prepetition Agent, as the case may be, for application in accordance with paragraph 18(b) of this Interim Order, the DIP Loan Documents and the Prepetition Loan Documents, as applicable.

14.           Cash Management.  The Debtors’ cash management system shall at all times be maintained (i) in accordance with the terms of the DIP Loan Documents and any order of this Court approving the maintenance of the Debtors’ cash management system, and (ii) in a manner which in any event shall be reasonably satisfactory to the DIP Agent.  Without limiting the immediately preceding sentence, by no later than 15 days after the entry of this Interim Order, all cash collections (including, but not limited to, payments from customers with respect to accounts receivable) shall be directed to lock-box deposit accounts (“cash collection accounts”) pursuant to a lockbox and blocked account arrangements in form and substance satisfactory to the DIP Agent.  The DIP Agent shall be deemed to have “control” over such accounts for all purposes of perfection under the Uniform Commercial Code. The Debtors and the financial institutions where the Debtors’ cash collection accounts are maintained are authorized and directed at any time during the Dominion Period to implement daily cash sweeps from the cash collection accounts to one or more concentration accounts maintained at Deutsche Bank AG New York Branch.  Until the occurrence of an Event of Default, all amounts collected in the cash collection accounts may be used in accordance with this Interim Order and the other DIP Loan Documents; after the occurrence and during the continuance of an Event of Default, subject only to the Debtors’ rights under paragraphs 17(b) and 17(c), all such amounts shall be applied in accordance with paragraph 18(b).

15.           Disposition of DIP Collateral.  The Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP Collateral, except for sales of inventory and collection of accounts receivable in the ordinary course of business or, if permitted by the DIP Loan Documents, as approved by the Court to the extent required under applicable bankruptcy law.

16.           Survival of Certain Provisions.  In the event of the entry of any order converting any of these Cases into a Successor Case, the DIP Liens, the DIP Superpriority Claim, the Adequate Protection Liens and the Adequate Protection Superpriority Claim shall continue in these proceedings and in any Successor Case, and such DIP Liens, DIP Superpriority Claim, Adequate Protection Liens and Adequate Protection Superpriority Claim shall maintain their respective priorities as provided by this Interim Order.

17.           Events of Default; Rights and Remedies Upon Event of Default.

(a)           Any automatic stay otherwise applicable to the DIP Secured Parties is hereby modified so that, upon and after the occurrence of the Termination Date, the DIP Agent and the Prepetition Agent shall, subject to subparagraph (b) of this paragraph 17, be entitled to exercise all of their rights and remedies in respect of the DIP Collateral and the Prepetition Collateral, in accordance with this Interim Order, the other DIP Loan Documents and/or the Prepetition Loan Documents, as applicable.

(b)           Upon the delivery by the DIP Agent of written notice of the occurrence of an Event of Default, in each case given to the Debtors, counsel to the Debtors, counsel for any Committee appointed in the Cases and the U.S. Trustee: (i)  the Debtors shall have no right to request or use any proceeds of any DIP Extensions of Credit or DIP Collateral, or to use Cash Collateral, other than towards the payment of the DIP Obligations as provided herein and in the other applicable DIP Loan Documents; provided, that, the Debtors may, subject to the limitations set forth herein and in the other DIP Loan Documents, use Cash Collateral and, if necessary, request and use proceeds of Advances, to pay for payroll or other expenditures incurred prior to the Termination Date which are critical to the Debtors’ operations and the preservation of the DIP Collateral; (ii) the Debtors shall deliver, or cause the delivery of, any proceeds of the DIP Extensions of Credit and DIP Collateral, and all Cash Collateral, to the DIP Agent, as provided herein and in the DIP Loan Documents; and (iii) subject to the provisions of paragraph 18, the DIP Agent shall be permitted to apply such proceeds in accordance with the terms of this Interim Order.  The Debtors and any Committee shall be entitled to an emergency hearing before this Court within five (5) business days after the giving of written notice by the DIP Agent and/or the Prepetition Agent of the occurrence of an Event of Default; provided, that the only issue that may be raised at such hearing shall be whether an Event of Default has in fact occurred and is continuing, and such entities hereby waive their right to seek any relief, whether under Section 105 of the Bankruptcy Code or otherwise, that would in any way impair, limit, restrict or delay the rights and remedies of the DIP Agent or the Prepetition Agent under the DIP Loan Documents or the Prepetition Loan Documents.  If the Debtors or any Committee do not contest the occurrence of the Event of Default within five (5) business days after the giving of notice thereof, or if the Debtors or any Committee do timely contest the occurrence of an Event of Default and the Court after notice and a hearing declines (or otherwise within such five (5) business day period fails) to stay the enforcement thereof, the Termination Date shall be deemed to have occurred for all purposes and the automatic stay, as to the DIP Agent and the Prepetition Agent, shall automatically terminate in all respects.  Nothing herein shall preclude the DIP Agent or the Prepetition Agent from seeking an order from the Court upon written notice (electronically (including via facsimile) in a manner that generates a receipt for delivery, or via overnight mail) to the U.S. Trustee, counsel to the Debtors and counsel to the Committee, if any, authorizing the DIP Agent and/or the Prepetition Agent to exercise any enforcement rights or remedies with respect to the DIP Collateral on less than five (5) business days’ notice, or the Debtors’ right to contest such relief.

(c)           Notwithstanding any provision of this Interim Order or the DIP Loan Documents, and subject to paragraph 20(b) herein, until the entry of a Final Order, the Debtors’ rights are preserved to seek (without using any portion of the proceeds of DIP Advances or Cash Collateral) approval of any type of debtor-in-possession financing and/or non-consensual use of Cash Collateral without the Prepetition Secured Parties’ consent, with an arms’-length lender not affiliated with the Prepetition Secured Parties or the Prepetition Noteholders, so long as all DIP

Obligations are paid and satisfied in full (including cash collateralization of all Letters of Credit in accordance with the DIP Loan Documents), and the DIP Secured Parties’ obligations under the DIP Loan Documents are terminated, in each case prior to the Debtors incurring such alternative indebtedness (except indebtedness immediately used to pay off the DIP Obligations).  All of the Prepetition Secured Parties’ and the DIP Secured Parties’ rights to oppose any such relief are fully preserved.

(d)           Upon the occurrence of the Termination Date (but subject, only in the case of the occurrence of the Termination Date resulting from an Event of Default, to the provisions of paragraph 17(b)), the DIP Agent and the Prepetition Agent are authorized to exercise all remedies and proceed under or pursuant to the applicable DIP Loan Documents and the Prepetition Loan Documents.  All proceeds realized in connection with the exercise of the rights and remedies of the DIP Secured Parties and the Prepetition Secured Parties shall be turned over and applied in accordance with paragraph 18(b).

(e)           The automatic stay imposed under Bankruptcy Code Section 362(a) is hereby modified pursuant to the terms of the DIP Loan Documents as necessary to (i) permit the Debtors to grant the Adequate Protection Liens and the DIP Liens and to incur all DIP Obligations and all liabilities and obligations to the Prepetition Secured Parties hereunder and under the other DIP Loan Documents, as the case may be, and (ii) authorize the DIP Agent and Prepetition Agent to retain and apply payments, and otherwise enforce their respective rights and remedies hereunder.

(f)            Nothing included herein shall prejudice, impair, or otherwise affect the Prepetition Agent’s or the DIP Agent’s rights to seek (on behalf of the Prepetition Secured Parties and the DIP Secured Parties, respectively) any other or supplemental relief in respect of the Debtors (including, as the case may be, other or additional adequate protection) nor the DIP Agent’s or Prepetition Agent’s rights to suspend or terminate the making of DIP Extensions of Credit or use of Cash Collateral.

(g)           Notwithstanding anything in this Interim Order to the contrary, the Prepetition Agent shall not be permitted to exercise any rights or remedies for itself or the Prepetition Secured Parties unless and until the DIP Obligations are indefeasibly paid and satisfied in full in cash (including the cash collateralization of all Letters of Credit in accordance with the DIP Loan Documents).

18.           Applications of Proceeds of Collateral, Payments and Collections.

(a)           As a condition to the DIP  Extensions of Credit and the authorization to use Cash Collateral, each Debtor has agreed that proceeds of any DIP Collateral and Prepetition Collateral, any amounts held on account of the DIP Collateral or Prepetition Collateral, and all payments and collections received by the Debtors with respect to all proceeds of DIP Collateral and Prepetition Collateral, shall be used and applied in accordance with the DIP Loan Documents (including repayment and reduction of the DIP Obligations and the application of payments in accordance with the priorities between the First Out DIP Lenders and the Last Out DIP Lenders).

(b)           Subject to the Debtors’ rights under paragraphs 17(b) and 17(c) and the funding of the Carve-Out, upon and after the occurrence of the Termination Date all proceeds of DIP Collateral and Prepetition Collateral, whenever received, shall be paid and applied as follows:  (i) first, to permanently and indefeasibly repay and reduce the DIP Obligations then due and owing in accordance with the DIP Loan Documents (including in accordance with the payment priorities provided therein as between the First Out DIP Lenders and the Last Out DIP

Lenders), until paid and satisfied in full in cash (including the cash collateralization of all Letters of Credit in accordance with the DIP Loan Documents); (ii) second, to permanently and indefeasibly repay and reduce the Prepetition Obligations then due and owing in accordance with the Prepetition Loan Documents (including in accordance with the payment priorities provided therein as between the First Out Prepetition Lenders and the Last Out Prepetition Lenders) until paid and satisfied in full in cash (including the cash collateralization of all prepetition letters of credit in accordance with the Prepetition Loan Documents); and (iii) third, to the Debtors’ estates.  For avoidance of doubt, nothing in this Interim Order shall be construed to limit the voluntary and mandatory repayment provisions set forth in the DIP Loan Documents.

19.           Proofs of Claim, etc.  None of the DIP Secured Parties or the Prepetition Secured Parties shall be required to file proofs of claim in any of the Cases or any Successor Cases for any claim allowed herein.  Notwithstanding any order entered by the Court in relation to the establishment of a bar date in any of the Cases or any Successor Cases to the contrary, the DIP Agent, on behalf of itself and the DIP Secured Parties, and the Prepetition Agent, on behalf of itself and the Prepetition Secured Parties, respectively, are hereby authorized and entitled, in each of their sole and absolute discretion, but not required, to file (and amend and/or supplement, as it sees fit) a proof of claim and/or aggregate proofs of claim in each of the Cases or any Successor Cases for any claim allowed herein; for avoidance of doubt, any such proof of claim may (but is not required to be) filed as one consolidated proof of claim against all of the Debtors, rather than as separate proofs of claim against each Debtor.  Any proof of claim filed by the DIP Agent or the Prepetition Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the respective DIP Secured Parties or Prepetition Secured Parties.  Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Cases or any Successor Cases shall not apply to the DIP Agent, the other DIP Secured Parties, the Prepetition Agent or the other Prepetition Secured Parties.

20.           Other Rights and Obligations.

(a)           Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order.  Based on the findings set forth in this Interim Order and in accordance with Section 364(e) of the Bankruptcy Code, which is applicable to the DIP Facility as approved by this Interim Order, in the event any or all of the provisions of this Interim Order are hereafter modified, amended or vacated by a subsequent order of this Court or any other court, the DIP Secured Parties are entitled to the protections provided in Section 364(e) of the Bankruptcy Code, and no such appeal, modification, amendment or vacation shall affect the validity and enforceability of any advances made hereunder or the liens or priority authorized or created hereby.  Notwithstanding any such modification, amendment or vacation, any claim granted to the DIP Secured Parties hereunder arising prior to the effective date of such modification, amendment or vacation of any DIP Liens or of the DIP Superpriority Claim granted to or for the benefit of the DIP Secured Parties shall be governed in all respects by the original provisions of this Interim Order, and the DIP Secured Parties shall be entitled to all of the rights, remedies, privileges and benefits, including the DIP Liens and the DIP Superpriority Claim granted herein, with respect to any such claim.  Because the DIP Extensions of Credit are made in reliance on this Interim Order, the DIP Obligations incurred by the Debtors or owed the DIP Secured Parties prior to the effective date of any stay, modification or vacation of this Interim Order shall not, as a result of any subsequent order in the Cases or in any Successor Cases, be subordinated, lose their lien priority or superpriority administrative expense claim status, or be deprived of the benefit of the status of the liens and claims granted to the DIP Secured Parties under this Interim Order.

(b)           Expenses.  To the fullest extent provided in the DIP Loan Documents, the Debtors will pay all expenses incurred by the DIP Secured Parties (including, without limitation, the reasonable fees and disbursements of counsel for the DIP Secured Parties, any other local or foreign counsel that any DIP Secured Party shall retain and any internal or third-party appraisers, consultants, financial, restructuring or other advisors and auditors advising any such counsel) in connection with (i) the preparation, execution, delivery, funding and administration of the DIP Loan Documents, including, without limitation, all due diligence fees and expenses incurred or sustained in connection with the DIP Loan Documents, (ii) the Cases or any Successor Cases, or (iii) enforcement of any rights or remedies under the DIP Loan Documents.  Professionals for the Prepetition Secured Parties and the DIP Secured Parties shall not be required to comply with the U.S. Trustee fee guidelines, but shall provide reasonably detailed statements (redacted if necessary for privileged, confidential or otherwise sensitive information) to the Office of the U.S. Trustee and counsel for any Committee and the Debtors.  Thereafter, within ten (10) days of presentment of such statements, if no written objections to the reasonableness of the fees and expenses charged in any such invoice (or portion thereof) is made, the Debtors shall pay in cash all such fees and expenses of the Prepetition Agent, the DIP Agent and the DIP Secured Parties, and their advisors and professionals.  Any objection to the payment of such fees or expenses shall specify in writing the amount of the contested fees and expenses and the detailed basis for such objection.  To the extent an objection only contests a portion of an invoice, the undisputed portion thereof shall be promptly paid.  If any such objection to payment of an invoice (or any portion thereof) is not otherwise resolved between the Debtors, any Committee or the U.S.

Trustee and the issuer of the invoice, either party may submit such dispute to the Court for a determination as to the reasonableness of the relevant disputed fees and expenses set forth in the invoice.  This Court shall resolve any dispute as to the reasonableness of any fees and expenses.  For the avoidance of doubt, and without limiting any of the forgoing or any other provision of this Interim Order, the fees specified in Section 2.08 of the DIP Credit Agreement and in (i) the Arrangement Fee and Administrative Agent Fee Letter, among the DIP Borrower, DBTCA and Deutsche Bank Securities Inc., (ii) the Upfront Fee and Exit Fee Letter, among the DIP Borrower, the Initial Revolving Credit Lenders and the Initial Last Out Term Lenders, (iii) the Restructuring Arrangement Fee Letter, between the DIP Borrower and DBTCA, and (iv) the Enhanced Yield Letter Agreement, among the DIP Borrower, the Initial Last Out Term Lenders and DBTCA, are, in each case, upon entry of this Interim Order and irrespective of any subsequent order approving or denying the DIP Facility or any other financing pursuant to Section 364 of the Bankruptcy Code, fully entitled to all protections of Section 364(e) of the Bankruptcy Code and are deemed fully earned, indefeasibly paid, non-refundable, irrevocable, and non-avoidable as of the date of this Interim Order.

(c)           Binding Effect.  The provisions of this Interim Order shall be binding upon and inure to the benefit of the DIP Secured Parties and the Prepetition Secured Parties, the Debtors, and their respective successors and assigns (including any trustee or other fiduciary hereinafter appointed as a legal representative of the Debtors or with respect to the property of the estates of the Debtors) whether in the Cases, in any Successor Cases, or upon dismissal of any such Chapter 11 or Chapter 7 case.

(d)           No Waiver.  The failure of the DIP Secured Parties or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim

Order, the other DIP Loan Documents or the Prepetition Loan Documents or otherwise, as applicable, shall not constitute a waiver of any of the DIP Secured Parties’ or Prepetition Secured Parties’ rights hereunder, thereunder, or otherwise.  Notwithstanding anything herein, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair any of the rights, claims, privileges, objections, defenses or remedies of the DIP Secured Parties or the Prepetition Secured Parties under the Bankruptcy Code or under non-bankruptcy law against any other person or entity in any court, including without limitation, the rights of the DIP Agent and the Prepetition Agent (i) to request conversion of the Cases to cases under Chapter 7, dismissal of the Cases, or the appointment of a trustee in the Cases, or (ii) to propose, subject to the provisions of Section 1121 of the Bankruptcy Code, a Plan, or (iii) to exercise any of the rights, claims or privileges (whether legal, equitable or otherwise) on behalf of the DIP Secured Parties or the Prepetition Secured Parties.

(e)           No Third Party Rights.  Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, third party or incidental beneficiary.

(f)            Intercreditor Issues.  Nothing in this Interim Order shall be construed to convey on any individual DIP Lender or Prepetition Secured Lender any consent, voting or other rights beyond those (if any) set forth in the DIP Loan Documents and Prepetition Loan Documents, as applicable.  Nothing in this Interim Order shall be construed to impair or otherwise affect any intercreditor, subordination or similar agreement or arrangement in respect of the First Out Prepetition Obligations and the Last Out Prepetition Obligations, including, without limitation, Section 2.17 of the Prepetition Credit Agreement, or in respect of the First

Out DIP Obligations and Last Out DIP Obligations, including, without limitation, Sections 2.20 and 8.01 of the DIP Credit Agreement, which, in each case were negotiated at arm’s length among commercially sophisticated parties, comprise an integral part of the Prepetition Secured Credit Facility and the DIP Facility (and the use of Cash Collateral), as the case may be, and are enforceable to the fullest extent provided by Section 510(a) of the Bankruptcy Code and applicable law.

(g)           Impairment.  Notwithstanding anything to the contrary in this Interim Order, the Adequate Protection Superpriority Claim may be impaired pursuant to a Chapter 11 Plan (defined in the Prepetition Lender Restructuring Support Lockup Agreement) confirmed in the Cases with the requisite vote of the Prepetition Secured Lenders holding such claims that satisfy the requirements of Section 1126(c) of the Bankruptcy Code so long as the Termination Date has not occurred and the Prepetition Lender Restructuring Support Lockup Agreement has not terminated and is otherwise in full force and effect.

(h)           No Marshaling.  Neither the DIP Secured Parties nor the Prepetition Secured Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition Collateral, as applicable.

(i)            Section 552(b).  Subject to a Final Order, the DIP Secured Parties and the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of Section 552(b) of the Bankruptcy Code and the “equities of the case” exception under Section 552(b) of the Bankruptcy Code shall not apply to the DIP Secured Parties or the Prepetition Secured Parties with respect to proceeds, product, offspring or profits of any of the Prepetition Collateral or the DIP Collateral.

(j)            Amendment.  The Debtors and the DIP Agent (with the consent of the requisite DIP Secured Parties as provided in and consistent with their respective rights under the DIP Loan Documents) may amend, modify, supplement or waive any provision of the DIP Loan Documents without further notice to or approval of the Court, unless such amendment, modification, supplement or waiver (x) increases the interest rate (other than as a result of the imposition of the default rate) or fees charged in connection with the DIP Facility, (y) increases the commitments of the DIP Lenders to make DIP Extensions of Credit under the DIP Loan Documents, or (z) changes the Termination Date.  Any such amendments, modifications and supplements shall be filed with the Court.  Except as otherwise provided herein, no waiver, modification, or amendment of any of the provisions hereof shall be effective unless set forth in writing, signed by, or on behalf of, all the Debtors and the DIP Agents (after having obtained the approval of the requisite DIP Secured Parties as provided in the DIP Loan Documents) and approved by the Court after notice to parties in interest.

(k)           Priority of Terms.  To the extent of any conflict between or among (a) the express terms or provisions of any of the DIP Loan Documents, the Motion, any other order of this Court, or any other agreements, on the one hand, and (b) the terms and provisions of this Interim Order, on the other hand, unless such term or provision herein is phrased in terms of “defined in” or “as set forth in” the DIP Credit Agreement, the terms and provisions of this Interim Order shall govern.

(l)            Survival of Interim Order.  The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (i) confirming any Plan in the Cases, (ii) converting any of the Cases to a case under Chapter 7 of the Bankruptcy Code, (iii) to the extent authorized by applicable law, dismissing any of the

Cases, (iv) withdrawing of the reference of any of the Cases from this Court or (v) providing for abstention from handling or retaining of jurisdiction of any of the Cases in this Court.  The terms and provisions of this Interim Order, including the DIP Liens and DIP Superpriority Claim granted pursuant to this Interim Order, and any protections granted to or for the benefit of the Prepetition Secured Parties (including the Adequate Protection Liens and the Adequate Protection Superpriority Claim), shall continue in full force and effect notwithstanding the entry of such order, and such DIP Liens and DIP Superpriority Claim and protections for the Prepetition Secured Parties (including the Adequate Protection Liens and the Adequate Protection Superpriority Claim) shall maintain their priority as provided by this Interim Order, the other DIP Loan Documents and the Prepetition Loan Documents (as the case may be), including any intercreditor arrangement or agreements in respect thereof, until all of the DIP Obligations and the Prepetition Obligations have been indefeasibly paid and satisfied in full in cash (including the cash collateralization of all Letters of Credit and all prepetition letters of credit in accordance with the DIP Loan Documents and the Prepetition Loan Documents, as the case may be) and discharged.

(m)          Enforceability.  This Interim Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon execution hereof.

(n)           No Waivers or Modification of Interim Order.  The Debtors irrevocably waive any right to seek any modification or extension of this Interim Order without the prior written consent of the DIP Agent and the Prepetition Agent, and no such consent shall be implied by any other action, inaction or acquiescence of the DIP Agent or the Prepetition Agent.  This Interim Order may not be modified to alter the priority of payment as between the

First Out DIP Lenders and the Last Out DIP Lenders, or the relative lien priority of the DIP Liens, the Prepetition Liens and the Adequate Protection Liens.

(o)           Waiver of any Applicable Stay.  Any applicable stay (including, without limitation, under Interim Bankruptcy Rule 6004(h)) is hereby waived and shall not apply to this Interim Order.

21.           Final Hearing.

(a)           The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for [                     ], 2009, at [    :    ] a.m. (EST) at the United States Bankruptcy Court for the District of Delaware.  If no objections to the relief sought in the Final Hearing are filed and served in accordance with this Interim Order, no Final Hearing may be held, and a separate Final Order may be presented by the Debtors and entered by this Court.

(b)           On or before October     , 2009 the Debtors shall serve, by United States mail, first-class postage prepaid, notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”), together with copies of this Interim Order and the Motion, on the Notice Parties and to any other party that has filed a request for notices with this Court prior thereto and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed.  The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the Court no later than October     , 2009 at [    :    ] pm (EST), which objections shall be served so that the same are received on or before such date by:  (a) counsel for the Debtors, Latham & Watkins LLP, 233 S. Wacker Drive, Chicago Illinois 60606, facsimile: (312)997-9767, Attention: David Heller, Esq., and Douglas Bacon, Esq; (b) local counsel for the Debtors, Young Conaway Stargatt & Taylor, LLP, 1000 West Street, 17th Floor, Wilmington, Delaware

19801, Attn: Kara Hammond Coyle; (c) counsel for the DIP Agent and the Prepetition Agent, White & Case LLP, Attn:  Scott Greissman, 1155 Avenue of the Americas, New York, NY 10036-2787; (d) local counsel for the DIP Agent and the Prepetition Agent, Fox Rothschild LLP, Attn: Jeffrey M. Schlerf, Citizens Bank Center, 919 North Market Street, Suite 1300, Wilmington, Delaware; (e) counsel to any Committee; (f) the U.S. Trustee; and (g) counsel to the Last Out DIP Lenders, Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Los Angeles, CA  90017 Attn:  Paul S. Aronzon.

(c)           Retention of Jurisdiction.  The Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

SO ORDERED by the Court October     , 2009.

UNITED STATES BANKRUPTCY JUDGE

Entered on Docket

EXHIBIT A

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of October [            ], 2009

Among

ACCURIDE CORPORATION,
as Borrower

and

THE INITIAL REVOLVING CREDIT LENDERS, THE INITIAL LAST OUT TERM LENDERS AND INITIAL ISSUING BANK NAMED HEREIN,
as Initial Revolving Credit Lenders, Initial Last Out Term Lenders and Initial Issuing Bank

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Lead Bookrunner

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Syndication Agent

3

SECTION 8.19. Prepetition Loan Documents	152
SECTION 8.20. Conflict of Terms	152

SCHEDULES
Schedule I		Commitments and Lending Offices
Schedule II		Subsidiary Guarantors
Schedule 1.01(a)		Concentration Limits
Schedule 4.01(b)		Subsidiaries
Schedule 4.01(n)		Environmental Issues
Schedule 4.01(r)		Prepetition Debt
Schedule 4.01(s)		Owned Real Property
Schedule 4.01(t)		Leased Real Property
Schedule 4.01(u)		Leases of Real Property
Schedule 4.01(v)		Intellectual Property
Schedule 5.02(a)		Existing Liens
Schedule 5.02(l)		Existing Accounts
Schedule 5.04(a)		Minimum Net Cash Flow Schedule

EXHIBITS

Exhibit A1	-	Form of Revolving Credit Note
Exhibit A2	-	Form of Swingline Note
Exhibit A3	-	Form of Last Out Term Note
Exhibit B	-	Form of Notice of Revolving Credit Borrowing
Exhibit C	-	Form of Notice of Swingline Borrowing
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F	-	Form of Opinion of Latham & Watkins LLP, Borrower’s U.S. Counsel
Exhibit G	-	Form of Opinion of In-House Counsel of Accuride Corporation
Exhibit H	-	Form of Interim Borrowing Order
Exhibit I	-	Form of Guarantee and Collateral Agreement
Exhibit J	-	Form of Borrowing Base Certificate
Exhibit K	-	Form of Daily Cash Report

4

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of October [          ], 2009 (this “Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “Borrower”), the institutional lenders listed on the signature pages hereof as the initial last out term lenders (the “Initial Last Out Term Lenders”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial revolving credit lenders (the “Initial Revolving Credit Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as the initial issuing bank (in such capacity, the “Initial Issuing Bank”) and as administrative agent (in such capacity, together with any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), DEUTSCHE BANK SECURITIES INC., as lead arranger and lead bookrunner (in such capacities, the “Lead Arranger”), and GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent (in such capacity, the “Syndication Agent”).

PRELIMINARY STATEMENTS:

(1)           On October [              ], 2009 (the “Petition Date”), the Borrower and each of its Subsidiaries organized or incorporated in the United States (each a “U.S. Debtor” and collectively the “U.S. Debtors”) commenced Chapter 11 Cases Nos. [              ] and [              ] as administratively consolidated as Chapter 11 Case No. [              ] (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Borrower continues to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(2)           Prior to the Petition Date, financing was provided to the Borrower and Accuride Canada Inc., a corporation organized and existing under the law of the Province of Ontario (“Accuride Canada”), pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 (as amended, modified or supplemented up to, but not including, the Closing Date, the “Prepetition Credit Agreement”), among the Borrower, Accuride Canada, the banks, financial institutions and other institutional lenders from time to time party thereto (the “Prepetition Lenders”) and DBTCA, as administrative agent.

(3)           Pursuant to that certain Fourth Amendment and Canadian Forbearance Agreement, dated as of October 8, 2009, among the Borrower, Accuride Canada, DBTCA, as administrative agent, and certain Prepetition Lenders (the “Fourth Amendment and Canadian Forbearance Agreement”), the Prepetition Lenders party thereto agreed to forbear from exercising any rights under the Prepetition Loan Documents (as defined below) as a result of certain defaults under the Prepetition Credit Agreement.

(4)           The Borrower has requested that the Lenders (as defined below) provide it with (i) an ABL revolving credit and letter of credit facility of up to $25,000,000 (the “Revolving Credit Facility”) and (ii) a last out term loan facility of $25,000,000 (the “Last Out Term

Facility” and, together with the Revolving Credit Facility, the “DIP Facility”), in each case on a Post Petition (as defined below) basis on the terms and conditions set forth herein.

(5)           The Lenders are willing to provide such financing only if all of the Obligations (as defined below) under the Loan Documents (as defined below) and all other obligations of the U.S. Debtors (whether as borrowers or guarantors) owing to any Lender Party under the Loan Documents (a) constitute allowed administrative expenses in the Chapter 11 Cases with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Section 105, 326, 328, 503(b) 506(c) (subject to the entry of the Final Borrowing Order), 507(a), 507(b) and 726 of the Bankruptcy Code, provided that the priority status of the Obligations and the Collateral securing the same shall be subject to the Carve-Out (as defined below) and other Liens permitted herein and pursuant to the Orders (as defined below) and (b) are secured by the Collateral in which the U.S. Debtors have an interest, in each case pursuant to the Collateral Documents (as defined below) and/or as provided in the Orders (as defined below).

(6)           Subject to the terms and conditions of this Agreement and the other Loan Documents, and subject to the terms of the Orders, the Lenders are willing to make available to the Borrower the DIP Facility as provided for herein.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” means an “account” as such term is defined in Article 9 of the UCC and any and all supporting obligations in respect thereof.

“Account Debtor” means each Person who is obligated on an Account.

“Accounts Formula Amount” means on any date of determination, (x) the product of (i) 85% and (ii) the Value of the Loan Parties’ Eligible Accounts minus (y) the Dilution Reserve on such date of determination.

“Accounts Information” has the meaning specified in Section 5.03(f).

“Accuride Canada” has the meaning specified in Preliminary Statement (2).

“Accuride Erie” means Accuride Erie LP, a Delaware limited partnership (formerly known as AKW L.P.).

“Additional DIP Financing” has the meaning specified in Section 2.20(o)(iv).

“Additional Interest” means 1.00% of the aggregate principal amount of Last Out Term Advances outstanding as of the Extension Effective Date.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at (a) its office at 60 Wall Street, New York, New York 10005, Reference: Accuride DIP Facility or (b) such other office of the Administrative Agent located in the United States as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“Advance” means a Last Out Term Advance, a Revolving Credit Advance, a Swingline Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (or, in the case of any Lender which is an investment fund, (a) the investment advisor thereof, and (b) any other investment fund having the same investment advisor), or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Affiliated Account Debtors” means, with respect to an Account Debtor, an Affiliate of such Account Debtor which is also an Account Debtor.

“Aggregate Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Advances outstanding at such time, (b) the aggregate principal amount of all Swingline Advances outstanding at such time (exclusive of Swingline Advances which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Credit Advances) and (c) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings that are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Credit Advances).

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Anti-Terrorism Laws” means:

(a)           the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)           the USA Patriot Act;

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Margin” means (i) for Advances outstanding under the Revolving Credit Facility, (x) 5.50% per annum in the case of Base Rate Advances (including Swingline Advances and Letter of Credit Advances made as Base Rate Advances) and (y) 6.50% per annum in the case of Eurodollar Rate Advances, and (ii) for Last Out Term Advances outstanding under the Last Out Term Facility, (x) 6.50% per annum in the case of Base Rate Advances and (y) 7.50% per annum in the case of Eurodollar Rate Advances.

“Applicable Percentage” means 1.00% per annum.

“Appraisal Report” shall mean any appraisal report reasonably satisfactory to the Administrative Agent and prepared by independent consultants selected by the Administrative Agent and reasonably satisfactory to the Borrower.

“Approved Plan” means a Reorganization Plan that meets the requirements set out in the Restructuring Support Lockup Agreements and the Restructuring Term Sheets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and permitted assignee or transferee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit E hereto.

“Assumption Agreement” means an assumption agreement, substantially in the form of Annex 1 to the Guarantee and Collateral Agreement.

“Availability Reserve” means, with respect to the Borrowing Base, as of any date of determination, the sum (without duplication) of:

(a)          the Cash Management Reserve; plus

(b)         the Inventory Reserve; plus

(c)          the Rent Reserve; plus

(d)         the Senior Lien Reserve; plus

such other events, conditions or contingencies (and in such amounts) in respect of which the Administrative Agent, in its Permitted Discretion, determines additional reserves should be established from time to time.

“Available LC Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Avoidance Actions” shall mean the U.S. Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.

“Back-Stop Arrangements” shall mean, collectively, the Letter of Credit Back-Stop Arrangements and the Swingline Back-Stop Arrangements.

“Bankruptcy Code” has the meaning specified in Preliminary Statement (1).

“Bankruptcy Court” has the meaning specified in Preliminary Statement (1).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a Eurodollar Rate Advance denominated in U.S. Dollars with a one-month interest period commencing on such day plus 1.0%. For purposes of clause (c) of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than on the second Business Day prior to the first day of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day; provided that the determination of the Eurodollar Rate for the purposes of clause (c) shall disregard (A) the rounding requirement set forth in the definition of Eurodollar Rate and (B) the last sentence in the definition of Eurodollar Rate.  Notwithstanding the foregoing, the Base Rate shall not be less than 3.50% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with the Administrative Agent at its office at (i) 60 Wall Street, New York, New York 10005 or (ii) such other office of the Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“Borrowing” means a Last Out Term Borrowing, Revolving Credit Borrowing or a Swingline Advance.

“Borrowing Base” means, as of any date of calculation, an amount equal to the sum of:

(a)          the Accounts Formula Amount; plus

(b)         the Inventory Formula Amount; minus

(c)          the Availability Reserves; minus

(d)         the aggregate outstanding principal amount of the Last Out Term Advances; minus

(e)          the amount of the Carve-Out pursuant to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, if applicable.

The Administrative Agent shall have the right (but no obligation) to review such computations in consultation with the Borrower and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.

“Borrowing Base Certificate” means the Initial Borrowing Base Certificate and each Bring Down Borrowing Base Certificate.

“Bring Down Borrowing Base Certificate” has the meaning specified in Section 5.03(m).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum, without duplication, of all expenditures made, directly or indirectly (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases, but excluding any amount representing capitalized interest), by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person; provided that Capital Expenditures shall not include (without duplication) (a) any expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (i) with insurance proceeds received by the Borrower or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (ii) with the proceeds of any compensation awarded to the Borrower or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for or (b) any expenditures for the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by the Borrower or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in.

“Capital Security” shall mean, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve-Out” has the meaning provided in the Orders.

“Cash Collateral” has the meaning set forth in the Orders.

“Cash Collateral Account” has the meaning specified in Section 5.01(r)(iii).

“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 12 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of a least A-1 from S&P or at least P-1 from Moody’s; (d) domestic certificates of deposit or bankers’ acceptances maturing within 12 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that has combined capital and surplus of not less than $500,000,000; (e) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above, that are entered into with any commercial bank meeting the requirements specified in clause (d) above, (f) shares of investment companies that are registered under the Investment Company Act of 1940 and that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above, and (g) in the case of any Subsidiary which is not a U.S. Person, high quality, short-term liquid Investments made by such Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Cash Management Agreement” shall mean any agreement to provide (i) cash management services, including treasury, depository, overdraft, credit or debt card, electronic funds transfer and other cash management arrangements, (ii) commercial credit card and merchant card services, or (iii) other banking products or services as may be requested by any Loan Party, other than Letters of Credit.

“Cash Management Control Agreement” means a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in (or credited to) the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.01(r).

“Cash Management Creditors” shall mean, collectively, Fifth Third Bank and each Lender and/or any Affiliate thereof that has entered into one or more Secured Cash Management Agreements, even if such Person is not or subsequently ceases to be a Lender under this Agreement for any reason, together with such Person’s or their Affiliate’s successors, if any, for so long as such Person or their Affiliate (or successor thereof) participates in such Secured Cash Management Agreement.

“Cash Management Obligations” means all obligations and liabilities (other than Debt) owing by any Loan Party to the Cash Management Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Cash Management Agreement, whether such Secured Cash Management Agreement is now in existence or hereinafter arising.

“Cash Management Reserve” shall mean a reserve established by the Administrative Agent from time to time in its Permitted Discretion in respect of the Borrower’s liabilities (or potential liabilities) as part of its cash management system under any Secured Cash Management Agreements such as, but not limited to, reserves for returned items, customary charges for maintaining Deposit Accounts and similar items, as such amounts are from time to time notified by each Cash Management Creditor to the Administrative Agent and the Borrower.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means, and shall be deemed to have occurred, if: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, excluding the Permitted Investors, shall have become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Stock of the Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Borrower. For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (i) who is a member of the Board of Directors of the

Borrower on the Closing Date, (ii) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Closing Date, since the Closing Date), or (iii) who is recommended by at least a majority of the then Continuing Directors or who receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.

“Chapter 11 Case” and “Chapter 11 Cases” respectively have the meanings specified in Preliminary Statement (1).

“Closing Date” has the meaning specified in Section 3.01.

“Collateral” means all Prepetition and Post Petition property (whether real, personal or mixed) of the Loan Parties, whether arising before or existing on the Petition Date or acquired thereafter, and the proceeds of all of the foregoing, with respect to which any security interests have been granted (or purported to be granted) pursuant to (a) any Collateral Document, (b) this Agreement, (c) the Interim Borrowing Order or the Final Borrowing Order, as applicable, and/or (d) any additional Final Orders or other orders of the Bankruptcy Court under the Chapter 11 Cases.

“Collateral Documents” means the Guarantee and Collateral Agreement, any Cash Management Control Agreements and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collection Bank” has the meaning specified in Section 5.01(r)(i).

“Commingled Inventory” means Inventory of the Borrower or any Subsidiary Guarantor that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than the Borrower or another Subsidiary Guarantor organized under the same jurisdiction of the Borrower or such Subsidiary Guarantor) at a location owned or leased by the Borrower or a Subsidiary Guarantor to the extent that such Inventory of the Borrower or such Subsidiary Guarantor is not readily identifiable.

“Commitment” means a Last Out Term Commitment or a Revolving Credit Commitment.

“Confidential Information” has the meaning specified in Section 8.11(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Cram-down Plan” has the meaning provided in Section 6.01(a)(ix) hereof.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Core Concentration Account” has the meaning specified in Section 5.01(r)(ii).

“Covered Disposition” shall mean (i) any Recovery Event with respect to Collateral and (ii) any other sale, transfer, disposition or assignment of Collateral which does not give rise to an Account.

“DBTCA” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness, liabilities and obligations of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), it being understood that if such Person has not assumed or otherwise become liable for such Obligations, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of the related Obligations or the fair market value of all property of such Person securing such Obligations, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities issued for the account of such Person, (g) all Obligations of such Person in respect of Hedge Agreements, (h) all Off-Balance Sheet Liabilities of such Person, (i) all Disqualified Capital Securities issued by such Person with the amount of Debt represented by such Disqualified Capital Securities being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided that any such guaranteed Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business, and (k) all Debt referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of such Person under clauses (j) and (k) above shall (subject to any obligation set forth therein) be deemed to be the principal amount of the Debt guaranteed or secured thereby and, with respect to any Lien on property of such Person as described in clause (k) above, if such Person has not assumed or otherwise become liable for any such Debt, the amount of the

Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt.

For the purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Securities which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Securities as if such Disqualified Capital Securities were purchased on any date on which Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Securities, such fair market value to be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Securities. Notwithstanding the foregoing, “Debt” shall not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services that are not secured by a Lien other than a Permitted Lien or a Lien permitted under Section 5.02(a) and that are not overdue by more than 180 days.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance (including any Mandatory Borrowing) required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(g) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Administrative Agent pursuant to Section 2.02(g) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (b) the Swingline Bank pursuant to Section 2.02(c) to purchase a Pro Rata Share of a participation in a Swingline Advance made by the Swingline Bank, (c) an Issuing Bank, either (i) pursuant to Section 2.03(d)(i) to purchase (as Participant) its Pro Rata Share in any Letter of Credit issued by such Issuing Bank or (ii) pursuant to Section 2.03(d)(iii) to fund (as Participant) its Pro Rata Share of any unreimbursed Letter of Credit Advance made by such Issuing Bank pursuant to any Letter of Credit issued by such Issuing Bank, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent, the Swingline Bank or an Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent, the Swingline Bank or such Issuing Bank for such Lender Party’s

Pro Rata Share of any amount required to be paid by the Lender Parties to the Administrative Agent, the Swingline Bank or such Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or has notified the Administrative Agent, the Swingline Bank or any Issuing Bank that it does not intend to comply with its obligations under Sections 2.01(a), 2.01(b), 2.01(c) or 2.03(d) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section, (b) has taken any action or become the subject of any action or proceeding of a type described in Section 6.01(f) (replacing references therein to any “Subsidiary of a Loan Party that is not a Debtor” with references to a “Lender”) or has notified the Administrative Agent, the Swingline Bank or any Issuing Bank of the same or (c) has become the subject of a takeover by a Governmental Authority or shall notify the Administrative Agent, the Swingline Bank or any Issuing Bank of the same; provided that, for purposes of (and only for purposes of) Section 2.03(d) and Section 2.15(e) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Defaulting Lender” shall also include, as to any Lender, at such time (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender that is deemed to have, or has, become the subject of any action or proceeding of a type described in Section 6.01(f) (replacing references therein to any “Subsidiary of a Loan Party that is not a Debtor” with references to a “Lender”) or has become the subject of a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such Affiliate as determined by the relevant Governmental Authority, (ii) that Lender, if that Lender has previously cured a “Defaulted Advance” or a “Defaulted Amount” under this Agreement, unless such “Defaulted Advance” or “Defaulted Amount” has been cured and has subsequently ceased to exist for a period of at least 90 consecutive days prior to such time, (iii) that Lender, if it is in default with respect to its obligations under any other credit facility to which it is a party and which the Administrative Agent, the Swingline Bank or any Issuing Bank believes in good faith has occurred and is continuing, and (iv) that Lender, if that Lender has failed to make available its portion of any Advance or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(d)(iii) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) (A) Revolving Credit Lenders constituting the Majority Lenders with Revolving Credit Commitments or (B) Last Out Term Lenders constituting the Last Out Requisite Lenders with Last Out Term Commitments, as the case may be, has or have, as applicable, funded its or their portion thereof.

“Deposit Account” shall mean a demand, time, savings, passbook or like account established by a Loan Party with a bank, savings and loan association, credit union or like organization located in the United States or a state thereof or the District of Columbia.

“Dilution” shall mean, as of any date of determination, as to the Accounts owned by the Loan Parties, a percentage, based upon the experience of the immediately prior three (3) consecutive months, that is the result of dividing the U.S. Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits, volume or other rebates, returns, chargebacks, aged credits or other dilutive items with respect to such Accounts during such period, by (b) billings with respect to such Accounts during such period.

“Dilution Reserve” means, as of any date of determination, as to the Accounts owned by the Loan Parties, an amount equal to the product of (x) the amount (if positive), expressed as a percentage, by which Dilution of the Accounts owned by the Loan Parties exceeds 5.00% and (y) the Value of Eligible Accounts owned by the Loan Parties.

“DIP Budget” has the meaning specified in Section 5.03(e).

“DIP Facility” has the meaning specified in Preliminary Statement (4).

“DIP Forecast” means the Interim Initial DIP Forecast, the Initial DIP Forecast and any Updated DIP Forecast delivered in accordance with the provisions of this Agreement.

“Disbursement Account” shall mean each Deposit Account maintained by a Loan Party for its general corporate purposes, including for the purpose of paying trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).

“Disqualified Capital Securities” shall mean any Capital Securities which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on a date on or prior to one year after the Termination Date, in each case, other than a maturity or redemption that entitles the holder of such Capital Security to receive common stock of the Borrower as sole consideration upon maturity or redemption, or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Securities referred to in clause (i) above, in each case at any time on a date on or prior to one year after the Termination Date; provided that only the portion of Capital Securities that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Securities.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Dominion Period” shall mean any period (i) commencing on the date on which (w) an Event of Default has occurred and is continuing or (x) any Advance (other than a Last Out Term Advance) is outstanding and (ii) ending on the first date thereafter on which (y) no Event of Default exists and (z) there have been no Advances (other than any Last Out Term Advances) outstanding for 30 consecutive days.

“Effect of Bankruptcy” means, with respect to any contractual obligation, contract or agreement to which the Borrower or any of its Subsidiaries is a party, any default or other legal consequences arising on account of the commencement or the filing of the Chapter 11 Cases, as applicable (including the implementation of any stay), or the rejection of any such contractual obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable Law.

“Eligible Account” means, at any time, the Value of the Accounts originated by a Loan Party in the ordinary course of its business, that arise out of its bona fide sale of goods (other than promotional products) or rendition of services substantially in accordance with the provisions of any purchase order, contract or other document relating thereto, that comply in all material respects with each of the representations and warranties relating to Eligible Accounts made in the Loan Documents. The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Accounts from time to time in its Permitted Discretion including the right to modify or amend the exclusions set forth below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)

which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) a Lien (if any) permitted by the Loan Documents which does not have priority over the Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(c)

with respect to which (i) the scheduled due date is more than 90 days after the original invoice date or, in respect of farm invoices only, 180 days after the original invoice date (provided that the aggregate Value of Accounts with a scheduled due date more than 90 days after the original invoice date shall not, at any time, exceed $5,000,000), (ii) is unpaid more than 60 days after the original due date, or (iii) which has been written off the books of the Loan Party or otherwise designated as uncollectible;

(d)	which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under Clause (c) above;

(e)

which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest, or (viii) includes any other terms by reason of which the payment by an Account Debtor may be conditional;

(f)

for which the goods giving rise to such Account have not been shipped (or have been shipped other than FOB (seller’s location)) and billed to the Account Debtor or for which the services giving rise to such Account have not been performed and billed by a Loan Party or if such Account was invoiced more than once;

(g)

with respect to which (A) any check or other instrument of payment has been returned uncollected for any reason or (B) any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the check returned uncollected or the goods returned, rejected or repossessed;

(h)

which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, (vi) ceased operation of its business or (vii) suffered a material impairment of its financial condition;

(i)	which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(j)

which is (i) owed by an Account Debtor which is not a Governmental Authority which (A) does not maintain its chief executive office in the U.S. or Canada (provided that the aggregate Value of Accounts owed by an Account Debtor which maintains its chief executive office in Canada shall not, at any time, exceed $1,000,000) and (B) is not organized under applicable law of the U.S., Canada or any political subdivision thereof or (ii) is designated for payment collection in Canada or any other jurisdiction outside the U.S.;

(k)	which is owed in any currency other than U.S. Dollars or Canadian Dollars (up to the cap limit referred to in the proviso of paragraph (j)(i)(A));

(l)

which is owed by (i) any Governmental Authority of any country other than the U.S., or (ii) any Governmental Authority of the U.S., unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties in such Account have been complied with to the Administrative Agent’s satisfaction;

(m)	which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(n)

which (A) is owed by an Account Debtor or any Affiliate of such Account Debtor which is a creditor of any Loan Party or has disputed its obligation to pay all or any portion of the Account or (B) is subject to any security, deposit (including any pallet deposit), progress payment, retainage, set-off, chargeback or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent (including, without limitation, with respect to rebates, including cash rebates) of such creditor claim or amount in dispute or to the extent of such security, deposit (including any pallet deposit), progress payment, retainage, set-off, chargeback or other similar advance;

(o)	which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(p)	which is evidenced by any promissory note, chattel paper, or instrument;

(q)	which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(r)

which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System of the United States;

(s)

which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(t)	which was created on cash on delivery terms;

(u)

with respect to which the applicable Loan Party has made any agreement with any Account Debtor (i) for any deduction therefrom, except for (x) volume discounts and discounts or allowances for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and (y) returns, rebates or credits reflected in the calculation of the face value of each such invoice (in each case, only to the extent of such discount, allowance, return, rebate or credit) or (ii) for any adjustment, extension, compromise or settlement thereof, except for adjustments, extensions, compromises and settlements made in the ordinary course of business (and not related to the creditworthiness of the Account Debtor);

(v)	which have not been invoiced or which are not for a sum certain;

(w)	for which credit insurance has been requested and denied;

(x)	which is not payable to any Loan Party;

(y)	with respect to which the agreements evidencing such Accounts are not governed by the laws of any state of the United States or the District of Columbia;

(z)	which represents service charges or late fees;

(aa)

of any Account Debtor (and its Affiliated Account Debtors) whose Accounts in aggregate owing to the Loan Parties exceed 10% of the aggregate amount of all Accounts of the Loan Parties (or, in the case of those Account Debtors (collectively with their respective Affiliated Account Debtors) listed on Schedule 1.01(a), the respective percentage of the aggregate amount of all Accounts of the Loan Parties set forth opposite the names of such Account Debtors (and their respective Affiliated Account Debtors) on Schedule 1.01(a), provided that any such percentages set forth in such Schedule as applied to a particular Account Debtor (and its Affiliated Account Debtors) is subject to reduction by the Administrative Agent, in its Permitted Discretion, if the creditworthiness of such Account Debtor (and its Affiliated Account Debtors) materially deteriorates; provided, further that at the request of the Borrower, and with the consent of the Supermajority Revolving Credit Lenders, the names of additional Account Debtors (and their respective Affiliated Account Debtors) may be added to Schedule 1.01(a) from time to time.

All percentage limitations set forth above shall apply on an aggregate basis as among all Accounts whether owing to the Borrower or a Subsidiary Guarantor.  In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Loan Party shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual (A) customer deposits, (B) returns, (C) rebates, (D) discounts (which may at the Administrative Agent’s discretion, be calculated on shortest terms), (E) claims (including warranty claims), (F) credits or credits pending, (G) promotional program allowances, (H) price adjustments, (I) bonding subrogation rights to the extent not cash collateralized, (J) accrued and unpaid Taxes (including sales, excise or other taxes) of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and/or (K) finance charges and

(ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account (such net amount, the “Value”).

“Eligible Inventory” means, at any time, all of the Inventory owned by a Loan Party reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, that complies in all material respects with each of the representations and warranties relating to Eligible Inventory made in the Loan Documents.  The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Inventory from time to time in its Permitted Discretion including the right to modify or amend the exclusions set forth below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)	which is not subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)

which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(c)

which is, based upon the most recent Appraisal Report received by the Administrative Agent, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity and/or (without double-counting) subject to management reservations;

(d)	which does not conform to all standards imposed by any Governmental Authority;

(e)

in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the applicable Loan Party’s performance with respect to that Inventory);

(f)

which is not Finished Goods, Work-in-Process or Raw Materials, or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)	which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)

which (i) is located with a vendor, a customer of a Loan Party or its Affiliates or outside processor or on a property owned or leased by any of the foregoing, (ii) is not located on premises owned, leased or rented by a Loan Party unless in the case of leased or rented premises, either (x) a Third Party Agreement has been delivered to the Administrative Agent or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (iii) is stored with a bailee at a leased location, unless, either (x) a Third Party Agreement has been delivered to the Administrative Agent, or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (iv) is stored with a bailee or warehouseman, unless, either (x) a Third Party Agreement has been received by the Administrative Agent or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (v) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Administrative Agent unless a Third Party Agreement has been delivered to the Administrative Agent;

(i)

is covered by a negotiable document of title or warehouse receipt unless all actions have been taken to create and perfect a first priority Lien in favor of the Administrative Agent in such document of title or warehouse receipt and the Inventory covered thereby, including, without limitation, the delivery to the Administrative Agent or an agent thereof of such document of title and warehouse receipt with all necessary endorsements;

(j)	which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k)	which is a discontinued product or component thereof;

(l)	which is the subject of a consignment by such Loan Party as consignor;

(m)

which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)	which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(o)	for which reclamation rights have been asserted by the seller;

(p)	which consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Loan Party or to any Affiliate of any Loan Party;

(q)	which consists of goods that have been returned or rejected by the buyer which are not resaleable as new;

(r)	which is subject to a down payment or security deposit;

(s)	which is not of a type held for sale in the ordinary course of any Loan Party’s business;

(t)	which is Commingled Inventory;

(u)

which is subject to a license agreement, a private label agreement or other similar arrangement with a third party which, in the Administrative Agent’s determination, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(v)	which is not covered by casualty insurance as required by the terms of this Agreement;

(w)	which consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(x)

which (A) the value of which on the Inventory is reduced by any ledger reserve or (B) any capitalized variance to standard cost is maintained with respect thereto, but in each case, only to the extent of such reserve or variance which is in effect with respect thereto;

(y)	the manufacturing or distribution of which was not in material compliance with applicable law, including the FLSA; or

(z)	which consists of core (maintenance) inventory.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Enforcement Action” means, with respect to the Obligations, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights and remedies hereunder or under any other Loan Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Enhanced Yield Letter Agreement” means the letter agreement entered into between the Borrower and each of the Initial Last Out Term Lenders dated on or about the date of this Agreement.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with any Loan Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) at which deposits in U.S. Dollars are offered by the principal office of the Administrative Agent in London, England to first-class banks in the London interbank market at 11:00 A.M. (London time) for U.S. Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Rate Advance of the Administrative Agent (in its capacity as a Lender) (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Rate Advance then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period applicable to such Eurodollar Rate Advance commencing two Business Days thereafter as of 10:00 A.M. (New York City time) on the applicable Interest Determination Date by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.  The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent, subject, however, to the provisions of Section 2.07.  Notwithstanding the foregoing, the Eurodollar Rate shall not be less than 2.50% per annum.

“Eurodollar Rate Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” shall mean, as of any date of determination, the remainder of (a) the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Credit

Commitment at such time minus any Specified Reserve, minus (b) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean (w) Disbursement Accounts established solely for (i) payroll, (ii) tax payments, (iii) employee benefit programs or (iv) payment of medical and dental expenses in connection with health insurance programs for employees of the Borrower and the other Loan Parties, (x) petty cash accounts established (or otherwise maintained) by the Loan Parties that do not have cash balances at any time exceeding $50,000 in the aggregate for all such petty cash accounts, (y) fiduciary accounts and (z) trust accounts; provided that in no event shall Excluded Accounts include any Cash Collateral Accounts, Disbursement Accounts (other than those included in (w) above), Core Concentration Accounts, Lockbox Accounts or any other account pursuant to which a Cash Management Control Agreement or any other account control agreement has been executed and delivered to the Administrative Agent pursuant to this Agreement or any Collateral Document.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Extended Termination Date” means, if the extension option is exercised in accordance with Section 2.19 and the Borrower has paid the Extension Fee, the date that is 12 months after the Closing Date.

“Extension Effective Date” has the meaning specified in Section 2.19.

“Extension Fee” means 1.00% of the sum of the Total Revolving Credit Commitment outstanding, as of the Extension Effective Date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letter agreements dated as of the date of this Agreement, by and among the Lead Arranger, the Administrative Agent, the Initial Revolving Credit Lenders and the Borrower.

“Final Borrowing Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be reasonably satisfactory in form and substance to the Instructing Group and the Last Out Requisite Lenders, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, and which, among other matters but not by way of limitation, authorizes the U.S. Debtors to obtain credit, incur (or guaranty) Debt, and grant Liens under (or in respect of) this Agreement and the other Loan Documents, as the case may be, and provides for the superpriority of the Administrative Agent’s and the Lenders’ claims hereunder and under the other Loan Documents.

“Final Borrowing Order Entry Date” shall mean the date on or after the Closing Date on which the Final Borrowing Order is entered by the Bankruptcy Court.

“Final Order” shall mean an order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and which has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

“Finished Goods” shall mean completed goods which require no additional processing or manufacturing to be sold to third party customers by the Loan Parties in the ordinary course of business.

“First Day Orders” shall mean those orders entered by the Bankruptcy Court as a result of motions and applications filed by the U.S. Debtors with the Bankruptcy Court on the Petition Date, in each case in form and substance reasonably satisfactory to, and as approved by, the Administrative Agent pursuant to Section 3.01(m).

“First Out Advances” means all Advances other than the Last Out Term Advances.

“First Out Final Payment Date” means the first date on which the First Out Obligations (other than Unmatured Surviving Obligations) shall have been paid in full in cash, any outstanding Letters of Credit shall have been cash collateralized to the satisfaction of the Administrative Agent and each Issuing Bank and the Revolving Credit Commitments shall have been terminated in full.

“First Out Lender” means any Lender, other than the Last Out Term Lenders in their capacity as such, that is owed a First Out Advance.

“First Out Lender Party” means any Lender Party, other than the Last Out Term Lenders in their capacity as such.

“First Out Obligations” means all Obligations under the Loan Documents that are owed by the Loan Parties to (a) the Administrative Agent or (b) any First Out Lender Party and all Cash Management Obligations under the Secured Cash Management Agreements that are owed by the Loan Parties to the Cash Management Creditors.

“Fiscal Quarter” means any fiscal quarter of the Borrower and its Consolidated Subsidiaries that occurs within any Fiscal Year.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(m)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(m)(ii).

“Foreign Subsidiary” means any Subsidiary of the Borrower which is a corporation organized under the laws of any jurisdiction other than the United States or any state thereof.

“Fourth Amendment and Canadian Forbearance Agreement” has the meaning specified in Preliminary Statement (3).

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit I, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities future or option contracts for materials used in the ordinary course of business and other similar agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Individual Exposure” of any Revolving Credit Lender means, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Advances made by such Revolving Credit Lender and then outstanding, (b) such Revolving Credit Lender’s Pro Rata Share in the aggregate amount of all Swingline Advances outstanding at such time and (c) such Revolving Credit Lender’s Pro Rata Share in the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Borrowing Base Certificate” means a certificate showing the calculation of the Borrowing Base as of August 31, 2009, together with all attachments and supporting documentation in form and substance reasonably satisfactory to the Instructing Group and certified as true, correct and complete in all material respects by a Responsible Officer of the Borrower.

“Initial DIP Forecast” has the meaning specified in Section 5.03(d).

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Last Out Term Lenders” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” means the Initial Last Out Term Lenders and the Initial Revolving Credit Lenders.

“Initial Revolving Credit Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insolvency Proceeding” has the meaning specified in Section 2.20(o)(i).

“Instructing Group” means DBTCA, Eaton Vance Management and General Electric Capital Corporation; provided that if any such person ceases to be a Lender Party hereunder, such person shall cease to be, and no successor or assignee thereof shall become, a member of the Instructing Group.

“Instrument” means “instrument” as such term is defined in Article 9 of the UCC.

“Interest Determination Date” means, with respect to any Eurodollar Rate Advance, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Rate Advance.

“Interest Payment Date” shall mean, with respect to any Advance (subject, in the case of any Last Out Term Advance, to Section 2.20), (a) the last day of each Interest Period applicable to the Borrowing of which such Advance is a part, and, in addition, the date of any continuation or Conversion of such Advance with or to an Advance of a different Type, (b) at maturity (whether by acceleration or otherwise), (c) after such maturity, on demand and (d) with respect to any Revolving Credit Advance, the date of termination and cancellation of the Revolving Credit Commitments in their entirety.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing to the Borrower, the period commencing on the date of such Eurodollar Rate Advance, the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance or the last day of the immediately preceding Interest Period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1) month thereafter; provided that whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interim Borrowing Order” means collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower and Subsidiary Guarantors to execute and perform under the terms of this Agreement and the other Loan Documents and incur (and guarantee) and secure the Advances, Letters of Credit and other Obligations in connection therewith, which order shall be in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, and which shall be deemed satisfactory to each of the Instructing Group and each Last Out Term Lender if such order is substantially in the form of Exhibit H.

“Interim Borrowing Order Entry Date” means [                  ].

“Interim Initial DIP Forecast” has the meaning specified in Section 5.03(d).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as such term is defined in Article 9 of the UCC.

“Inventory Formula Amount” means, on any date of determination for Eligible Inventory, the lesser of (i) 65% of the Value of the Loan Parties’ Eligible Inventory; and (ii) 85% of the sum of the Net Orderly Liquidation Values of the Eligible Inventory by category.

“Inventory Reserve” means reserves established by the Administrative Agent in its commercially reasonable credit judgment from time to time to reflect factors that may negatively impact the Value of Inventory of the Borrower and the Subsidiary Guarantors, including:

(a)          any book reserves maintained by the Borrower in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b)         any change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks;

(c)          discrepancies that arise pertaining to inventory quantities on hand between a Loan Party’s perpetual accounting system, and physical counts of the inventory which will be equal to the greater of 2% or the results of the physical inventory counts taken over the past 12 months with the variance expressed as a percentage of Inventory;

(d)         discontinuance or speed of turnover;

(e)          designation for return to vendor

(f)            damage, quality or failure to meet customer specifications;

(g)         revaluation for deduction of capitalized favorable variances;

(h)         exclusion of revaluation for addition of unfavorable variances; and

(i)             to reflect differences between a Loan Party’s actual cost to produce versus its selling price to third parties, determined on a product line basis.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any other Lender reasonably acceptable to the Administrative Agent and the Borrower that agrees to issue Letters of Credit hereunder.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).

“Last Out Obligations” means all Obligations under the Loan Documents that are owed by the Loan Parties to the Last Out Term Lenders, in their capacity as such.

“Last Out Requisite Lenders” means, at any time, Last Out Term Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Last Out Term Advances outstanding at such time and (b) the aggregate unused Last Out Term Commitments at such time; provided, however, that if any Last Out Term Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Last Out Requisite Lenders at such time the aggregate principal amount of the Last Out Term Advances owing to such Last Out Term Lender.

“Last Out Term Advance” has the meaning specified in Section 2.01(a).

“Last Out Term Borrowing” means a borrowing consisting of simultaneous Last Out Term Advances of the same Type made by the Last Out Term Lenders.

“Last Out Term Commitment” means, with respect to any Last Out Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Last Out Term Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Last Out Term Commitment”.

“Last Out Term Facility” has the meaning specified in Preliminary Statement (4).

“Last Out Term Lender” means any Lender that has a Last Out Term Commitment or that is owed or holds a Last Out Term Advance.

“Last Out Term Note” means a promissory note of the Borrower payable to the order of any Last Out Term Lender, in substantially the form of Exhibit A3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Last Out Term Advance made by such Lender.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (w) Prepetition Obligations outstanding under the Prepetition Credit Agreement, (x) the Senior Subordinated Notes, (y) any other Debt or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests).

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Leases” has the meaning specified in Section 4.01(u).

“Lender Party” means any Lender, the Swingline Bank and each Issuing Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07.

“Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Letter of Credit” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Advance” means an advance made by an Issuing Bank pursuant to Section 2.03(e)(i).

“Letter of Credit Back-Stop Arrangements” has the meaning specified in Section 2.15(d).

“Letter of Credit Disbursement” has the meaning specified in Section 2.03(e)(ii).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Available LC Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Letter of Credit Advances at such time.

“Letter of Credit Request” has the meaning specified in Section 2.03(c)(i).

“Letter of Credit Sub-Limit” means $5,000,000.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, any agreement to give any of the foregoing, any lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) cash and Cash Equivalents held by (i) any Loan Party in (A) any Cash Collateral Account or (B) any other Deposit Account in the United States subject to a Cash Management Control Agreement or over which the Orders grant a perfected Lien in favor of the Secured Parties or (ii) any Mexican Subsidiary, but only up to a maximum amount of $2,500,000, plus (b) the Unused Revolving Credit Commitments available to be drawn on such date by the Borrower, as reduced by any amount required to satisfy the applicable conditions precedent to any extension of credit, tested as of such date, provided that until the condition on availability set forth in Section 3.02(b) is satisfied, the availability block in Section 3.02(b) shall be disregarded when calculating the amount of the Unused Revolving Credit Commitments for the purposes of calculating Liquidity; provided further that amounts held in Excluded Accounts or amounts pledged on a first priority basis to Persons other than the Secured Parties or that are secured by Senior Third Party Liens shall be excluded in calculating Liquidity.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Interim Borrowing Order or (when entered) the Final Borrowing Order (v) after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each additional Collateral Document and (vi) each other document, instrument or agreement designated as a “Loan Document” by the Administrative Agent and the Borrower, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Lockbox Account” shall mean each U.S. Deposit Account established at a Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.01(r)(i).

“Majority Lenders” means (A) at any time prior to the occurrence of the First Out Final Payment Date, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances (other than Swingline Advances) outstanding at such time, (b) the aggregate principal amount of the Swingline Advances outstanding at such time, (c) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Revolving Credit Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Revolving Credit Advances (other than Swingline Advances) owing to such Revolving Credit Lender and outstanding at such time, (ii) such Revolving Credit Lender’s Pro Rata Share of the aggregate principal amount of the Swingline Advances outstanding at such time, (iii) such Revolving Credit Lender’s Pro Rata Share of the aggregate Available LC Amount of all Letters of Credit issued and outstanding at such time, and (iv) the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time, and (B) at any time following the occurrence of the First Out Final Payment Date, the Last Out Requisite Lenders.  For purposes of this definition prior to the occurrence of the First Out Final Payment Date, the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to each Issuing Bank and the Available LC Amount of each Letter of Credit shall, in each case, be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Margin Stock” has the meaning specified in Regulation U.

“Mandatory Borrowing” shall have the meaning provided in Section 2.02(c).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets or liabilities of any Loan Party or any of its Subsidiaries, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or Related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party (it being understood and agreed that a Material Adverse Effect will not be deemed to exist as a result of the filing of the Chapter 11 Cases, or the Effects of Bankruptcy or the circumstances or events leading up thereto).

“Mexican Subsidiary” means any company organized and existing under the laws of Mexico that is a Subsidiary.

“Milestone Termination Date” means, for the purposes of the Fourth Amendment and Canadian Forbearance Agreement, the earliest to occur of any of the following:

(a)           any failure to comply with Section 5.01(q);

(b)           any failure to comply with Section 5.02(h);

(c)           any failure to comply with Section 5.02(m);

(d)           the occurrence of a Default under Section 6.01(n); or

(e)           the occurrence of a Default under Section 6.01(j).

“Minimum Net Cash Flow Schedule” means the schedule attached hereto as Schedule 5.04(a), in form and substance satisfactory to the Instructing Group, provided by the Borrower to the Administrative Agent on the Closing Date, as amended or updated by the Borrower with the approval of the Instructing Group and pursuant to Section 5.04(a).

“Moody’s” has the meaning specified in the definition of “Cash Equivalents” in this Section 1.01.

“NAIC” means the National Association of Insurance Commissioners.

“Net Cash Flow” means, for any period, the sum of the line items entitled “Net Cash Flow” for each week that is included in such period, as set forth in the most recent Variance Report delivered to the Administrative Agent in accordance with Section 5.03(g).

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or any Recovery Event, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received)) by or on behalf of such Person in connection with such transaction or event after deducting therefrom only (without duplication):

(a)           reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Borrower or any of its Subsidiaries in connection with such transaction or event;

(b)           the amount of taxes paid or estimated to be payable in connection with or as a result of such transaction or event;

(c)           the amount of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than pursuant to the Facilities) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such transaction or event;

(d)           the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (b) above) that are (i) associated with the assets that are the subject of such transaction or event and (ii) retained by the Borrower or any of its Subsidiaries, provided, however, that in the event the amount of any estimated tax payable described in clause (b) above exceeds the amount actually paid, or upon any subsequent reduction in the amount of any reserve described in clause (d) above, the Borrower or its applicable Subsidiary shall be deemed to have received Net Cash Proceeds in an amount equal to such excess or reduction, at the time of payment of such taxes or on the date of such reduction, as the case may be.

“Net Orderly Liquidation Value” means the “net orderly liquidation value” determined separately for raw materials, work-in-process and finished goods Inventory by an unaffiliated valuation company acceptable to the Administrative Agent after performance of an inventory valuation to be done at the Administrative Agent’s request and the Borrower’s expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory on an “as is” basis and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such raw materials, work-in-process and finished goods Inventory.

“Non-Binding Restructuring Term Sheet” means the non-binding restructuring term sheet attached as Exhibit A to the Noteholder New Capital Commitment Agreement, as further amended, supplemented, modified or waived from time to time.

“Note” means a Revolving Credit Note, a Last Out Term Note or a Swingline Note.

“Noteholder Restructuring Support Lockup Agreement” means the Restructuring Support Agreement dated as of October 7, 2009 by and among the Borrower and certain holders of the Senior Subordinated Notes, as further amended, supplemented, modified or waived from time to time.

“Noteholder New Capital Commitment Agreement” means the Convertible Notes Commitment Agreement dated as of October 7, 2009, entered into by the Borrower and Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Canyon Capital Advisors LLC, Sankaty Advisors, LLC and Tinicum Capital Partners II, LP, (the “Backstop Commitment Providers” pursuant to which the Backstop Commitment Providers will underwrite, on the terms and subject to the conditions set out therein and in the Noteholder New Capital Term Sheet, the issuance by the Borrower of 7.5% convertible notes due 2019 in an aggregate principal amount of $140,000,000, to be issued on the effective date of an Approved Plan, as further amended, supplemented, modified or waived from time to time.

“Noteholder New Capital Term Sheet” means the new capital term sheet attached as Exhibit A to the Noteholder New Capital Commitment Agreement, as further amended, supplemented, modified or waived from time to time.

“Notice of Last Out Term Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Swingline Borrowing” has the meaning specified in Section 2.02(c)

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the unpaid principal of and interest on the Advances, reimbursement obligations in respect of Swingline Advances, Letters of Credit, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Advances and reimbursement obligations in respect of Swingline Advances and Letter of Credit Advances and Letters of Credit) to the Administrative Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lender Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Orders” means the Interim Borrowing Order and the Final Borrowing Order.

“Original Termination Date” means the date that is nine (9) months after the Closing Date.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Participant” has the meaning specified in Section 2.03(d)(i).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Discretion” means the exercise of the Administrative Agent’s good faith judgment (from the perspective of a secured asset-based lender) in consideration of any factor which will or is reasonably likely to (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Revolving Credit Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent or the Revolving Credit Lenders by any Person on behalf of the Borrower or any other Loan Party is incomplete, inaccurate or misleading in any material respect, (iii) materially increase the likelihood that the Revolving Credit Lenders would not receive payment in full in cash for all of the Obligations or (iv) otherwise materially adversely affect the interests of the Secured Parties.  In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following:  (i) the changes in collection history and Dilution or collectability with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to the respective Loan Party’s Accounts or Inventory; and (iv) any other factors that change the credit risk of lending to the Borrower on the security of any Loan Party’s Accounts or Inventory.  The burden of establishing lack of good faith hereunder shall be on the Borrower.

“Permitted Investors” means Sun Capital Securities Group LLC, Sun Capital Partners V, L.P. and their affiliates.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business outstanding at any time and securing indebtedness that is not overdue for a period of more than 30 days; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 6.01(g); (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 5.02(b); and (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in Preliminary Statement (1).

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) any Loan Party or an ERISA Affiliate.

“Pledged Stock” means, at any time, any promissory notes, stock certificates or other securities now or hereafter included in the Collateral, including all certificates, instruments or other documents representing or evidencing any such Collateral.

“Post Petition” means the time period beginning immediately upon the filing of the Chapter 11 Cases.

“Prepetition” means the time period prior to the filing of the Chapter 11 Cases.

“Prepetition Administrative Agent” means the “Administrative Agent” as defined in the Prepetition Credit Agreement.

“Prepetition Collateral” shall have the meaning set forth in the Interim Borrowing Order or the Final Borrowing Order, as applicable.

“Prepetition Collateral Agent” shall have the meaning provided in Section 2.17(a).

“Prepetition Collateral Documents” means the “Collateral Documents” under, and as defined in, the Prepetition Credit Agreement, in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Credit Agreement” has the meaning specified in Preliminary Statement (2).

“Prepetition Debt” means Debt of any Loan Party outstanding on the Petition Date, including Debt under the Prepetition Loan Documents and the Subordinated Debt Documents.

“Prepetition Facilities” means each “Facility” under, and as defined in, the Prepetition Credit Agreement, in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Lender Restructuring Support Lockup Agreement” means the Restructuring Support Agreement dated as of October 7, 2009 by and among the Borrower and certain of the Prepetition Lenders.

“Prepetition Lender Restructuring Term Sheet” means the term sheet setting forth the commercial terms for a restructuring of the Prepetition Facilities to be implemented on the effective date of an Approved Plan, attached as Exhibit A to the Noteholder New Capital Commitment Agreement, as further amended, supplemented, modified or waived from time to time.

“Prepetition Lenders” has the meaning specified in Preliminary Statement (2).

“Prepetition Loan Documents” means the Prepetition Credit Agreement, the Hedge Agreements (as defined in the Prepetition Credit Agreement) and the related guaranties, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the Prepetition Credit Agreement and such Hedge Agreements, (including the Prepetition Collateral Documents) in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Obligations” means the “Obligations” as defined in the Prepetition Credit Agreement.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition Debt of any Loan Party, “critical vendor payments” or trade payables (including, without limitation, in respect of reclamation claims) or other Prepetition claims against any Loan Party.

“Prepetition Secured Parties” means the “Secured Parties” under, and as defined in, the Prepetition Credit Agreement, in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Steering Committee” means the informal “Prepetition Lender Steering Committee”, comprised of certain Prepetition Lenders previously identified to the Borrower.

“Primary Obligations” shall mean (x) in the case of the Obligations that are First Out Obligations, all principal (or Available LC Amount, as applicable) of, premium, fees and interest on, all Advances (other than Last Out Term Advances) and all Letter of Credit Outstandings and (y) in the case of Cash Management Obligations, all amounts due under each Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities),

“Prime Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” of any amount means the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate principal amount of the Total Revolving Credit Commitment at such time; provided that if the Pro Rate Share of any Lender is to be determined after the Total Revolving Credit Commitment has been terminated, then the Pro Rata Share of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“Qualified Secured Cash Management Agreement” shall mean each Cash Management Agreement entered into by the Borrower or any Subsidiary Guarantor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement pursuant to Section 5.01(t).

“Raw Materials” shall mean any items or materials used or consumed in the manufacture of goods to be sold by the Loan Parties in the ordinary course of business.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Loan Party or any of their respective Subsidiaries (in each case, other than any non-Debtor Subsidiary).

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Rent Reserve” means a reserve established by the Administrative Agent in respect of rent payments made by the Borrower or a Subsidiary Guarantor for each location at which Inventory of the Borrower or a Subsidiary Guarantor is located that is not subject to a Third Party Agreement equal to three times the monthly gross rent or warehouse payments for each such location, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Reorganization Plan” means a plan of reorganization in any of the Chapter 11 Cases.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder, as to which the PBGC has not waived the notification requirement of Section 4043(a).

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other governmental authority, and all governmental authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted Party” means any person listed:

(a)           in the Annex to the Executive Order;

(b)           on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c)           in any successor list to either of the foregoing; or

(d)           any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

“Restructuring Support Lockup Agreements” means the Prepetition Lender Restructuring Support Lockup Agreement and the Noteholder Restructuring Support Lockup Agreement.

“Restructuring Term Sheets” means the Non-Binding Restructuring Term Sheet, the Prepetition Lender Restructuring Term Sheet and the Noteholder New Capital Term Sheet.

“Retained Advisors” means Houlihan Lokey, as advisors to the Lenders in connection with this Agreement and their credit evaluation of the Borrower and its Subsidiaries.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be (x) reduced from time to time or terminated as provided herein or (y) changed from time to time pursuant to the Interim Borrowing Order or the Final Borrowing Order.

“Revolving Credit Facility” has the meaning specified in Preliminary Statement (4)

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or that is owed or holds Revolving Credit Advances.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A1 hereto, with blanks appropriately completed in conformity with this Agreement, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” has the meaning specified in the definition of “Cash Equivalents” in this Section 1.01.

“Secondary Obligations” shall mean all Cash Management Obligations under Secured Cash Management Agreements that are not Qualified Secured Cash Management Agreements.

“Secured Cash Management Agreement” shall mean each Cash Management Agreement entered into by a Loan Party with any Cash Management Creditor.

“Secured Parties” means the Administrative Agent, the Lead Arranger, the Lender Parties and the Cash Management Creditors.

“Senior Lien Reserve” means a reserve established by the Administrative Agent in respect of the aggregate amount of liabilities secured by Liens upon Eligible Accounts and/or Eligible Inventory that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive any Event of Default arising therefrom).

“Senior Subordinated Note Indenture” means the indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 5.02(h).

“Senior Subordinated Notes” means the senior subordinated notes due 2015 in an aggregate principal amount of $275,000,000 of the Borrower issued on January 31, 2005, pursuant to the Senior Subordinated Note Indenture.

“Senior Third Party Liens” has the meaning provided in the Orders.

“Specified Reserve” shall mean, as of any date of determination, the sum of (x) all or any portion of any Availability Reserve which the Administrative Agent in its

Permitted Discretion elects to designate as a “Specified Reserve” plus (y) all or any amount of the Carve-Out pursuant to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, as applicable, which any member of the Instructing Group directs the Administrative Agent to designate as a “Specified Reserve”.

“Subordinated Debt” means (a) the Debt evidenced by the Senior Subordinated Notes, (b) any other Debt of the Borrower that is expressly subordinated to the Obligations of the Borrower under the Loan Documents in a manner no less favorable to the Lender Parties than those applicable to the Senior Subordinated Notes and (c) guaranty Obligations of any Subsidiary Guarantor in respect of any such Debt referred to in the foregoing clauses (a) and (b), so long as such guaranty Obligations are subordinated to the Obligations of such Subsidiary Guarantor under the Loan Documents in a manner no less favorable to the Lender Parties than those applicable to the guaranty Obligations of such Subsidiary Guarantor in respect of the Senior Subordinated Notes.

“Subordinated Debt Documents” means the Senior Subordinated Note Indenture and all other agreements, indentures and instruments pursuant to which Subordinated Debt is issued.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is a U.S. Debtor and is listed on Schedule II hereto, and each other Subsidiary of the Borrower that shall be required to deliver an Assumption Agreement pursuant to this Agreement.

“Supermajority Revolving Credit Lenders” shall mean those Revolving Credit Lenders which are not Defaulting Lenders which would constitute the Majority Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66.67%”.

“Superpriority Claim” means a claim against any Loan Party in any of the Chapter 11 Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Swingline Advance” has the meaning specified in Section 2.01(c).

“Swingline Back-Stop Arrangements” has the meaning specified in Section 2.15(f).

“Swingline Bank” means the Administrative Agent, in its capacity as Swingline Bank hereunder.

“Swingline Expiry Date” means that date which is five Business Days prior to the Original Termination Date or, if applicable, the Extended Termination Date.

“Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Bank, in substantially the form of Exhibit A2 hereto, with blanks appropriately completed in conformity with this Agreement, evidencing the aggregate indebtedness of the Borrower to the Swingline Bank resulting from the Swingline Advances made by the Swingline Bank.

“Swingline Sub-Limit” means $5,000,000.

“Syndication Agent” has the meaning specified in the recital of the parties to this Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earliest of (i) the Original Termination Date (or, if extended in accordance with the provisions of Section 2.19, the Extended Termination Date, (ii) the effective date of a Reorganization Plan in the Chapter 11 Cases, as specified in any such Reorganization Plan, (iii) the date of termination of the Revolving Credit Commitments of the Lenders and their obligations to make Advances hereunder and the termination of the obligation of any Issuing Bank to issue Letters of Credit hereunder and the cancellation and/or Cash Collateralization of all outstanding Letters of Credit pursuant to the exercise of remedies under Section 6.01 as a result of the occurrence of an Event of Default which is continuing, (iv) the date on which neither the Interim Borrowing Order nor the Final Borrowing Order is a Final Order, (v) the date that is 45 days after the Interim Borrowing Order Entry Date if the Final Borrowing Order has not been entered by the Bankruptcy Court by such date, (vi) the date of entry of an order of the Bankruptcy Court confirming a Reorganization Plan in the Chapter 11 Cases that has not been consented to by the Lenders and fails to provide for the payment in full in cash of all Obligations under this Agreement and the other Loan Documents on the effective date of such plan, (vii) if a Reorganization Plan that has been consented to by the Lenders or that provides for payment in full in cash of all Obligations under this Agreement and the other Loan Documents has been confirmed by order of the Bankruptcy Court, the earlier of the effective date of such Reorganization Plan or the sixtieth (60th) day after the date of entry of such confirmation order, (viii) the date of the closing of a sale, transfer or other disposition of all or a material portion of the assets or stock of the Loan Parties pursuant to Section 363 of the Bankruptcy Code or otherwise, (ix) the date of entry of an order converting any of the Chapter 11 Cases to one under Chapter 7 of the

Bankruptcy Code, (x) the date of indefeasible prepayment in full by the Borrower of the Advances and the cancellation and/or Cash Collateralization of all outstanding Letters of Credit and the permanent reduction of the Revolving Credit Commitments to zero dollars ($0) in accordance with Section 2.05.

“Third Party Agreement” shall mean (a) an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a landlord, warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee, bailee or other third party who stores, processes, maintains or holds Collateral acknowledges, among other things, the Administrative Agent’s Lien on such Collateral, the Administrative Agent’s ability to enforce its Lien on such Collateral and the subordination of any Lien held by such landlord, warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee, bailee or other third party on such Collateral to the Administrative Agent’s Lien thereon or (b) an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a holder of a Lien on premises of the Borrower or any Subsidiary Guarantor where Eligible Inventory is located agrees and acknowledges, among other things, that the Administrative Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than ninety (90) days (or such shorter time period as the Administrative Agent may agree in its sole discretion) after the Administrative Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of books and records of the Borrower or any Subsidiary Guarantor located at such premises with respect to such Inventory.

“Total Revolving Credit Commitment” shall mean, at any time, the sum of all Revolving Credit Commitments of the Lenders at such time. The initial amount of the Total Revolving Credit Commitment of all Lenders is the lesser of (a) on and after the Final Borrowing Order Entry Date, $25,000,000 (less the amount, if any, by which the Revolving Credit Commitments have been reduced as provided herein) or (b) such lesser amount as is set forth in the Final Borrowing Order as then in effect, provided that to the extent the Final Borrowing Order designates that the Total Revolving Credit Commitment of all Lenders is less than $25,000,000 (less the amount, if any, by which the Revolving Credit Commitments have been reduced as provided herein), each Lender’s Revolving Credit Commitment shall be proportionately reduced and Schedule I shall be amended (without the consent of the Loan Parties) accordingly.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Revolving Credit Advances and the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the commencement of the Chapter 11 Cases.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the present value of the accumulated benefits under the Plan exceeds the fair market value of the assets allocable thereto as determined in accordance with Statement of Financial Accounting Standards No. 87 as reported in the most recent actuarial report available for such Plan.

“United States” and “U.S.” each mean the United States of America.

“Unmatured Surviving Obligations” means Obligations which by their terms survive termination of this Agreement or any other Loan Document, as applicable, and which, at the relevant time, are not then due and payable.

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate principal amount of all Swingline Advances made by the Swingline Bank pursuant to Section 2.01(c) and outstanding at such time, (B) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (C) the aggregate principal amount of all Letter of Credit Advances made by each Issuing Bank pursuant to Section 2.03(e) and outstanding at such time.

“Updated DIP Forecast” means an update to the Initial DIP Forecast delivered pursuant to Section 2.19(b)(vi) or Section 5.03(d).

“U.S. Debtor” and “U.S. Debtors” respectively have the meanings specified in Preliminary Statement (1).

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“U.S. Person” means any Person which is organized under the laws of a jurisdiction of the United States.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Public Law 107-56 (signed into law October 26, 2001).

“Value” means (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any reserves established by the Loan Parties and any portion of cost attributable to intercompany profit among the Loan Parties; and (b) for an Account, the meaning set forth in the final paragraph of the definition of “Eligible Account”.

“Variance Report” has the meaning specified in Section 5.03(g).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Work-in-Process” shall mean Inventory which consists of work-in-process including, without limitation, materials other than Raw Materials, Finished Goods or saleable products, title to which and sole ownership of which is vested in a Loan Party.

“$” or “U.S. Dollars” means the lawful currency of the United States of America.

SECTION 1.02.Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

SECTION 1.04.Currency Equivalent.  For purposes of construction of the terms hereof, the equivalent in another currency of an amount in U.S. Dollars shall be determined by using the quoted spot rate at which DBTCA’s principal office in New York City offers to purchase such other currency with the equivalent in dollars in New York City at 9:00 A.M. (New York City time) on the date on which such equivalent is to be determined.

SECTION 1.05.Uniform Commercial Code.  Unless otherwise defined herein or in the other Documents, terms used herein which are defined in the UCC as in effect in the State of New York from time to time are used herein as therein defined.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01.Last Out Term Advances, Revolving Credit Advances and Swingline Advances.  (a) Last Out Term Advances.  Each Last Out Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single term advance (the “Last Out Term Advances”) to the Borrower on the Closing Date in the amount of such Last Out Term Lender’s Last Out Term Commitment at such time.  The Last Out Term Borrowing shall consist of Last Out Term Advances made simultaneously by the Last Out Term Lenders ratably according to their Last Out Term Commitments.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)           Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date; provided that a Revolving Credit Advance shall not be made (and shall not be required to be made) by any Revolving Credit Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Exposure of such Revolving Credit Lender to exceed the amount of its Revolving Credit Commitment at such time or (y) the Aggregate Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed (A) the Total Revolving Credit Commitment at such time minus (B) the Specified Reserve at such time.  Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swingline Advances or Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  The Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01 in accordance with the provisions of this Agreement.

(c)           Swingline Advances.  The Borrower may request the Swingline Bank to make, and the Swingline Bank shall make, on the terms and conditions hereinafter set forth, a revolving loan or revolving loans (each, a “Swingline Advance” and collectively, the “Swingline Advances”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Swingline Expiry Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Swingline Sub-Limit and (ii) an amount that would not cause the Aggregate Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed (A) the Total Revolving Credit Commitment at such time minus (B) the Specified Reserve at such time.  No Swingine Advance shall be used for the purpose of funding the payment of principal of any other Swingline Advance.  Each Swingline Advance shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swingline Sub-Limit and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

SECTION 2.02.Making Last Out Term Advances, Revolving Credit Advances and Swingline Advances.  (a)  Last Out Term Advances.  The Last Out Term Borrowing shall be made on the Closing Date on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Last Out Term Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Last Out Term Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Last Out Term Lender prompt notice thereof by telecopier or electronic mail.  Each such notice of a Borrowing (a “Notice of Last Out Term Borrowing”) shall be by telephone, confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit B hereto, specifying therein the requested (i) Type of Advances comprising such Borrowing and (ii) aggregate amount of such Borrowing, which shall equal the aggregate Last Out Term Commitments of all of the Last Out Term Lenders.  Each Last Out Term Lender shall, before 12:00 P.M. (New York City time) on the Closing Date, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Last Out Term Lender’s ratable portion of the Last Out Term Borrowing in accordance with the respective Last Out Term Commitments of such Last Out Term Lender and the other Last Out Term Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement.  Notwithstanding anything herein to the contrary, the Borrower is deemed to have provided a Notice of Last Out Term Borrowing to the Administrative Agent in accordance with the foregoing provisions requesting that on the Closing Date (i) a Last Out Term Borrowing of Base Rate Advances be made by all Last Out Term Lenders, and (ii) such Last Out Term Borrowing equal the aggregate Last Out Term Commitments of all Last Out Term Lenders.

(b)           Revolving Credit Advances.  Each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances (but excluding for this purpose Swingline Advances and Revolving Credit Advances made pursuant to a Mandatory Borrowing) by the Borrower to the Administrative Agent, which shall give to each Revolving Credit Lender prompt notice thereof by telecopier or electronic mail.  Each such notice of a Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing and (iii) aggregate amount of such Borrowing.  Each Revolving Credit Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Revolving Credit Lender’s ratable portion of such Borrowing in accordance with the respective Revolving Credit Commitments of such Revolving Credit Lender and the other Revolving Credit Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swingline Advances made by the Swingline Bank or any Letter of Credit Advances made by any Issuing Bank and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swingline Bank or to such Issuing Bank, as the case may be, for repayment of such Swingline Advances or such Letter of Credit Advances.

(c)           Each Swingline Advance shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swingline Advance, by the Borrower to the Swingline Bank and the Administrative Agent.  Each such notice of a Swingline Advance (a “Notice of Swingline Borrowing”) shall be made by telephone, and confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit C hereto, and shall specify in each case (i) the date of such Swingline Advance, (ii) the amount of such Swingline Advance and (iii) the maturity of such Swingline Advance (which maturity shall be no later than the earlier of (A) the seventh day after the requested date of such Swingline Advance and (B) the Swingline Expiry Date).  The Swingline Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement.  On any Business Day, the Swingline Bank may, in its sole discretion, give notice to the Revolving Credit Lenders, with a copy of notice to the Administrative Agent, that the Swingline Bank’s outstanding Swingline Advances shall be funded with one or more Borrowings of Revolving Credit Advances (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 6.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 6.01), in which case one or more Borrowings of Revolving Credit Advances constituting Base Rate Advances (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders pro rata based on each such Revolving Credit Lender’s Pro Rata Share as of the date of such demand (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 6.01) and the proceeds thereof shall be applied directly by the Swingline Bank to repay the Swingline Bank for such outstanding Swingline Advances.  Each Revolving Credit Lender hereby irrevocably agrees to make Revolving Credit Advances upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank notwithstanding (i) the amount of the Mandatory Borrowing may not comply with any minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Article III are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Credit Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, then each Revolving Credit Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Bank, and the Swingline Bank shall sell and assign to each such other Revolving Credit Lender, such participations in the outstanding Swingline Advances as shall be necessary to cause the Revolving Credit Lenders to share in such Swingline Advances ratably based upon their respective Pro Rata Share as of the date of such demand (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section

6.01), by making available for the account of its Lending Office to the Administrative Agent for the account of the Swingline Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the participation in the outstanding principal amount of such Swingline Advance to be purchased by such Revolving Credit Lender, provided that (x) all interest payable on the Swingline Advances shall be for the account of the Swingline Bank until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Credit Lender shall be required to pay the Swingline Bank interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Credit Advances maintained as Base Rate Advances hereunder for each day thereafter. The Borrower hereby agrees to each such sale and assignment of participations in Swingline Advances. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of a participation in an outstanding Swingline Advance on (i) the Business Day on which demand therefor is made by the Swingline Bank; provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swingline Bank to any other Revolving Credit Lender of a participation in a Swingline Advance, the Swingline Bank represents and warrants to such other Revolving Credit Lender that the Swingline Bank is the legal and beneficial owner of such participation being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such participation in such Swingline Advance, the Loan Documents or any Loan Party.

(d)           Mandatory Borrowings shall be made upon the notice specified in Section 2.02(c) above, with the Borrower irrevocably agreeing, by its incurrence of any Swingline Advance, to the making of the Mandatory Borrowings as set forth in Section 2.02(c) above.

(e)           Anything in subsection (a) or (b) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and (ii) the Revolving Credit Advances made on any date may not be outstanding on any date as part of more than ten separate Borrowings.

(f)            Each Notice of Last Out Term Borrowing, Notice of Revolving Credit Borrowing and Notice of Swingline Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Last Out Term Borrowing or Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Last Out Term Borrowing or Notice of Revolving Credit Borrowing, as the case may be, for such Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate

Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

(g)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a), (b) or (c) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for all purposes.

(h)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursements Under Letters of Credit.

(a)           Letters of Credit. (b)

(i)            Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Bank issue, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Original Termination Date or (if applicable) the Extended Termination Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as is reasonably acceptable to such Issuing Bank, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank, in each case other than any irrevocable standby letter of credit or irrevocable trade letter of credit that is issued in substitution for (whether for renewal or extension purposes) a Prepetition Letter of Credit (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in U.S. Dollars and shall be issued on a sight basis only.

(ii)           Subject to and upon the terms and conditions set forth herein, each Issuing

Bank agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Termination Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower (or renew or extend), one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Bank shall be under any obligation to issue (or renew or extend) any Letter of Credit of the types described and permitted above if at the time of such issuance (or renewal or extension):

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or

(B)           such Issuing Bank shall have received from the Borrower, any other Loan Party or the Majority Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(c)(ii).

(b)           Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Available LC Amount of which, when added to the Letter of Credit Outstandings (exclusive of Letter of Credit Advances which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the lesser of (x) the Letter of Credit Sub-Limit at such time and (y) an amount that would cause the Aggregate Exposure (after giving effect to such issuance) to exceed (A) the Total Revolving Credit Commitment at such time minus (B) the Specified Reserve at such time, (ii) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) the Borrowing Base at such time and (iii) each Letter of Credit (whether being issued for the first time or being renewed or extended) shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of issuance (or renewal or extension) thereof and (B) ten Business Days prior to the Original Termination Date or, if applicable, the Extended Termination Date and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance (or renewal or extension) thereof and (B) ten Business Days prior to the Original Termination Date or, if applicable, the Extended Termination Date.

(c)           Letter of Credit Requests, Minimum Stated Amount.

(i)            Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Bank at least five Business Days’ (or such shorter period as is acceptable to such Issuing Bank) written notice thereof (including by way of telecopier or email).  Each notice shall be in the form of Exhibit D, appropriately completed (each, a “Letter of Credit Request”).

(ii)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the First Out Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.03(b).  Unless the respective Issuing Bank has received notice from the Borrower, any other Loan Party or the Majority Lenders before it issues a Letter of Credit that one or more of the conditions specified in Article III are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.03(b), then such Issuing Bank shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Bank shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Bank shall furnish the Administrative Agent with a written (including via telecopier or email) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Bank for the immediately preceding week.  The initial Available LC Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank.

(d)           Letters of Credit Participations.

(i)            Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Revolving Credit Lender, and each such Revolving Credit Lender (in its capacity under this Section 2.03(d), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Pro Rata Share, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guarantee pertaining thereto.  Upon any change in the Revolving Credit Commitments or Pro Rata Shares of the Revolving Credit Lenders pursuant to Section 8.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and Letter of Credit Advances relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(d) to reflect the new Pro Rata Shares of the assignor and assignee Revolving Credit Lender, as the case may be.

(ii)           In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation relative to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(iii)          In the event that an Issuing Bank makes a Letter of Credit Advance under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.03(e)(i), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Bank in U.S. Dollars such Participant’s Pro Rata Share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Pro Rata Share of the amount of such payment available to the respective Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Base Rate Advances for each day thereafter.  The failure of any Participant to make available to an Issuing Bank its Pro Rata Share of any payment under any Letter of Credit issued by such Issuing Bank shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant’s Pro Rata Share of any such payment.

(iv)          Whenever an Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to Section 2.03(d)(iii) above, such Issuing Bank shall pay to each such Participant that has paid its Pro Rata Share thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(v)           Upon the request of any Participant, each Issuing Bank shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(vi)          The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)                              any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                                the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(C)                                any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                 the occurrence of any Default or Event of Default.

(e)                                  Agreement to Repay Letter of Credit Advances.

(i)                                     The Borrower agrees to reimburse each Issuing Bank, by making payment to the Administrative Agent in immediately available funds at its Lending Office, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, a “Letter of Credit Advance”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Base Rate Advances; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time plus 2.00%, with such interest to be payable on demand.  Each Issuing Bank shall give the Borrower prompt written notice of each Letter of Credit Disbursement (as defined below) under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(ii)                                  The obligations of the Borrower under this Section 2.03(e) to reimburse each Issuing Bank with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Letter of Credit Disbursement”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any Subsidiary of the Borrower may have or have had against any Revolving Credit Lender (including in its capacity as an Issuing Bank or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Letter of Credit Disbursement; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(f)                                    Increased Costs.  If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Bank or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Bank or any Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Issuing Bank or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 2.03(f), will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant.  The certificate required to be delivered pursuant to this Section 2.03 shall, absent manifest error, be final and conclusive and binding on the Borrower.

(g)                                 Cash Collateralization.  If any Letters of Credit remain outstanding at any time (i) while an Event of Default has occurred and is continuing, (ii) that the Aggregate

Exposure exceeds the Borrowing Base or (iii) less than thirty (30) Business Days prior to the Original Termination Date or Extended Termination Date, as applicable, and arrangements satisfactory to the Administrative Agent and the applicable Issuing Banks have not been made for a “backstop letter of credit” facility, then the Borrower shall, at each Issuing Bank’s or the Administrative Agent’s request, on the next Business Day cash collateralize the Available LC Amount of all outstanding Letters of Credit by depositing in the Cash Collateral Account an amount in cash equal to 105% of the Available LC Amount as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, if any Letters of Credit remain outstanding and undrawn on the Termination Date and a “backstop letter of credit” reasonably acceptable to each Issuing Bank shall not have been provided as collateral for such Letters of Credit.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account.  Any funds standing to the credit of such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Available LC Amount at such time. If the Borrower fails to provide any cash collateral as required hereunder, the Lenders may (and shall upon direction of the Administrative Agent) advance, as Revolving Credit Advances, the amount of the cash collateral required (whether or not the Termination Date shall have occurred or the conditions in Article III are not are satisfied).

SECTION 2.04.Repayment of Advances.  (a)  Last Out Term Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Last Out Term Lenders the aggregate outstanding principal amount of the Last Out Term Advances on the Termination Date provided, however, that no repayment or prepayment of Last Out Term Advances may be made until the First Out Final Payment Date has occurred.

(b)                                 Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(c)                                  Swingline Advances.  The Borrower shall repay to the Administrative Agent for the account of the Swingline Bank the outstanding principal amount of each Swingline Advance made by it on the earlier of the maturity date specified in the applicable Notice of Swingline Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swingline Advance) and the Termination Date.

SECTION 2.05.Termination or Reduction of Commitments.  (a)  Optional.  The Borrower may, upon at least two Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the DIP Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments with respect to such DIP Facility.

(b)                                 Mandatory.  (i) The Last Out Term Commitment of each Lender shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Last Out Term Advances on such date).

(ii)                                  The DIP Facility (and the Revolving Credit Commitment of each Lender) shall terminate in its entirety on the Termination Date.

SECTION 2.06.Prepayments.  (a) Optional.  The Borrower may, on same Business Day’s notice in the case of Base Rate Advances and one Business Day’s notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).  No Last Out Term Advances may be prepaid in whole or in part prior to the First Out Final Payment Date.  On or after the occurrence of the First Out Final Payment Date, Last Out Term Advances may be prepaid in accordance with the provisions of this paragraph (a).

(b)                                 Mandatory.  (i) On any day on which (A) (x) the Aggregate Exposure at such time exceeds (I) the Total Revolving Credit Commitment at such time minus (II) the Specified Reserve at such time, and/or (y) the aggregate Swingline Advances outstanding at such time exceeds the Swingline Sub-Limit and/or (z) the aggregate Letter of Credit Outstandings at such time exceeds the Letter of Credit Sub-Limit or (B) the Aggregate Exposure exceeds the Borrowing Base at such time, the Borrower shall repay the First Out Advances in an amount equal to or greater than such excess (and if the amount of such excess is greater than the then aggregate outstanding principal amount of the First Out Advances and the Letter of Credit Outstandings, the Borrower shall cash collateralize outstanding Letters of Credit in accordance with Section 2.03(g) to the extent necessary) so that the Aggregate Exposure at such time no longer exceeds (I) the Total Revolving Credit Commitment at such time minus (II) the Specified Reserve at such time, the aggregate Swingline Advances outstanding at such time no longer exceed the Swingline Sub-Limit, the aggregate Letter of Credit Outstandings at such time no longer exceed the Letter of Credit Sub-Limit or the Aggregate Exposure no longer exceeds the Borrowing Base, as the case may be.

(ii)                                  The Borrower shall, on the date of receipt of Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (x) the sale, lease, transfer or other disposition (other than inventory sold in the ordinary course of business) of any assets of the Borrower or any Loan Party or any of their respective Subsidiaries (in each case, other than any non-Debtor Subsidiary), or (y) any Recovery Event, apply all such Net Cash Proceeds which, in either case exceed $2,500,000 in aggregate during the term of the DIP Facility, to prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to 100% of the amount by which such Net Cash Proceeds, when aggregated with the amount of all other Net Cash Proceeds previously received by the Borrower or any Loan Party or any of their respective

Subsidiaries (in each case, other than any non-Debtor Subsidiary), exceed $2,500,000 during the term of the DIP Facility. Each such prepayment shall be applied as set forth in clause (iii) below.

(iii)                               Prepayments of Advances made pursuant to clause (i) of this Section 2.06(b), applications of Net Cash Proceeds required to be made pursuant to clause (ii) of this Section 2.06(b) and the application of all collected amounts held in the Core Concentration Account during any Dominion Period shall be applied, first, (x) if no Event of Default is continuing, to prepay Letter of Credit Advances then outstanding until such Letter of Credit Advances are paid in full, and (y) if an Event of Default is continuing, to prepay Letter of Credit Advances then outstanding until such Letter of Credit Advances are paid in full and then to the Cash Collateral Account until the Available LC Amount of all outstanding Letters of Credit is cash collateralized to the extent required pursuant to Section 2.03(g), second, to prepay Swingline Advances then outstanding until such Swingline Advances are paid in full, third, ratably to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until all Revolving Credit Advances are paid in full, and, fourth, (x) prior to the occurrence of the First Out Final Payment Date, unless an Event of Default is continuing, to the Borrower for use by the Borrower in accordance with Section 2.14, provided that the Borrower shall not be permitted to transfer amounts to any Excluded Account that is a petty cash account or to any other Excluded Account in an amount which exceeds the amount required to fund the activities for which funds deposited in such Excluded Account are applied as set forth in the most recent DIP Budget delivered to the Administrative Agent in accordance with Section 5.03(e) and (y) on or after the occurrence of the First Out Final Payment Date, ratably to the outstanding aggregate principal amount of the Last Out Term Advances.

(iv)                              All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(v)                                 Notwithstanding any of the other provisions of this Section 2.06(b), so long as no Default under Section 6.01(a) or Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Advances is required to be made under this Section 2.06(b) other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into the Cash Collateral Account of the Borrower until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of such Advances in accordance with this Section 2.06(b).

SECTION 2.07.Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable (x) in arrears monthly on the last Business Day of each month during such periods and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, subject, however, to the provisions of subsection (b) of this Section 2.07.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on each Interest Payment Date and on the date such Eurodollar Rate Advance shall be Converted, subject, however, to the provisions of subsection (b) of this Section 2.07.

(b)                                 Default Interest.  At the election of the Majority Lenders, in the case of amounts owing in respect of the First Out Obligations, or the Last Out Requisite Lenders, in the case of amounts owing in respect of the Last Out Obligations, upon the occurrence and continuation of an Event of Default, to the extent permitted by law, principal and interest in respect of each Advance and any other amount payable hereunder and under any other Loan Document shall, in each case, bear interest at a rate per annum equal to the greater of (x) in the case of principal and interest in respect of an Advance, the rate which is 2% in excess of the rate then borne by such Advances or Letters of Credit and (y) in all other cases, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Advances from time to time.  Interest that accrues under this Section 2.07(b) shall be payable on demand; provided that prior to the First Out Final Payment Date, additional default interest that accrues under this Section 2.07(b) in respect of any Last Out Obligation shall not be payable (and no demand therefor shall be made) in cash but shall be paid in kind.

(c)                                  Notice of Interest Rate.  Promptly after receipt of a Notice of Last Out Term Borrowing pursuant to Section 2.02(a) or a Notice of Revolving Credit Borrowing pursuant to Section 2.02(b), the Administrative Agent shall give notice to the Borrower and each Lender to which such Notice of Last Out Term Borrowing or Notice of Revolving Credit Borrowing, as the case may be, of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (ii).

(d)                                 Interest Rate Determination. Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Rate Advances and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  If on any Interest Determination Date, the Administrative Agent determines that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances and (A) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08.Fees: Last Out Yield Enhancement.  (a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender having a Revolving Credit Commitment a commitment fee, from the date hereof in the case of each Initial Revolving Credit Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, and thereafter monthly on the last Business Day of each month and on the Termination Date, at the rate per annum equal to the Applicable Percentage of the sum of the daily Unused Revolving Credit Commitment plus in respect of each Revolving Credit Lender, other than the Swingline Bank, its Pro Rata Share of the daily outstanding Swingline Advances during such month; provided, however, that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Revolving Credit Lender shall be a Defaulting Lender.

(b)                                 Letter of Credit Fees, Etc.  (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears monthly on the last Business Day of each month, on the earliest to occur of the full drawing under, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Revolving Credit Lender’s Pro Rata Share of the daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the DIP Facility then in effect.

(ii)                                  The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears monthly on the last Business Day of each month, on the earliest to occur of the full drawing under, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on the daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time issued by it at the rate of 0.25% per annum and (B) such other reasonable and customary commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)                                  Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

(d)                                 Other Fees.  The Borrower shall pay to the Administrative Agent for the account of the Lead Arranger and the Initial Revolving Credit Lenders entitled thereto, respectively, such fees as may from time to time be agreed between the Borrower and the Lead Arranger and the Initial Revolving Credit Lenders in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

(e)                                  Last Out Yield Enhancement.  The Borrower shall pay to the Administrative Agent for the account of the Last Out Term Lenders entitled thereto, yield enhancement, in such amounts and at such times as may be specified in the Enhanced Yield Letter Agreement.

SECTION 2.09.Conversion of Advances.  (a)  Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type owed by it comprising the same Borrowing into Advances of the other Type (other than Swingline Advances which may not be Converted pursuant to this Section 2.09); provided, however, that (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(e), (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(e) and (iv) each Conversion of Advances comprising part of the same Borrowing under a Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                                 Mandatory.  (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.

(ii)                                  Upon the occurrence and during the continuance of any Default under Section 6.01(a), (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.Increased Costs, Etc.  (a)  In the event that, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of any applicable law or regulation after the Closing Date, (ii) the compliance with any applicable guideline or request from the NAIC or any central bank or other Governmental Authority (whether or not having the force of law) or (iii) any other circumstance affecting the interbank Eurodollar market or the position of any Lender Party in such market which leads such Lender Party to reasonably determine that the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advance made by such Lender Party will not adequately reflect the cost to such Lender of making, funding or maintaining such Eurodollar Rate Advance for such Interest Period, there shall be any increase in the cost to or reduction in the amount received or receivable by any Lender Party as a result of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the

United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender Party, in its reasonable discretion, shall determine) sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue; provided that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection (a).  A certificate as to the amount of such increased cost and showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender Party at the time of demand, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) the introduction of or any change in or in the interpretation or administration of any applicable law or regulation after the Closing Date or (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party which has or would have the effect of reducing the rate of return on such Lender Party’s capital or assets as a result of or based upon the existence of such Lender Party’s commitments and obligations under this Agreement to a level below that which such Lender Party could have achieved but for such change or compliance (taking into consideration such Lender Party’s or any corporation controlling such Lender Party’s policies with respect to capital adequacy), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, it being understood and agreed that a Lender Party shall not be entitled to such compensation as a result of such Lender Party’s compliance with, or pursuant to any request or directive to comply with, any such law, regulation, guideline or request in effect on the Closing Date.  Any amount payable pursuant to this Section 2.10(b) shall be payable only to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to the Borrower by such Lender Party at the time of demand shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, with respect to any Eurodollar Rate Advance affected by circumstances described in this subsection (c), the Borrower will, and with respect to any Eurodollar Rate Advance affected by circumstances described in subsections (a) or (b) above, the Borrower may, either (i) on the last day of the then existing Interest Period therefor, convert each Eurodollar Rate Advance affected by such circumstances into a Base Rate Advance or (ii) if the affected Eurodollar Rate Advance is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender Party pursuant to subsection (a) or (b) above or this subsection (c) (as applicable); provided that if more than one Lender Party is affected at any time, then all affected Lender Parties must be treated in the same manner pursuant to this Section 2.10(c).  In the event of an illegality as described in this subsection (c) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would allow such Lender Party or its Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances; provided that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection.

SECTION 2.11.Payments and Computations.  (a)  The Borrower shall make each payment owed by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the

Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and all Letter of Credit Outstandings, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party as the Administrative Agent shall direct.

(c)                                  The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(d)                                 All computations of interest, fees and commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided that (i) interest in respect of which the rate of interest is calculated on the basis of clause (a) of the definition of “Base Rate” contained in Section 1.01, (ii) commitment fees payable pursuant to Section 2.08(a) and (iii) Letter of Credit fees payable pursuant to Section 2.08(b) shall be calculated on the basis of a year of 365 (or 366, as the case may be) days for the actual number of days elapsed.

(e)                                  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)                                    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(g)                                 Notwithstanding anything herein to the contrary (including, without limitation, Section 2.11(a)), the Borrower shall pay interest on the Last Out Term Advances in accordance with Section 2.20(c).

SECTION 2.12.Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender Party and the Administrative Agent, (A) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income by the state or other jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and (B) any taxes imposed on the Administrative Agent or any Lender Party as a result of a current or former connection between the Administrative Agent or such Lender Party, as the case may be, and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender Party having executed, delivered or performed its obligations or received any payment under, or sought enforcement of, this Agreement) and (ii) in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or other jurisdiction of such Lender Party’s Lending Office or any political subdivision thereof (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”) unless the Borrower is required by law or the interpretation or administration thereof to withhold or deduct Taxes.  If the Borrower shall be required by law or the interpretation or administration thereof by the relevant taxing authority to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Borrower shall not be required to increase any such amounts otherwise payable to a Lender Party that is not organized under the laws of the United States or a state thereof so long as such Lender Party fails to comply with the requirements of subsection (e) below.

(b)                                 In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by it hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto that would not have arisen but for the Borrower’s failure to pay any Taxes or Other Taxes when due to the appropriate taxing authority or remit to the Administrative Agent the receipts or other documentary evidence required under subsection (d) below.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Promptly after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original properly completed and duly executed Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  Each such Lender Party hereby agrees, from time to time after the initial delivery by such Lender Party of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender Party shall promptly (i) deliver to the Borrower and the Administrative Agent two new original copies of Internal Revenue Service Forms W-8BEN or W-8ECI, or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (A) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (C) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate, properly completed and duly executed by such Lender Party or (ii) notify the Administrative Agent and the Borrower of its inability to deliver any such forms or certificates.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this

Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI or the related certificate described above, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which either (i) a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form, certificate or other document originally was required to be provided or if such form otherwise is not required under subsection (e) above) or (ii) any representation or certification made by a Lender Party pursuant to subsection (e) or (f) above is incorrect in any material respect at the time a payment hereunder is made (other than by reason of any change in treaty, law or regulation having effect after the date of such representation or certification when made), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure or incorrectness, as the case may be; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office or designate a different Lending Office if the making of such a change or designation would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue; provided that such change or designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of subsection (a) or (c) above; provided further that nothing in this subsection (g) shall affect or postpone any of the obligations of the Borrower or the rights of any Lender Party pursuant to this Section 2.12.

(h)           If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender Party or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower.  If any Lender Party or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Section, which refund in the good faith judgment of such Lender Party or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender Party or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender Party or the

Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  If a Lender Party or the Administrative Agent is required to return all or a portion of any refund for which reimbursement was made under the preceding sentence to the authority that granted such refund, the Borrower shall pay over to such Lender Party or the Administrative Agent, as the case may be, the portion of such reimbursement as will leave such Lender Party or the Administrative Agent, as the case may be, in no better or worse position than if no such reimbursement had been made.  A Lender Party or the Administrative Agent shall claim any refund that it determines in good faith is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim; provided, however, that each Lender Party and the Administrative Agent shall be fully justified in refusing to claim any such refund, unless, if it so requests, it shall first be indemnified to its satisfaction against any expense that may be incurred by it in connection therewith.  Nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other reliefs, remissions or repayments to which it may be entitled.

(i)            Each Lender Party represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined United States Treasury regulations Section 1.881-3) with respect to the Borrowings hereunder (other than a conduit financing arrangement in which the Borrower, or an Affiliate thereof, is a financing entity) unless the Borrower has consented to such arrangement prior thereto.

SECTION 2.13.Sharing of Payments, Etc.  (a)  Subject to the priority of payments specifically set forth herein or in any other Loan Document and subject to the provisions of Sections 2.15, 2.20 and 8.07(f)(vi) hereof, if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.  Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 2.13 shall be subject to the provisions of Section 2.20.

SECTION 2.14.Use of Proceeds.  The proceeds of the Last Out Term Advances, Revolving Credit Advances, Swingline Advances and issuances of Letters of Credit shall be available and the Borrower agrees that it shall use the proceeds of such Advances and request the issuance of Letters of Credit):

(a)           for working capital requirements and general corporate purposes relating to the Borrower’s and each Loan Party’s operations and the Borrower’s non-Debtor Subsidiaries’ operations (and in the case of issuance of Letters of Credit, other than to replace, or in substitution for, Prepetition letters of credit issued under the Prepetition Credit Agreement, and otherwise in accordance with the requirements of Section 2.03);

(b)           for payments of the fees and expenses of the Loan Parties’ professionals and advisors as more fully described in Section 8.04(a); and

(c)           for payments of the fees and expenses of the professionals of any official committee appointed in the Chapter 11 Cases,

in each case as provided for and in a manner materially consistent with the most recent DIP Budget received by the Administrative Agent (it being acknowledged that compliance with line item amounts included in each DIP Budget shall be tested under Section 5.04 only) and in a manner consistent with the terms and conditions set forth in the Interim Borrowing Order or (when entered) the Final Borrowing Order, as applicable; provided that no portion of any Advance or any Letter of Credit shall be used, directly or indirectly, (i) to make any payment or prepayment that is prohibited under this Agreement, including any Prepetition Payment to the extent prohibited hereunder, (ii) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase assets of or interests in the Borrower or any other Loan Party or who otherwise has proposed or may propose to invest in the Borrower or any other Loan Party (including so-called “topping fees”, “exit fees” and similar amounts), it being understood that payment of any such amounts from the proceeds of any such asset purchase or investment shall not be deemed a breach of this clause (ii), (iii) to make any distribution under a Reorganization Plan in any Chapter 11 Case, (iv) to finance in any way any adversary action, suit, arbitration, proceeds, application, motion or other litigation of any type relating to or in connection with the Prepetition Credit Agreement or any of the other Prepetition Loan Documents or instruments entered into in connection therewith, including, without limitation, any challenges to the obligations under the Prepetition Credit Agreement or the validity, perfection, priority or enforceability of any Lien securing such claims or any payment thereunder, (v) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Administrative Agent and the Lenders or their rights and remedies under this Agreement, the Loan Documents, the Interim Borrowing Order or the Final Borrowing Order, (vi) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, (vii) to pay any liabilities arising on termination of any Reorganization Plan, (viii) to reduce, terminate, or otherwise be applied to any Prepetition Debt of the Borrower or any other Loan Party, other than payment of the Obligations under the Prepetition Credit Agreement to the extent provided for in the Interim Borrowing Order or (when entered) the Final Borrowing Order or as the Bankruptcy Court may otherwise approve or (ix) to purchase or carry any Margin Stock, directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such Margin Stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of Extensions of Credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X or otherwise violate any of the Regulations of the Board.

The Administrative Agent (A) may assume that the Loan Parties will comply with the DIP Budget, subject to the terms and conditions set forth herein, (B) shall have no duty to monitor such compliance and (C) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any DIP Budget.  The line items in the DIP Budget for payment of interest, expenses and other amounts to the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents.  Nothing in any DIP Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of this Agreement or other lending limits set forth herein.

SECTION 2.15.Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Revolving Credit Advance is deemed to be made pursuant to this subsection (a).  The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all such Defaulted Amounts owing by each such Defaulting Lender at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(A)          first, to the Administrative Agent for any such Defaulted Amount then owing by each such Defaulting Lender to the Administrative Agent; and

(B)           second, to any other Lender Parties for any such Defaulted Amounts then owing by each such Defaulting Lender to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a

Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with DBTCA, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be DBTCA’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(A)          first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(B)           second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(C)           third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to the Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in the event that any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Bank (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s Pro Rata Share of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(e)           If any Revolving Credit Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Bank is outstanding, the Borrower shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Bank no later than 10 Business Days after the date such Revolving Credit Lender becomes a Defaulting Lender.

(f)            Notwithstanding any provision to the contrary contained in Section 2.01(c), (i) the Swingline Bank shall not be obligated to make any Swingline Advances at a time when any Revolving Credit Lender is a Defaulting Lender unless the Swingline Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Bank’s risk with respect to each Defaulting Lender’s participation in such Swingline Advances, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swingline Advances (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Bank shall not make any Swingline Advance after it has received written notice from the Borrower, any other Loan Party or the Majority Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Bank shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or an Event of Default by the Majority Lenders.

(g)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16.Superpriority Nature of Obligations.  All Obligations under the Loan Documents shall constitute allowed administrative expense claims in the Chapter 11 Cases against the Loan Parties with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy Code; provided that, the priority status of the Obligations and the Liens securing the same shall be subject to the Carve-Out and provided further that the respective priority of the First Out Obligations and the Last Out Obligations shall be as set forth in Section 2.20 and Section 6.02.

SECTION 2.17.Bailee for Perfection.  (a) The Administrative Agent agrees to acquire and acknowledges that it holds the Collateral in its possession or control (or in the possession or control of its agents or bailees) on behalf of itself and the collateral agent under the Prepetition Collateral Documents and its respective assignees (the “Prepetition Collateral Agent”) solely for the purpose of perfecting the security interest granted under the Loan Documents and the Prepetition Loan Documents, subject to the terms and conditions of this Section 2.17.

(b)           Until the payment in full in cash of all Obligations, termination or cash collateralization of all Letters of Credit issued hereunder and the termination of the Revolving

Credit Commitments hereunder has occurred, the Administrative Agent shall be entitled to deal with the Collateral in accordance with the terms of the Loan Documents as if the Liens of the Prepetition Collateral Agent under the Prepetition Collateral Documents did not exist, but subject always to the terms of the Orders, as applicable.

(c)           The Administrative Agent shall have no obligation whatsoever to the Secured Parties or the Prepetition Collateral Agent to assure that the Collateral is genuine or owned by any of the Loan Parties or to preserve the rights or benefits of any Person except as expressly set forth in this Section 2.17.  The duties or responsibilities of the Administrative Agent under this Section 2.17 shall be limited solely to holding the Collateral as bailee in accordance with this Section 2.17.

(d)           The Administrative Agent acting pursuant to this Section 2.17 shall not have by reason of the Collateral Documents, the Prepetition Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Secured Parties, the Prepetition Collateral Agent or the Prepetition Secured Parties.

SECTION 2.18.No Discharge; Survival of Claims.  The Borrower, on behalf of itself and its Subsidiaries, agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in any Chapter 11 Case (and the Borrower, on behalf of itself and its Subsidiaries, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (b) the superpriority administrative claim granted to the Administrative Agent and the Lenders pursuant to the Interim Borrowing Order (and the Final Borrowing Order when applicable) and described therein and the Liens granted to the Administrative Agent pursuant to the Interim Borrowing Order (and the Final Borrowing Order when applicable) and described therein shall not be affected in any manner by the entry of an order confirming a plan of reorganization in any Chapter 11 Case.

SECTION 2.19.Extension of Maturity Date.

(a)           Request for Extension.  The Borrower may request, by notice given to the Administrative Agent (who shall promptly notify the Lenders) (the “Extension Request”) on a date that is not earlier than forty five (45) days and not later than fifteen (15) days prior to the Original Termination Date that the Original Termination Date be extended to the date which is 90 days after the Original Termination Date, or if such date is not a Business Day on the next preceding Business Day.

(b)           Conditions to Effectiveness of Extension.  The Original Termination Date shall be automatically extended to the Extended Termination Date on the first day (the “Extension Effective Date”) that each of the following conditions is satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing on the date of receipt of the Extension Request by the Administrative Agent or on the Extension Effective Date after giving effect thereto;

(ii)           the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of receipt of the Extension Request by the Administrative Agent and as of the Extension Effective Date after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)          the Borrower shall have delivered to the Administrative Agent, prior to delivering the Extension Request, an update of the DIP Budget through [          ], 2010(1) in form and scope reasonably satisfactory to the Instructing Group;

(iv)          the Borrower shall have filed, prior to delivering the Extension Request, a draft Reorganization Plan and related disclosure statement, in each case in form and substance reasonably satisfactory to the Instructing Group;

(v)           the most recent Appraisal Report and field examination and audit report delivered by the Borrower to the Administrative Agent are dated no earlier than the date which is two (2) months prior to the Original Termination Date;

(vi)          the Borrower shall have delivered to the Administrative Agent an updated DIP Forecast in form and substance satisfactory to the Instructing Group which shall include each week beginning on or prior to the Extended Termination Date to the extent that any such week is not included in the most recent DIP Forecast provided to the Administrative Agent; and

(vii)         the Borrower shall have paid (x) the Extension Fee to the Administrative Agent for the account of each First Out Lender and (y) the Additional Interest to the Administrative Agent for the account of each Last Out Term Lender.

SECTION 2.20. Last Out Term Advances. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in order to reflect the first-in, last-out nature of the Last Out Term Advances, the following provisions shall apply at all times:

(a)           General.  Subject to the terms of the Orders and the provisions of this Section 2.20, the Administrative Agent, on behalf of the First Out Lender Parties, shall have the right to apply payments of any kind from any source, including the proceeds of any Collateral, to the payment of the First Out Obligations until the First Out Final Payment Date has occurred, in any manner in the Administrative Agent’s sole and unfettered discretion before making any payment or other distribution or providing any other consideration whatsoever to the Last Out Term Lenders.

(b)           Principal Payments.  No payment or other distribution or consideration shall be applied to the principal balance of the Last Out Term Advances (whether as scheduled amortization, mandatory prepayments, optional prepayments or otherwise) until the occurrence of the First Out Final Payment Date. Following the occurrence of the First Out Final Payment Date, the principal amount of the Last Out Term Advances may be prepaid or shall be repaid in accordance with Section 2.06.

(c)           Interest and Other Payments. The Borrower shall pay interest on each Last Out Term Advance of each Last Out Term Lender on the date on which such interest is due in

(1) Insert Extended Termination Date in Execution Copy.

accordance with Section 2.07(a) in cash.  Any default interest in respect of the Last Out Obligations shall be paid in accordance with Section 2.07(b).

(d)                                 Fees, Costs and Expenses. The Borrower shall pay any enhanced yield, fees, costs or expenses incurred by any Last Out Term Lender as provided for in this Agreement (including pursuant to 2.02(f), 2.08(d), 2.10, 2.19(b) and Section 8.04) or the Enhanced Yield Letter Agreement on the date required hereunder or threunder.

(e)                                  Gross-Up Payments. The Borrower shall pay any gross-up amount payable to any Last Out Term Lender pursuant to Section 2.12(a) on the date required thereunder.

(f)                                    Turnover.  Until the occurrence of the First Out Final Payment Date, any payment or other distribution or consideration or Collateral proceeds that may be received by any Last Out Term Lender in its capacity as a Last Out Term Lender (provided that this shall not apply to any payment or other distribution or consideration or proceeds received by a Last Out Term Lender owing to it in any other or different capacity pursuant to any Reorganization Plan or as authorized by the Bankruptcy Court) in violation of this Agreement and any distribution in the Chapter 11 Cases shall be segregated and held in trust and promptly paid over to the Administrative Agent, for the benefit of the First Out Lender Parties, in the same form as received, with any necessary endorsements, and each Last Out Term Lender hereby authorizes the Administrative Agent to make any such endorsements (which authorization, being coupled with an interest, is irrevocable).

(g)                                 Liens.  No Last Out Term Lender shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding before the Bankruptcy Court, the validity, extent, perfection, priority or enforceability of any security interest in the Collateral or pursuant to any Order. Notwithstanding any failure by the Administrative Agent or any other Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral, the priority and rights as between the First Out Lender Parties and the Last Out Term Lenders with respect to any proceeds of the Collateral shall be as set forth in this Agreement.

(h)                                 Exclusive Administration of First Out Obligations.  This Agreement shall not be construed to create a fiduciary relationship between the Administrative Agent and the First Out Lender Parties, on the one hand, and any Last Out Term Lender, on the other hand.  Each Last Out Term Lender acknowledges and agrees that the Administrative Agent’s actions under this Agreement are strictly administrative and any repayment of principal or interest or other amount to any Last Out Term Lender is solely dependent upon the Borrower.  Except for willful misconduct or actual fraud (as determined by a court of competent jurisdiction in a final and non-appealable decision), each Last Out Term Lender exonerates the First Out Lender Parties and the Administrative Agent of and from any obligation or liability, express or implied, for any loss, depreciation of or failure to realize upon the Advances or any other Obligations, or any Collateral securing the Advances or any other Obligations, or for failure to collect or receive payments of any sums owing from the Borrower or for any mistake, omission, or error of judgment in passing upon or accepting the Advances or any other Obligations, the Collateral, if any, any Loan Documents, or in the making of any advances of monies or extensions of credit to the Borrower, or in making any examinations, audits or reviews of the affairs of the Borrower or the Collateral, or in granting to the Borrower extensions of time for payment of the Advances or any other Obligations (other than any Last Out Term Advances or any Last Out Obligations in violation of the terms of this Agreement, without the consent of the Last Out Term Lenders or Last Out Requisite Lenders as required pursuant to this Agreement) or in administering or monitoring the Collateral for the Advances or any other Obligations.  Moreover, the Administrative Agent does not assume and does not have any obligation or liability and undertakes no guaranties, express or implied, with respect to the existing or future financial worth or responsibility of the Borrower, or of any of the Account Debtors of the Borrower, with respect to the genuineness or value of the Collateral or with respect to the payment or the collectability of the Advances or any other Obligations.

(i)                                     Exclusive Enforcement. Until the First Out Final Payment Date has occurred, the Administrative Agent and the First Out Lenders shall have the sole and exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any consent of any Last Out Term Lender including, without limitation, the right to amend any of the Loan Documents (subject to the provisions of Section 8.01(d), (e) and (f)), to amend, modify, waive terminate, or release any of the First Out Obligations of the Borrower or to release any Collateral securing the Obligations. No Last Out Term Lender will exercise or seek to exercise any rights or remedies (including set-off) with respect to any Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which such Last Out Term Lender is a party) or institute or commence, or join with any Person in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution), and will not contest, protest or object to any foreclosure proceeding or action brought by the Administrative Agent or any other First Out Lender Party or any other exercise by the Administrative Agent or any other First Out Lender Party, of any rights and remedies relating to the Collateral under the Loan Documents or otherwise, or object to the forbearance by the Administrative Agent or any other First Out Lender Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral. Until the First Out Final Payment Date, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the First Out Lenders may take and continue any Enforcement Action with respect to the First Out Obligations and the Collateral in such order and manner as they may determine in their sole and absolute discretion. The Administrative Agent and the First Out Lender Parties agree to use their reasonable commercial efforts to consult with the Last Out Term Lenders prior to taking any Enforcement Action with respect to the Collateral or exercising any other rights or remedies under the Loan Documents; provided that the Administrative Agent or any First Out Lender Party shall be entitled to take Enforcement Action or exercise other rights or remedies prior to any such consultation if, in their reasonable opinion, it is necessary to act urgently to protect or preserve any Obligation or any Collateral, and such Enforcement Action or exercise of other rights or remedies shall not be invalidated or subject to challenge by any Last Out Term Lender as a result of any failure to consult prior to taking Enforcement Action or exercising such other rights or remedies.

(j)                                     Disgorgement.  If any First Out Lender Party is required to disgorge any amounts it has received on account of the First Out Obligations and pay any such amount over to any Last Out Term Lender, the Last Out Term Lenders shall immediately reimburse such First

Out Lender Party for the amount that such First Out Lender Party was required to disgorge, limited to the amount of distributions received by the Last Out Term Lenders on account of their Last Out Term Advances through the date of such disgorgement.  Once the Last Out Term Advances are funded by the Last Out Term Lenders, other than the payment of interest pursuant to Section 2.20(c), the payment of any enhanced yield, fees, costs and expenses pursuant to Section 2.20(d) and the payment of any gross-up amount by the Borrower to any Last Out Term Lender pursuant to Section 2.20(e), no monies or other consideration shall be paid to, or received by, any Last Out Term Lender in respect of the Last Out Term Advances, until the First Out Final Payment Date.

(k)                                  Judgment Creditors. In the event that any Last Out Term Lender becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement (in violation of this Agreement) of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Out Obligations) to the same extent as the Last Out Obligations are subject to the terms of this Agreement.

(l)                                     Asset Sales. If an Event of Default has occurred and is continuing, and the First Out Lenders have commenced the exercise of remedies as a result of such Event of Default, the First Out Lenders shall have the right to control any consent to an asset sale or other disposition, in each case, made in connection with such remedies exercise, that is not currently permitted hereunder, and the Last Out Term Lenders shall be deemed to have consented to any such asset sale or other disposition that has been consented to by the Majority Lenders.

(m)                               Voting Rights. The Last Out Term Lenders shall be deemed to have consented to any acceleration of the Obligations hereunder that is consented to or requested by the Majority Lenders.

(n)                                 Lender Meetings and Information. The First Out Lenders shall have the right to exclude the Last Out Term Lenders from any meeting of First Out Lenders for any reason. In addition, the Administrative Agent shall have no obligation to provide the Last Out Term Lenders any information distributed with respect to any such meeting.

(o)                                 Agreements Regarding Chapter 11 Cases.

(i)                                     In connection with (i) the Chapter 11 Cases, (ii) any subsequent or successor case commenced or continued under the Bankruptcy Code with respect to the Borrower, (iii) any other federal, state or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of the Borrower, (iv) any other proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to the Borrower or any of its assets, (v) any other proceeding for liquidation, dissolution or other winding up of the business of the Borrower or (vi) any assignment for the benefit of creditors or any marshalling of assets of the Borrower (any of the events referred to in preceding clauses (i) through (v), an “Insolvency Proceeding”), the agreements contained in this Agreement are and shall remain in full force and effect and enforceable pursuant to their terms.  No payment or other realization or recovery of any amounts or other consideration on account of the Last Out Term Advances shall be received or retained by any of the Last Out Term Lenders unless and until the First Out Final Payment Date has occurred during the pendency of any Insolvency Proceeding, regardless of whether such interest, fees, enhanced yield, costs and expenses are allowed or allowable by the Bankruptcy Court or any other bankruptcy court, other than the payment of interest pursuant to Section 2.20(c), the payment of any fees, costs and expenses pursuant to Section 2.20(d) and the payment of any gross-up amount by the Borrower to any Last Out Term Lender pursuant to Section 2.20(e).

(ii)                                  No Last Out Term Lender shall contest, challenge, or object to any claim by the Administrative Agent, any First Out Lender or any First Out Lender Party against the Borrower (including any claim under 11 U.S.C. § 506(b)) or the extent, validity, perfection, or priority of the liens held by the Administrative Agent, any First Out Lender and/or any other First Out Lender Party as security for the Advances or other Obligations.

(iii)                               Until the First Out Final Payment Date, after an Event of Default has occurred and is continuing, the Last Out Term Lenders agree that the Administrative Agent may consent to the sale or foreclosure or disposition of any or all of the Collateral (including any Collateral subject to the adequate protection Liens of the Administrative Agent) in the Chapter 11 Case or any other Insolvency Proceeding, whether such sale or disposition is to be made pursuant to Section 363 of the Bankruptcy Code, pursuant to a plan of reorganization or otherwise, and the Last Out Term Lenders shall be deemed to have consented to any such sale or disposition and all of the terms applicable thereto; provided that, the Administrative Agent agrees to use its reasonable commercial efforts to give the Last Out Term Lenders prior written notice of any such sale, foreclosure or disposition (other than in connection with a sale, foreclosure or disposition made in the ordinary course of business and not otherwise prohibited by the terms of the Loan Documents) but the failure to give such notice shall not affect any action taken without such notice having been given.

(iv)                              If, in any Insolvency Proceeding, the Administrative Agent desires to permit use of any Collateral (including any Cash Collateral (as defined in Section 363(a) of the Bankruptcy Code)), or permit or provide additional financing under either Section 363 or 364 of the Bankruptcy Code (an “Additional DIP Financing”), then, so long as the terms of the Additional DIP Financing are permitted by the Orders, the Last Out Term Lenders agree that no objection shall be raised by any of the Last Out Term Lenders to such Additional DIP Financing or use of Collateral, including any objection based on lack of adequate protection.

(v)                                 Until the First Out Final Payment Date, no Last Out Term Lender shall (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the Administrative Agent or (ii) oppose any request by the Administrative Agent to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(vi)                              In the Chapter 11 Case or any other Insolvency Proceeding, no Last Out Term Lender shall object to any adequate protection sought by the Administrative Agent,

the First Out Lenders and the other First Out Lender Parties.

(vii)                           The Last Out Term Lenders agree that, until the First Out Final Payment Date, no Last Out Term Lender shall be entitled to benefit from any avoidance action affecting or otherwise related to any distribution or allocation made in respect of any of the Obligations, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application to the First Out Obligations until the First Out Final Payment Date has occurred.

(viii)                        Each Last Out Term Lender hereby waives any claim such Last Out Term Lender may have against the Administrative Agent arising out of the election of the Administrative Agent for the application of Section 1111(b)(2) of the Bankruptcy Code and agrees to make no election under Section 1111(b)(2) of the Bankruptcy Code in respect of its interest in the Collateral without the consent of the Administrative Agent.

(ix)                                The Last Out Term Lenders agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Administrative Agent may reasonably request to effectuate the provisions of this Section 2.20(o).

(p)                                 No Restriction on Rights.  Nothing in this Agreement shall be construed to limit or restrict the Administrative Agent, the First Out Lenders or the other First Out Lender Parties from in any way exercising any rights or remedies arising under the Loan Documents, or any documents or agreements executed by the Borrower or provided for under applicable law, except to the extent otherwise expressly provided in this Agreement.  No Last Out Term Lender shall have any direct claim against the Borrower or any Loan Party or any right to enforce any of the terms of the Loan Documents, including, but not limited to, exercising any rights or remedies arising under the Orders or any documents or agreements executed by the Borrower or provided for under applicable law, unless and until the First Out Final Payment Date has occurred, other than (i) the enforcement by any Last Out Term Lender of any right of action or claim against the Administrative Agent or any other Lender Party in relation to the enforcement of any Last Out Term Lender’s rights hereunder, (ii) the enforcement of any provision of Section 3.01 in respect of which the Last Out Term Lenders have an approval right under Section 8.01(d)(ii) or Section 8.01(f)(ii), or (iii) the provisions of Section 8.01(d), (e) or (f).  Until such time, all rights, remedies, and privileges with respect to the Advances and the other Obligations may be exercised only by the Administrative Agent on behalf of the First Out Lenders and the other First Out Lender Parties and without any requirement of consent or approval of the Last Out Term Lenders.

(q)                                 Set-off by Last Out Term Lenders.  Until the First Out Final Payment Date, no Last Out Term Lender shall set off or recoup any amounts owing to it by the Borrower on account of such Last Out Term Lender’s making of its Last Out Term Advances against any amounts owing by such Last Out Term Lender to the Borrower.

(r)                                    Assignment. The Last Out Term Lenders may assign the Last Out Term Advances in accordance with the provisions of Section 8.07, provided that (i) Last Out Term

Advances shall continue to be Last Out Term Advances and (ii) the assignee of such Advances shall be bound to the terms of this Agreement, including this Section 2.20.

(s)                                  Reliance, Etc. The provisions of this Section 2.20 constitute a “subordination agreement” for purposes of Section 510(a) of the Bankruptcy Code.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 3.01.Conditions Precedent to Initial Availability.  The obligation of each Lender to make an Advance, the obligation of the Swingline Bank to make a Swingline Advance and the obligation of the Initial Issuing Bank to issue one or more Letters of Credit is subject to the satisfaction or waiver of the following conditions precedent before or concurrently with, and this Agreement shall become effective on and as of, the date (the “Closing Date”) when the following conditions shall have been satisfied:

(a)                                  DIP Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower, each Initial Lender, the Swingline Bank, the Initial Issuing Bank, the Administrative Agent and the Lead Arranger.

(b)                                 Fourth Amendment and Canadian Forbearance Agreement.  The Instructing Group and the Last Out Requisite Term Lenders shall be satisfied with the terms of the Fourth Amendment and Canadian Forbearance Agreement and it shall have been executed and delivered by the Borrower, Accuride Canada, each other Loan Party, each of the Prepetition Lenders required to be party thereto and the Prepetition Administrative Agent.

(c)                                  Legal Structure and Constitutional Documents.  The Administrative Agent shall be reasonably satisfied with the corporate and legal structure of each Loan Party, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure.

(d)                                 No Material Adverse Effect.  Since December 31, 2008, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Majority Lenders or the Last Out Requisite Lenders shall determine has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)                                  No Litigation.  There shall exist no action, suit, investigation, litigation or proceeding (other than the Chapter 11 Cases) affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect (other than as a result of the Effects of Bankruptcy) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Documents or the consummation of the transactions contemplated hereby.

(f)                                    Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the Transactions and the Loan Documents and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Transactions and the Loan Documents and the transactions contemplated thereby.

(g)                                 Payment of Fees.  The Administrative Agent shall have received, for its own account and for the account of the Initial Revolving Credit Lenders, the fees owing under the Fee Letters.

(h)                                 Payment of Enhanced Yield.  The Administrative Agent shall have received, for the account of the Last Out Term Lenders, the amounts in respect of Enhanced Yield owing under the Enhanced Yield Letter Agreement.

(i)                                     Payment of Costs and Expenses.  The Lenders, the Administrative Agent, Houlihan Lokey, White & Case LLP, special New York counsel, Fox Rothschild Delaware counsel and Stikeman Elliott LLP, Canadian counsel as legal advisors to the Administrative Agent, Finn Dixon & Herling LLP, as counsel to General Electric Capital Corporation, Nixon Peabody LLP, as counsel to Eaton Vance Management, and Milbank, Tweed, Hadley & McCloy LLP, as special New York counsel to the Last Out Term Lenders, shall each have received all reasonable and documented costs and expenses (including fees for professional services incurred or rendered, as the case may be, by any of them) required to be paid, and for which invoices have been presented, on or before the Closing Date.

(j)                                     Corporate Documents; Officer’s Certificates; Copies of Documents; Etc.  The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)                                     A Note payable to the order of the Swingline Bank or each Lender that has requested the same.

(ii)                                  Certified copies of the resolutions of the Board of Directors of the Borrower and each other Loan Party approving each Loan Document to which it is or is to be a party and the transactions contemplated thereby, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transactions, this Agreement, the Notes and each other Loan Document.

(iii)                               A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation or formation, listing the charter (or other formation document)

of the Borrower and each other Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Borrower’s or such other Loan Party’s charter (or other formation document) on file in his office, (B) the Borrower and each such other Loan Party have paid all franchise taxes to the date of such certificate and (C) the Borrower and each other Loan Party are duly incorporated or formed and in good standing under the laws of the State of the jurisdiction of its incorporation or formation, it being acknowledged that the certificates previously received by the Administrative Agent from the Borrower and each Subsidiary Guarantor are satisfactory to the Administrative Agent.

(iv)                              A certificate of the Borrower and each other Loan Party, signed on behalf of the Borrower and such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or in the case of Accuride Erie by a duly authorized officer of the sole member of its general partner), dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter (or other formation document) of the Borrower or such other Loan Party since the date of the certificate referred to in Section 3.01(i)(iii), (B) the absence of any amendments to the bylaws (or other organizational document) of the Borrower and such other Loan Party previously delivered to the Administrative Agent and as in effect on the Closing Date, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party, (D) the truth and accuracy of the representations and warranties contained in the Loan Documents in all material respects as though made on and as of the Closing Date and (E) the absence of any event occurring and continuing, or resulting from the initial Borrowing, that constitutes a Default.

(v)                                 A certificate of the Secretary or an Assistant Secretary of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

(vi)                              The Guarantee and Collateral Agreement, duly executed by the Borrower and each other Debtor, together with:

(A)                              certificates representing 100% of the issued and outstanding capital stock, limited liability company interests, partnership interests or other ownership or profit interest owned by the Loan Parties, accompanied by undated stock powers executed in blank; provided that, subject to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, no more than 66% of the issued and outstanding stock of any first-tier Foreign Subsidiaries of the Borrower or any other Debtors shall be required to be pledged, it being acknowledged that delivery of the foregoing items to the Administrative Agent in its capacity as Prepetition Administrative Agent pursuant to the Prepetition Credit Agreement satisfies such requirement,

(B)                                copies of proper financing statements thereto, to be duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Guarantee and Collateral Agreement, covering the Collateral described therein, and

(C)                                evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under any of the Collateral Documents (including, without limitation, any action so deemed necessary or desirable as a result of changes in the names or corporate structure of any of the Borrower’s subsidiaries) has been taken and remains in full force and effect,.

(vii)                           Financial Statements.  True and correct copies of the historical financial statements referred to in Section 4.01(f).

(viii)                        Interim Initial DIP Forecast.  The Interim Initial DIP Forecast in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders and otherwise complying with the requirements of Section 5.03(d).

(ix)                                Accounts Information.  A report in the form of Exhibit K attached hereto of the cash and Cash Equivalent balances held by the Borrower and each Subsidiary Guarantor and the Excess Availability as of the close of on the immediately preceding Business Day.

(x)                                   Legal Opinions.  Favorable opinions of (i) Latham and Watkins LLP, U.S. counsel for the Borrower, in substantially the form of Exhibit F hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request; and (ii) internal counsel for the Borrower and the other Debtors, substantially in the form of Exhibit G.

(xi)                                Borrowing Base Certificate.  The Initial Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent.

(xii)                             Borrowing Base Appraisal and Collateral Examination.  (i) An Appraisal Report in respect of the Inventory of the Borrower and the Subsidiary Guarantors in a form satisfactory to the Administrative Agent, and (ii) a field examination and auditor report in respect of the Accounts and Inventory of the Borrower in a form satisfactory to the Administrative Agent, it being understood that the Hilco Appraisal Report dated August 31, 2009 and the KPMG field examination and audit report dated August 14, 2009 are satisfactory.

(k)                                  Insurance. The Administrative Agent shall be satisfied with the insurance coverage in effect on the Closing Date pertaining to the assets of the Borrower and each other Loan Party.

(l)                                     Know Your Customer Documentation.  The Administrative Agent shall have received, by the date which is three days prior to the Closing Date, all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, including the information described in Section 8.13.

(m)                               Interim Borrowing Order.  The Interim Borrowing Order shall have been entered by the Bankruptcy Court on or prior to 5:00 P.M. (New York City time) no later than the fifth (5th) Business Day after the Petition Date.

(n)                                 First Day Orders and Payments.  All First Day Orders entered by the Bankruptcy Court and all related pleadings shall be in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders and all adequate protection payments and critical vendor payments shall be in accordance with the Initial DIP Forecast.

(o)                                 Noteholder Restructuring Support Lockup Agreement.  Evidence that (i) the Debtors have entered into a binding Noteholder Restructuring Support Lockup Agreement in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, approving the terms of an Approved Plan and (ii) the Debtors have obtained acceptances in respect of the Approved Plan from, and the Noteholder Restructuring Support Lockup Agreement has been executed by, (A) the Debtors and (B) the members of the “ad-hoc committee of holders of Senior Subordinated Notes” holding at least 66.67% of the aggregate principal amount of the Senior Subordinated Notes(2).

(p)                                 New Capital.  The Instructing Group and the Last Out Requisite Lenders shall be satisfied with (i) the terms and amount of the 7.5% convertible notes due 2019 to be issued pursuant to the terms of the New Capital Commitment Agreement and (ii) the form of the New Capital Commitment Agreement (including the provision of legal opinions in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders relating to the New Capital Commitment Agreement and the capacity and authority of the Backstop Commitment Providers party thereto to enter into the New Capital Commitment Agreement and to perform their obligations thereunder).

(q)                                 Prepetition Lender Restructuring Support Lockup Agreement.  Evidence that (i) the Debtors have entered into a binding Prepetition Lender Restructuring Support Lockup Agreement in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, approving the terms of an Approved Plan and (ii) the Debtors have obtained acceptances in respect of the Approved Plan from, and the

(2) Level of lock-up support required to be agreed.

Prepetition Lender Restructuring Support Lockup Agreement has been executed by, (A) the Debtors, (B) the members of the Prepetition Steering Committee and (C) certain other Prepetition Lenders holding at least 50% of the aggregate principal amount of the Prepetition First Out Loan Obligations.

(r)                                    Restructuring Term Sheets.  The Debtors, the members of the “ad-hoc committee of holders of Senior Subordinated Notes” and the members of the Prepetition Steering Committee shall have agreed the form and content of the Restructuring Term Sheets, which shall be in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders.

SECTION 3.02.Conditions Precedent to Full Availability.  The obligation of each Revolving Credit Lender to make Revolving Credit Advances, the obligation of the Swingline Bank to make Swingline Advances and the obligation of each Issuing Bank to issue Letters of Credit: (a) on or after the Interim Borrowing Order Entry Date or (when entered) the Final Borrowing Order Entry Date, are subject to the Borrower having received in cash the proceeds of Last Out Term Advances in an aggregate principal amount equal to $25,000,000 on the Closing Date and (b) notwithstanding satisfaction of the foregoing condition, until delivery of an updated KPMG field examination and audit report in form and substance satisfactory to the Instructing Group, there shall be no availability under the Total Revolving Credit Commitment until such condition is satisfied.

SECTION 3.03.Conditions Precedent to Each Borrowing and Issuance.  The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank pursuant to Section 2.03(e)(i)) on the occasion of each Borrowing, the obligation of the Swingline Bank to make a Swingline Advance and the obligation of each Issuing Bank to issue Letters of Credit or renew or extend a Letter of Credit and the right of the Borrower to request a Swingline Advance, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal or extension of a Letter of Credit:

(a)                                  Notice of Last Out Term Borrowing; Notice of Revolving Credit Borrowing; Notice of Swingline Borrowing; Letter of Credit Request.  The following statements shall be true in all material respects (and each of the giving of the applicable Notice of Last Out Term Borrowing, Notice of Revolving Credit Borrowing, Notice of Swingline Borrowing or Letter of Credit Request and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit or the renewal or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)                                     the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case, as of such specific date; and

(ii)                                  no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default.

(b)                                 Orders.  The Interim Borrowing Order and/or the Final Borrowing Order shall be in full force and effect and shall not have been stayed, reversed, amended, modified or vacated without the consent of the Instructing Group.

(c)                                  Anti-Cash Hoarding Condition.  At the time of each Revolving Credit Borrowing (but not the time of each issuance or renewal or extension), and also after giving effect thereto, the aggregate amount of cash and Cash Equivalents (excluding cash and Cash Equivalents held in Excluded Accounts) owned or held by the Borrower and its Subsidiaries (as reflected in the books and records of the Borrower and its Subsidiaries and determined after giving pro forma effect to the making of each such Revolving Credit Advance and the application of the proceeds from such Revolving Credit Advance (to the extent that such proceeds are actually utilized by the Borrower and/or any of its Subsidiaries)) shall not exceed $10,000,000.

(d)                                 Delivery of Borrowing Base Certificate.  The Administrative Agent shall have received the most recent Borrowing Base Certificate, as required under Section 5.03(m), except that the Initial Borrowing Base Certificate shall be delivered no later than the Closing Date.

(e)                                  Compliance with Borrowing Base.  Notwithstanding anything to the contrary set forth herein, it shall be a condition precedent to each Borrowing, or issuance or renewal of a Letter of Credit, that after giving effect thereto (and the use of the proceeds thereof) the Aggregate Exposure would not exceed the Borrowing Base at such time.

SECTION 3.04.Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties, in each case upon (a) such Lender Party’s release of its signature page to this Agreement from escrow (which release may be made by written email confirmation or telephone call from such Lender Party or through any counsel designated for such Lender Party) and (b) the entry of the Interim Borrowing Order by the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                  Loan Parties - Due Organization and Formation; Good Standing; Corporate, Company and Partnership Power and Authority; Capital Stock.  Each Loan

Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases, (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except (x) where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (y) where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases and (iii) has all requisite power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding capital stock of the Borrower has been validly issued and is fully paid and non assessable as of the Closing Date.

(b)                                 Loan Parties’ Subsidiaries - Due Organization and Formation; Good Standing; Corporate, Limited Liability Company or Partnership Authorization and Authority; Capital Stock, Membership Interests, Partnership Interests.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date of such schedule, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the number of limited liability company membership interests or partnership interests or shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding limited liability company membership interests, partnership interests and shares of each such class owned (directly or indirectly) by such Loan Party and the number of limited liability company membership interests, partnership interests or shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding capital stock, limited liability company membership interests and partnership interests of all of such Subsidiaries have been validly issued, are fully paid and non assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except (i) the Carve-Out, (ii) the Senior Third Party Liens and (iii) any other Liens permitted under Section 5.02(a).  Each such Subsidiary (i) is a corporation, limited liability company or partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except (x) where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (y) where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(c)                                  Due Authorization of Loan Documents; Non-Contravention, Etc.  Subject in each case to the entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable), the execution, delivery and performance of each Loan Document and each Related Document have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action on the part of each Loan Party that is a party thereto, and do not (i) contravene such Loan Party’s charter or bylaws, partnership agreement or limited liability company agreement, as the case may be, or any of its other constitutive documents, (ii) upon entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable), violate any applicable provision of any material law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to the Borrower or to its Subsidiaries, except to the extent that such violations are permitted under Chapter 11 of the Bankruptcy Code, (iii) except for the Effect of Bankruptcy, result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other financial instrument, or any material contract or agreement, binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except to the extent that such breaches or defaults are permitted under Chapter 11 of the Bankruptcy Code or (iv) except for the Liens created under the Loan Documents, the Orders and Liens permitted under Section 5.02(a), result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)                                 Governmental and Third Party Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party and (ii) the consummation of the transactions contemplated by the Loan Documents, except, in each case, for (x) those that have already been obtained and are in full force and effect, (y) filings necessary to perfect Liens created under the Loan Documents within the applicable statutory limits and (z) entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable) or as otherwise required by the Bankruptcy Code and applicable state and federal bankruptcy rules.

(e)                                  Due Execution and Delivery; Binding Obligation.  Upon entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable), each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and is the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms and the terms of the Interim Borrowing Order (or the Final Borrowing Order when applicable).

(f)                                    Historical Financial Statements.  (A) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, (B) the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2009, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, and (C) the Consolidated balance sheet of the Borrower and its Subsidiaries as at August 31, 2009, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the twelve months then ended (or, in the case of such cash flow statement, the eight months then ended), duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of (x) said balance sheet as at June 30, 2009, and said statements of income and cash flow for the six months then ended and (y) said balance sheet as at August 31, 2009, and said statements of income and cash flow for the twelve (or, as applicable, eight) months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis (unless otherwise expressly noted therein), and since December 31, 2008, there has been no Material Adverse Effect (other than the Transactions).

(g)                                 Forecasts.  The Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries delivered to the Lender Parties prior to the Closing Date were prepared in good faith on the basis of the estimates and assumptions stated therein, which estimates and assumptions were believed to be reasonable and fair in the light of conditions existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(h)                                 DIP Forecast. The Loan Parties have disclosed any material assumptions with respect to the projections included in the DIP Forecast and affirm that each such projection was prepared in good faith on the basis of the estimates and assumptions that were believed to be reasonable and fair in the light of conditions and circumstances existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(i)                                     DIP Budget.  The Loan Parties have disclosed any material assumptions with respect to the projections included in the DIP Budget and affirm that each such projection was prepared in good faith on the basis of the estimates and assumptions that were believed to be reasonable and fair in the light of conditions and circumstances existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(j)                                     Other Information.  No information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender Party in writing in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that for purposes of this Section 4.01(j), such factual information does not include projections and pro forma financial information.

(k)                                  Litigation, Etc.  Except for the Chapter 11 Cases, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

(l)                                     Compliance with Margin Regulations.  (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any Letter of Credit Disbursement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(ii)                                  Following application of the proceeds of each Advance or drawing under each Letter of Credit Disbursement, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender Party or any Affiliate of any Lender Party relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(m)                               Employee Benefit Plans and ERISA Related Matters.  (i) Except as otherwise may occur as a result of the Effects of Bankruptcy, each Plan is in compliance with ERISA, the Internal Revenue Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; each Plan which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA satisfies the minimum funding standard, within the meaning of such sections of the Internal Revenue Code or ERISA, or has not applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Internal Revenue Code or Section 303 or 304 of ERISA; neither any Loan Party nor any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Internal Revenue Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Loan Party or any ERISA Affiliate; and no lien imposed under the Internal Revenue Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists on account of any Plan (or is reasonably likely to exist) nor has any Loan Party or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Loan Party or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations and warranties in this Section 4.01(m)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 4.01(m)(i), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 4.01(m)(i), other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(ii)                                  With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as in the aggregate could not reasonably be expected to have Material Adverse Effect:

(A)                              Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or if applicable, accrued, in accordance with normal accounting practices.

(B)                                The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan.

(C)                                Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(n)                                 Environmental Matters.  (i) Other than instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect:  (A) the Borrower and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation having obtained all material Environmental Permits required under Environmental Laws); and (B) the Borrower will comply and cause each of their Subsidiaries to comply with all such Environmental Laws (including, without limitation, all Environmental Permits required under Environmental Laws).

(ii)                                  Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned real estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

(iii)                               Except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in Schedule 4.01(n), all past non-compliance with Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of the real properties that could have a Material Adverse Effect or (B) cause any such property respectively owned by any of them to be subject to any restrictions on ownership, occupancy, current use or transferability under any Environmental Law.

(iv)                              Except as disclosed in Schedule 4.01(n), none of the real properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of any Loan Party, is adjacent to any such real property.

(v)                                 Except as disclosed in Schedule 4.01(n) and for events or conditions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, (A) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has owned or operated any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any real property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any real property formerly owned or operated by any Loan Party or any of its Subsidiaries, (B) there is no asbestos or asbestos-containing material on any real property currently owned or operated by any Loan Party or any of its Subsidiaries, (C) there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting any real property currently owned or operated by any Loan Party or any of its Subsidiaries, and (D) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has released or discharged Hazardous Materials on any real property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(vi)                              Except as disclosed in Schedule 4.01(n) and for investigations, assessments or actions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other party, is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of material quantities or concentrations of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any real property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(o)                                 Securities Laws.  Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(p)                                 Taxes.  Each of the Borrower and each other Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in conformity with GAAP, (ii) Taxes arising on or before the Petition Date to the extent to that such Taxes are not required to be paid as a consequence of the Chapter 11 Cases, or (iii) to the extent that the failure to do so would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, the Borrower is not a party to any tax sharing or similar arrangement with any Subsidiary Guarantor or any Affiliates of a Subsidiary Guarantor.

(q)                                 Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (i) there are no strikes or other labor disputes against the Borrower or any other Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; (ii) hours worked by and payment made to employees of the Borrower or any other Subsidiary have not been in violation of the FLSA or any other equivalent and applicable law dealing with such matters; and (iii) all payments due from the Borrower or any other Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Person.

(r)                                    Prepetition Debt.  Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Prepetition Debt, showing as of the date of such Schedule the principal amount outstanding thereunder, and such principal amount has not been increased from that amount shown on such Schedule.

(s)                                  Owned Real Property.  Set forth on Schedule 4.01(s) hereto is a complete and accurate list as of the Closing Date of all real property owned by the Borrower or any of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.  The Borrower or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and Liens created under the Loan Documents.  To the best of the Borrower’s knowledge, except as set forth on Schedule 4.01(s), all of the improvements located on the properties listed on Schedule 4.01(s) lie entirely within the boundaries of such properties and none of such improvements violate any minimum setback requirements, other dimensional regulations or restrictions of record.

(t)                                    Leased Real Property.  Set forth on Schedule 4.01(t) hereto is a complete and accurate list as of the Closing Date of all leases of real property under which the Borrower or any of its Subsidiaries is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(u)                                 Leases of Real Property.  Set forth on Schedule 4.01(u) hereto is a complete and accurate list as of the Closing Date of all leases (the “Leases”) of real property under which the Borrower or any of its Subsidiaries is the landlord, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.]

(v)                                 Intellectual Property.  Set forth on Part A of Schedule 4.01(v) hereto is a complete and accurate list as of the Closing Date of all United States registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of its Subsidiaries, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.  Set forth on Part B of Schedule 4.01(v) hereto is a list, which is complete and accurate in all material respects, as of the Closing Date of all other registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of its Subsidiaries, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.

(w)                               Collateral Documents.  Upon entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order, when applicable), the Interim Borrowing Order (or the Final Borrowing Order when applicable) will be effective to create in favor of the Secured Parties a legal, valid, enforceable and fully perfected security interest in the Collateral of the U.S. Debtors, in each case prior and superior in right to any other Person, except (i) the Carve-Out, (ii) the Senior Third Party Liens and (iii) any other Liens permitted by Section 5.02(a). Subject to the Interim Borrowing Order and the entry by the Bankruptcy Court of the Final Borrowing Order, each Collateral Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and, subject to the making of all appropriate filings, recordings, endorsements, notarizations, stampings, registrations and/or notifications required under applicable law, shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right title and interest of the grants under the applicable Collateral Documents in such Collateral with the priority required by the Collateral Documents and the Orders.

(x)                                   Anti-Terrorism Laws.  To the best knowledge of the Loan Parties, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(y)                                 Borrowing Base Calculation.  The calculation by the Borrower of the Borrowing Base and the valuation thereunder is complete and accurate.

(z)                                   Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto.  The Borrower hereby warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that such Account is an Eligible Account.

(aa)                            Inventory.  The Administrative Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by the Loan Parties with respect thereto.  The Borrower hereby warrants, with respect to any Inventory at the time it is shown as being Eligible Inventory in a Borrowing Base Certificate, that such Inventory is Eligible Inventory.

(bb)                          Material Contracts.  No default has occurred under any material contract entered into by any of the Loan Parties after the Interim Borrowing Order Entry Date or entered into prior to the Interim Borrowing Order Entry Date and, in the case of the U.S. Debtors only, assumed (other than in respect of the Prepetition Credit Agreement and the Senior Subordinated Note Indenture) or will occur as a result of the Effects of Bankruptcy, if such default, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(cc)                            Chapter 11 Cases.  The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and of the hearing for the approval of the Interim Borrowing Order (or Final Borrowing Order, as applicable) has been given as identified in the “Certificate of Service” filed with the Bankruptcy Court.

(dd)                          Orders.  On the Closing Date, the Interim Borrowing Order (or the Final Borrowing Order, as applicable) shall have been entered.  The Interim Borrowing Order or (when entered) the Final Borrowing Order shall be in full force and effect and shall not have been stayed, reversed, amended, modified or vacated without the consent of the Instructing Group.

(ee)                            Enforcement of Remedies.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations and/or Cash Management Obligations of the Loan Parties hereunder and under the other Loan Documents and the Secured Cash Management Agreements, the Administrative Agent, the Swingline Bank, each Issuing Bank, the Lenders and the Cash Management Creditors shall be entitled to immediate payment of such Obligations or Cash Management Obligations, as applicable, and to enforce the remedies provided for hereunder and under the other Loan Documents, without further application to or order by the Bankruptcy Court.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)                                  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property prior to the date on which material penalties attach thereto, and (ii) all lawful material claims that, if unpaid, might by law become a material Lien upon the property of the Borrower or its Subsidiaries not otherwise expressly permitted under this Agreement; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves (in the good faith judgment of its management) are being maintained in accordance with GAAP or (y) to the extent the non-payment would not result in a Material Adverse Effect.

(c)                                  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (at the time the relevant coverage is placed or renewed) in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d)                                 Preservation of Corporate, Limited Liability Company and Partnership Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(e)                                  Conduct of Business.  From and after the Closing Date, engage, and cause its Subsidiaries (taken as a whole) to engage, primarily in (i) the vehicle component business and any activity or business incidental, directly related or similar thereto, or any other lines of business carried on by the Borrower and its Subsidiaries on the Closing Date or utilizing the Borrower’s or Subsidiaries’ manufacturing capabilities on the Closing Date and (ii) other businesses or activities that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

(f)                                    Visitation and Inspection Rights.  At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit any authorized representatives designated by the Retained Advisors, the Administrative Agent or the Majority Lenders to examine and make copies of and abstracts from the records and books of account of, and visit the properties, plants and facilities of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower may, if it so chooses, be present at or participate in any such discussion.  Provide, and cause each of its Subsidiaries to provide, to the Retained Advisors, the Administrative Agent and the Majority Lenders reasonable access to information (including historical information and including information as to strategic planning, cash and liquidity management, operational and restructuring activities) and personnel, including, without limitation, regularly scheduled meetings with senior management and outside financial advisors to the Borrower and its Subsidiaries. After the Closing Date, if requested by the Administrative Agent, on Thursday (or the immediately succeeding Business Day if Thursday is not a Business Day) of each week (or, if agreed to by the Administrative Agent, every second week) , and on such other dates requested by the Administrative Agent on providing the Borrower with two (2) Business Days’ prior written notice, the Borrower shall provide the Administrative Agent and its advisors with an update (via a meeting or conference call with the Borrower’s senior management and/or its advisors) on the weekly financial information provided to the Board of Directors, the ongoing financial performance, operations and liquidity of the Borrower and its Subsidiaries and the progress toward a proposal for an amendment to or restructuring of the Obligations under the Prepetition Credit Agreement and the Senior Subordinated Notes.

(g)                                 Appraisals and Field Exams.  Permit, and cause each of its Subsidiaries to permit, employees and designated representatives of the Retained Advisors or the Administrative Agent, in each case at the Loan Parties’ expense at reasonable times and (except during the continuance of an Event of Default) upon reasonable notice, to conduct appraisals of Inventory and field exams, in each case, at such times as the Administrative Agent reasonably deems necessary or appropriate (it being acknowledged that a single field exam, appraisal or inspection may entail visits to multiple locations of books, records and assets of the Loan Parties); provided that (x) prior to the Original Termination Date, the Administrative Agent shall not request that more than two appraisals of Inventory and two field exams be conducted and (y) during the period from and after the Extension Effective Date to the Extended Termination Date, the Administrative Agent shall not request that more than one appraisal of Inventory and one field exam be conducted; provided further that the foregoing limitations  shall not apply at any time while an Event of Default is continuing.  In connection with any such appraisal or field exam, such employees and designated representatives of the Retained Advisors and the Administrative Agent  shall be permitted (i) to visit and inspect, in consultation with officers of the Borrower or such Subsidiary (other than during an Event of Default, in which case, no such consultation shall be required) any properties or facilities of the Borrower or such Subsidiary, (ii) to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that an officer of the Borrower and its Subsidiaries may attend such discussions with such accountants) and (iii) to verify Eligible Accounts and/or Eligible Inventory (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract). The Retained Advisors and the Administrative Agent shall have no duty to the Borrower or any of its Subsidiaries to make any inspection, or to share any results of any inspection, appraisal or report with the Borrower or any of its Subsidiaries.  The Borrower and each of its Subsidiaries acknowledge that all inspections, appraisals and reports are prepared by the Retained Advisors and the Administrative Agent for the benefit of the Lenders and for their purposes, and neither the Borrower nor any of its Subsidiaries shall be entitled to rely upon them.

(h)                                 Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(i)                                     Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (including intellectual property) in good working order and condition, ordinary wear and tear excepted, in each case consistent with past practice, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

(j)                                     Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (i) transactions between or among the Loan Parties and any Subsidiaries of the Borrower; (ii) reasonable and customary fees paid to members of the Borrower’s board of directors; (iii) the transactions permitted by Section 5.02(f); and (iv) transactions otherwise expressly permitted hereunder.

(k)                                  Covenant to Guarantee Obligations and to Give Security. When (i) any new Subsidiary of the Borrower is formed, acquired or designated by the Borrower or any of its Subsidiaries, or (ii) the acquisition of any property, real or personal, by any Loan Party is made, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then, in each case at the expense of the Borrower:

(A)                              within 20 days after such formation, acquisition or designation, in the case of a new Subsidiary that is a Domestic Subsidiary of the Borrower or any of its Subsidiaries, cause each such Subsidiary to duly execute and deliver to the Administrative Agent an Assumption Agreement under which such Subsidiary becomes a Subsidiary Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement); provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such assumption agreement shall be required to execute, deliver or perform such assumption agreement if, after using its reasonable efforts, the Borrower has failed to obtain any necessary consents or approvals for the issuance of such assumption agreement,

(B)                                within 20 days after such formation, acquisition or designation in the case of a wholly-owned Subsidiary which is a first-tier Subsidiary of (x) the Borrower or (y) any other Subsidiary that is a Domestic Subsidiary, cause the Borrower (or other relevant Subsidiary), to pledge the stock or other equity interests of each such Subsidiary and to duly execute and deliver such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in 100% of the issued and outstanding stock or other equity interests of such Subsidiary owned by such Loan Party, together with delivery to the Administrative Agent of certificates representing such pledged stock or other equity interests accompanied by undated stock powers or other appropriate powers or assignments executed in blank; provided that, in the case of a first-tier Subsidiary which is a Foreign Subsidiary, subject to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, the Borrower (or other relevant Subsidiary) shall not be required to pledge more than 66% of the issued and outstanding stock or other equity interests of such Subsidiary, and provided further that the stock of any Subsidiary which is not wholly-owned (directly or indirectly) will be owned by a wholly-owned Subsidiary of the Borrower whose stock or other equity interests have been pledged in accordance with the Loan Documents,

(C)                                within 20 days after such request, formation or acquisition, furnish to the Administrative Agent all necessary information with respect to such Subsidiary and its Subsidiaries which may be required to update the applicable Schedules to this Agreement and to the Collateral Documents, respectively,

(D)                               within 30 days after such request, formation or acquisition, in the case of a new Subsidiary that is a Domestic Subsidiary of the Borrower or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary to duly execute and deliver to the Administrative Agent pledges, proper financing statements, assignments, assumption agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all such properties; provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such pledges, proper financing statements, assignments, assumption agreements and other security agreements shall be required to execute, deliver or perform such pledges, proper financing statements, assignments, assumption agreements and other security agreements if, after using its reasonable efforts, the Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such pledges, proper financing statements, assignments, assumption agreements and other security agreements,

(E)                                 within 30 days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (other than any non-Debtor Subsidiary) to take whatever action (including, without limitation, the recording of mortgages (if required), the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, assumption agreements and other security agreements delivered pursuant to this Section 5.01(k), enforceable against all third parties in accordance with their terms,

(F)                                 at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreements and assumption agreements, and

(G)                                within 60 days after such request, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Borrower reasonably acceptable to the Administrative Agent as to the matters contained in this Section 5.01(k), as to such guarantees and security agreements being legal, valid and binding obligations of each of the Borrower and their respective Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent may reasonably request.

(l)                                     Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(m)                               Preparation of Environmental Reports.  At the request of the Administrative Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non exclusive license, subject to the rights of tenants, to enter onto its or their respective properties to undertake such an assessment.

(n)                                 Retention of Advisors to the Debtors.  The Loan Parties shall continue to retain Zolfo Cooper as restructuring advisors and/or other financial consultants and advisors reasonably acceptable to the Administrative Agent and the Majority Lenders.

(o)                                 Financial Advisor.  The Administrative Agent, on behalf of the Lenders, shall have the right to retain or appoint or to cause its counsel to retain or appoint for its benefit a restructuring or financial advisor to assist with the audit, examination or monitoring of Collateral or to conduct any liquidation analysis, in each case which the Administrative Agent in its discretion determines is necessary or advisable and the Borrower shall be liable for all reasonable and documented costs and expenses incurred by the Administrative Agent with respect to such restructuring or financial advisor.  In connection with such retention, the Borrower shall pay the fees of such restructuring or financial advisor promptly upon being invoiced therefor and shall use its commercially reasonable efforts to cooperate, and to cause its own advisors and its Subsidiaries to cooperate with such restructuring or other financial advisor in the performance of its duties as an advisor in accordance any applicable engagement agreement relating to the appointment and scope of work of such restructuring or financial advisor.

(p)                                 Know Your Customer Requests.  If:

(i)                                     a Change in Law after the Effective Date;

(ii)                                  any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the Effective Date; or

(iii)                               a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Company supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(q)                                 Certain Milestones.  Within the time periods set forth below, perform each action with respect to the Cases of the Debtors set forth below:

(A)                              by the date which is 30 days after the Petition Date, deliver to the Lenders a draft Approved Plan and disclosure statement;

(B)                                by the date which is 55 days after the Petition Date, file an Approved Plan and disclosure statement with the Bankruptcy Court;

(C)                                by the date which is 90 days after the Petition Date, obtain approval by the Bankruptcy Court of the disclosure statement, together with the solicitation, balloting and voting procedures and other related relief, related to such Approved Plan

(D)                               by the date which is 175 days after the Petition Date, obtain confirmation of such Approved Plan by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code;

(E)                                 by the date which is 190 days after the Petition Date, cause the effective date of the Approved Plan to occur; and

(F)                                 by the earlier to occur of (i) the Original Termination Date or (if applicable) the Extended Termination Date and (ii) the date which is 210 days after the Petition Date, consummation of the Approved Plan.

(r)                                    Restricted Accounts.  At all times after the date which is 20 days after the Closing Date, with respect to the Loan Parties only, cause to be maintained a system of Deposit Accounts complying with each of the requirements set forth below:

(i)                                     Lockbox Accounts.  Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the Administrative Agent and certain financial institutions selected by the Borrower and reasonably acceptable to the Administrative Agent (each, a “Collection Bank”) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Lockbox Account (each of which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent).  All amounts received by any Loan Party and any Collection Bank in respect of any Account shall upon receipt be deposited into a Lockbox Account or directly into the Core Concentration Account.  Each Loan Party shall, along with the Administrative Agent and each of the Collection Banks that maintain one or more Lockbox Accounts and those banks in which any other Deposit Accounts (other than any Excluded Account) are maintained, enter into on or prior to the Closing Date or within 20 days thereof (or if any new Lockbox Accounts or Deposit Accounts are opened after such date, on the date on which such new Lockbox Accounts or Deposit Accounts are opened) separate Cash Management Control Agreements, in each case, to be in form and substance reasonably satisfactory to the Administrative Agent, it being agreed and acknowledged that the control agreements delivered to the Administrative Agent pursuant to the Prepetition Credit Agreement constitute Cash Management Control Agreements under this Agreement and are satisfactory to the Administrative Agent for all purposes under this Agreement. Each Lockbox Account shall be a “zero” balance account. Each Collection Bank will be instructed to transfer all credit balances in each Lockbox Account to the Core Concentration Account not later than the close of business on each Business Day unless such amounts are otherwise (A) required to be applied pursuant to Section 2.06(b)(i) or (B) so long as no Dominion Period then exists, required to be retained in any Lockbox Account to satisfy the payment of outstanding obligations owing in respect of checks or similar obligations issued by any Loan Party, provided that the aggregate amount retained in all such Lockbox Accounts pursuant to this clause (B) shall not exceed that amount (as reasonably determined by the Borrower) to cover the aggregate amounts of all such outstanding obligations, and no other withdrawals shall be permitted except for withdrawals authorized in writing by the Administrative Agent for ordinary course recalls or credits relating to the Accounts or as set forth in any Cash Management Control

Agreement entered into by the Administrative Agent with respect to such Lockbox Account. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(ii)                                  Core Concentration Account.  The Borrower will maintain a Deposit Account with DBTCA or a financial institution reasonably acceptable to the Administrative Agent in the name of the Borrower (the “Core Concentration Account”), which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.  No amounts shall be deposited in the Core Concentration Account except as expressly contemplated by Section 5.01(r)(i), Section 5.01(r)(iv) and Section 5.01(s).  During any Dominion Period, the Cash Management Control Agreement relating to the Core Concentration Account shall provide that all collected amounts held in the Core Concentration Account shall be sent by ACH or wire transfer no less frequently than once per Business Day to an account maintained by the Administrative Agent for application pursuant to the instructions of the Administrative Agent towards repayment of First Out Advances or Last Out Advances, as applicable, or towards satisfaction of the First Out Obligations (but not to cash collateralize Letters of Credit unless an Event of Default is continuing) or Last Out Obligations, as applicable, in all cases subject to and as required under Section 2.06(b)(iii) and, so long as no Event of Default shall then be continuing, any balance remaining after such application shall be released to the Borrower subject to and in accordance with Section 2.06(b)(iii). Each Loan Party agrees that it will not cause any proceeds of the Core Concentration Account to be otherwise redirected.

(iii)                               Cash Collateral Account.  The Borrower and the Subsidiary Guarantors will, within fifteen (15) Business Days of the Closing Date, establish one or more Deposit Accounts with DBTCA (which shall be interest bearing accounts at market rates) (each a “Cash Collateral Account” and collectively the “Cash Collateral Accounts”), under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent, into which (A) all cash received constituting payments in respect of Collateral (other than Accounts) received after the exercise of remedies under this Agreement or any other Loan Document or the taking of any Enforcement Action shall be deposited by the Borrower and (B) amounts shall be deposited by the Borrower as required pursuant to Section 2.03(g).

(iv)                              Other Accounts.  All amounts received in cash from any other source that do not constitute payments in respect of Accounts of any Loan Parties or payments in respect of other Collateral, shall upon receipt be deposited into a Lockbox Account, directly into a Core Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any Loan Parties or payments in respect of other Collateral, an Excluded Account or a Disbursement Account.

(v)                                 At any time when there is no Dominion Period, the Borrower and its Subsidiaries shall be permitted to withdraw amounts from any Deposit

Account (including any Lockbox Account or any Core Concentration Account) in accordance with the terms of any applicable Cash Management Control Agreement.  During a Dominion Period, upon payment of all outstanding First Out Advances and so long as no Event of Default is continuing, with respect to each Deposit Account other than any Lockbox Accounts or any Core Concentration Account, the operation of which are governed by Section 5.01(r)(i) and (ii) above respectively, the Borrower and its Subsidiaries may withdraw and apply any amount standing to the credit of any such Deposit Account in accordance with the terms of any applicable Cash Management Control Agreement and apply such amount in accordance with the terms of this Agreement, provided that the Borrower shall not be permitted to transfer amounts to any Excluded Account that is a petty cash account or to any other Excluded Account in an amount which exceeds the amount required to fund the activities for which funds deposited in such Excluded Account are applied as set forth in the most recent DIP Budget delivered to the Administrative Agent in accordance with Section 5.03(e).

(s)                                  Covered Dispositions.  Cause all Net Cash Proceeds received by any Loan Party in respect of any Covered Disposition in cash or Cash Equivalents to be deposited directly upon receipt in a Lockbox Account or the Core Concentration Account.

(t)                                    Qualified Secured Cash Management Agreements.  At any time prior to or after any Loan Party shall enter into any Secured Cash Management Agreement, the applicable Loan Party and the Lender (or Affiliate thereof) party thereto shall, if it wishes that the Cash Management Obligations owed under the respective Secured Cash Management Agreement be treated as a Primary Obligation with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 6.02, notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that such Secured Cash Management Agreement is to be a qualified Secured Cash Management Agreement (a “Qualified Secured Cash Management Agreement”). Until such time as the applicable Loan Party and Lender (or Affiliate thereof) delivers (and the Administrative Agent acknowledges) such notice as described above, such Secured Cash Management Agreement shall not constitute a Qualified Secured Cash Management Agreement.  The parties hereto understand and agree that the provisions of this Section 5.01(t) are made for the benefit of the Lenders and their Affiliates which become parties to Qualified Secured Cash Management Agreements, and agree that any amendments or modifications to the provisions of this Section 5.01(t) shall not be effective with respect to any Qualified Secured Cash Management Agreement entered into prior to the date of respective amendment or modification of this Section 5.01(t) (without the written consent of the relevant parties thereto).  Notwithstanding any such designation of a Secured Cash Management Agreement as a Qualified Secured Cash Management Agreement, no provider or holder of any such Qualified Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Cash Management Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including without limitation, as to any matter relating to the Collateral or the release of Collateral or guarantors.  The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Qualified Secured Cash Management Agreement or the amount of any Cash Management Reserve, and shall be entitled in all cases to rely on the applicable Lender (or Affiliate thereof) and the applicable Loan Party party to such agreement for the calculation thereof.  Such Lender (or Affiliate thereof) and the applicable Loan Party party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless other agreed to by the Administrative Agent).

SECTION 5.02.Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

(a)                                  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(i)                                     Liens created under the Loan Documents and/or the Interim Borrowing Order or the Final Borrowing Order, as applicable;

(ii)                                  Permitted Liens;

(iii)                               Liens existing on the date hereof and described on Schedule 5.02(a) hereto (including pursuant to the Prepetition Loan Documents);

(iv)                              (A) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount and (B) Liens to secure Debt incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further, however, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the aggregate amount permitted under Section 5.02(b)(v) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

(v)                                 Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(v); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)                              the replacement, extension or renewal of any Lien permitted hereunder upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(vii)                           Liens in respect of the (i) Prepetition Loan Documents as adequate protection granted pursuant to the Interim Borrowing Order or Final Borrowing Order, as applicable, which Liens are junior to the Liens contemplated hereby in favor of the Secured Parties, it being understood that the Interim Borrowing Order or the Final Borrowing Order, as applicable, provides that the holder of such junior Liens shall not be permitted to take any action to enforce their rights with respect to such junior Liens so long as any of the Obligations or Letters of Credit shall remain outstanding or any Revolving Credit Commitment shall be in effect; and

(viii)                        Liens incurred by Accuride Canada in an amount not to exceed $500,000.

Notwithstanding the foregoing, Liens permitted in clauses (ii) through (viii) of this Section 5.02(a) shall at all times be junior and subordinate to the Liens securing the Obligations under the Loan Documents and the Orders, other than the Carve-Out and the Senior Third Party Liens.

(b)                                 Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(i)                                     Prepetition Debt outstanding on the Petition Date and set forth in Schedule 4.01(r) (including, without limitation, the Indebtedness under the Prepetition Loan Documents and the Senior Subordinated Notes) without giving effect to any extensions, renewals and replacements of any such Debt;

(ii)                                  Debt under the Loan Documents;

(iii)                               Debt in respect of Hedge Agreements incurred in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case; provided that such Hedge Agreements are bona fide hedging activities and are not entered into for speculative purposes;

(iv)                              (A) Debt owed by any Loan Party to any other Loan Party, (B) Debt owed to any non-Debtor Subsidiary by any Loan Party and (C) Debt owed by any non-Debtor Subsidiary to any Loan Party in an amount not exceeding the amount of any Investment made pursuant to, and permitted under, Section 5.02(e)(vi), provided that, (x) to the extent that the Administrative Agent requires that an intercompany loan is evidenced by a promissory note, such promissory note shall be in form and substance satisfactory to the Administrative Agent, (y) each intercompany loan owed by a Loan Party to a non-Debtor Subsidiary shall be subject to subordination provisions in form and substance satisfactory to the Administrative Agent to be contained in the respective intercompany note, subordinating the obligations of such Loan Party thereunder to the Obligations of such Loan Party under this Agreement and the other Loan Documents and (z) each intercompany loan owed to a Loan Party shall be pledged by that Loan Party as security under the Collateral Documents and will be subject to a perfected Lien granted in favor of the Administrative Agent and the Lenders pursuant to the Orders;

(v)                                 Debt secured by Liens permitted by Section 5.02(a)(iv) and Capitalized Leases arising after the Closing Date not to exceed an aggregate principal amount equal to $2,500,000 at any time outstanding;

(vi)                              endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii)                           Debt consisting of guaranty Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(viii)                        Debt in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(ix)                                Debt incurred by Accuride Canada and any Mexican Subsidiary arising after the Closing Date in an aggregate amount not to exceed $2,000,000; and

(c)                                  Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)                                     any Loan Party (other than the Borrower) may merge into any other Loan Party (other than the Borrower), and any non-Debtor Subsidiary of the Borrower may merge into or consolidate with any other non-Debtor Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation involving a Loan Party, the Person formed by such merger or consolidation shall be a Loan Party and in the case of any such merger or consolidation involving a non-Debtor Subsidiary, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower, and

(ii)                                  any Subsidiary of the Borrower may merge into or consolidate with the Borrower; provided that that such Subsidiary shall have no Debt, other than Debt permitted to be incurred by the Borrower under Section 5.02(b), and provided further the Borrower shall be the surviving entity in any such merger or consolidation.

(d)                                 Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)                                     sales, transfers or other dispositions of used or surplus equipment, vehicles, inventory or other assets in the ordinary course of its business;

(ii)                                  sales or contributions of equipment or other personal property to Subsidiaries or other joint ventures; provided that the aggregate fair market value of the assets so sold or contributed to any Foreign Subsidiary, non-Debtor Subsidiary or such other joint ventures by the Borrower or any Subsidiary Guarantor (determined, in each case, at the time of such sale or contribution) does not exceed $2,000,000 during the term of this Agreement;

(iii)                               sales, transfers or other dispositions of assets by any Loan Party, Accuride Canada or any Mexican Subsidiary in an aggregate amount not to exceed $2,000,000; and

(iv)                              sales, transfers, leases and other dispositions authorized pursuant to a confirmed Reorganization Plan or an order of the Bankruptcy Court after notice and hearing.

(e)                                  Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i)                                     Investments existing on the Petition Date and described on Schedule 4.01(b);

(ii)                                  Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iii)                               Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iii);

(iv)                              Investments consisting of intercompany Debt permitted under Section 5.02(b)(iv);

(v)                                 Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(vi)                              Investments in Accuride Canada or any Mexican Subsidiary (A) that existed on the Petition Date and as described on Part 1 of Schedule 4.01(b) and (B) additional Investments in Accuride Canada or any Mexican Subsidiary after the Petition Date; provided that (A) any such Investments in Accuride Canada or any Mexican Subsidiary as permitted by this clause (vi) after the Closing Date shall not exceed $2,000,000 in the aggregate at any time outstanding plus the aggregate fair market value of assets contributed to Accuride Canada or any Mexican Subsidiary as permitted by Section 5.02(d)(ii);

(vii)                           Investments to the extent that payment for such Investment is made solely with capital stock of the Borrower;

(viii)                        loans and advances to employees of Accuride Canada in the ordinary course of business as presently conducted in an aggregate amount not to exceed $250,000 at any time outstanding; and

(ix)                                Investments made by Accuride Canada in an amount not to exceed $500,000.

(f)                                    Dividends, Etc.  In the case only of the Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action) the Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements on shareholder agreements and in the amounts provided for in the DIP Budget.

(g)                                 Prepayments, Etc., of Debt.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Prepetition Debt (other than certain “critical vendor” and other first day order payments that are approved by the Bankruptcy Court in an amount not exceeding the projected amount of such payments set forth in the most recent DIP Budget delivered by the Borrower to the Administrative Agent pursuant to Section 5.03(e)) or Subordinated Debt, other than any prepayment of (x) Debt owed by any Loan Party to any other Loan Party or (y) Debt owed by any non-Debtor Subsidiary to any Loan Party.

(h)                                 Amendment, Etc. of Documents.  Amend or otherwise change, or consent to any amendment or change of, any of the terms of any Prepetition Loan Document,

Subordinated Debt Document, Restructuring Support Agreement or Restructuring Term Sheet in a manner that would be adverse to the Lender Parties in any material respect or permit any of its Subsidiaries to do any of the foregoing.

(i)                                     Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture which is not a limited liability entity, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(j)                                     Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties or (ii) in connection with any Prepetition Debt, or (iii) customary restrictions in the Senior Subordinated Note Indenture requiring equal and ratable liens if other Subordinated Debt is secured.

(k)                                  New Collateral Locations.  The Borrower shall not, and shall not permit any Loan Party with assets in the Borrowing Base to, open or establish any new location unless such Person provides the Administrative Agent with ten (10) days prior written notice of any such new location.

(l)                                     No Additional Deposit Accounts, Etc.  With respect to the Loan Parties, open, maintain or otherwise have, any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part A of Schedule 5.02(l), (b) the Lockbox Accounts set forth on Part B of Schedule 5.02(l), (c) the Disbursement Accounts set forth on Part C of Schedule 5.02(l) and (d) the Excluded Accounts set forth on Part D of Schedule 5.02(l); provided that the Borrower or any other Loan Party may open a new Core Concentration Account, Lockbox Account, Disbursement Account, Excluded Accounts or other Deposit Accounts not set forth in such Schedule 5.02(l), so long as (A) prior to opening any such account (other than Excluded Accounts) (i) the Administrative Agent has consented in writing to such opening (which consent shall not be unreasonably withheld or delayed) and the Borrower shall, and shall procure that each other Loan Party will, give the Administrative Agent at least ten (10) days’ prior notice of any such account to be opened, (ii) the Borrower has delivered an updated Schedule 5.02(l) to the Administrative Agent listing such new account and (iii) the financial institution with which such account is opened, together with the Borrower or the other Loan Party that has opened such account and the Administrative Agent, have executed and delivered to the Administrative Agent a Cash Management Control Agreement reasonably acceptable to the Administrative Agent and (B) in respect of any account that is an Excluded Account, the Borrower notifies the Administrative Agent that it has opened such Excluded Account.

(m)                               Pleadings in the Chapter 11 Cases.  File, or permit any of its Subsidiaries to file, any motion, application, objection, plan, response, adversary complaint or similar pleading in the Chapter 11 Cases that is inconsistent with the terms of the Restructuring Support Lockup Agreements or might otherwise adversely affect the right or ability of the Administrative Agent or the other Secured Parties to receive indefeasible payment in full in cash of all of the Obligations.

(n)                                 Carve-Out.  (a) Permit, or permit any of its Subsidiaries to permit, any portion of the Carve-Out, any Cash Collateral or any proceeds of the Advances to be used for the payment of the fees and expenses of any Person incurred in challenging, or in relation to the challenge of, (i) any of the Lenders’ Liens or claims, or the initiation or prosecution of any claim or action against any Lender, including any claim under Chapter 5 of the Bankruptcy Code, in respect of any of the Prepetition Debt and (ii) any claims or causes of actions under the Prepetition Debt against the Lenders, their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof, and/or challenging any Lien of the Lenders under the Prepetition Debt, or permit more than the applicable portion of the Carve-Out set forth in the Interim Borrowing Order and/or the Final Borrowing Order, any Cash Collateral or proceeds of the Advances to be used by any committee or any representative of the estate to investigate claims and/or Liens of the Lenders under the Prepetition Debt or (b) permit, or permit any of its Subsidiaries to permit, the Carve-Out, if and to the extent invoked pursuant to the Orders, to be allocated other than on an equal and ratable basis against the Prepetition Collateral.

(o)                                 Return of Inventory.  Enter into, or permit any of its Subsidiaries to enter into, any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Debt, Prepetition trade payables or other Prepetition claims under Section 546(h) of the Bankruptcy Code.

(p)                                 Critical Vendor and Other Payments.  Make, or permit any of its Subsidiaries to make, (i) any Prepetition “critical vendor” payments or other payments on account of any creditor’s Prepetition unsecured claims, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (x) are approved by order of the Bankruptcy Court and (y) are expressly permitted by the DIP Budget.

SECTION 5.03.Reporting Requirements.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Lender Parties:

(a)                                  Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a Consolidated balance sheet of (i) the Borrower and its Subsidiaries and (ii) if the Borrower has any Subsidiaries, the Borrower and its Subsidiaries, in each case as of the end of such Fiscal Year and the related Consolidated statements of income and cash flow for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, accompanied by an opinion, which shall be unqualified as to the scope of the audit, of Deloitte & Touche LLP or other independent public accountants of recognized standing acceptable to the Majority Lenders, together with (A) management’s discussion and analysis of the important operational and financial developments during such fiscal year and (B) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(b)                                 Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries and, if the Borrower has any Subsidiaries, the Borrower and its Subsidiaries, in each case as of the end of such Fiscal Quarter and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year in reasonable detail and duly certified (subject to year end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c)                                  Monthly Financials. As soon as available and in any event within 30 days after the end of each calendar month (commencing with the third Fiscal Quarter of the 2009 Fiscal Year and excluding the last calendar month in any Fiscal Quarter), a Consolidated management internally generated balance sheet of the Borrower and its Subsidiaries as of the end of such month and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous month and ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year.

(d)                                 DIP Forecast.  Furnish to the Administrative Agent for prompt further distribution to each Lender (i) (x) on the Closing Date a forecast statement (the “Interim DIP Forecast”), in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, of receipts and disbursements for each week from the Closing Date through November 30, 2009, and for each month from December 2009 to June 2010, of the Borrower and its Subsidiaries, broken down by week or month, as applicable, and (y) not later than the two week anniversary of the Closing Date, and using the same methodology used to calculate weekly information contained in the Interim DIP Forecast as that used for the Interim DIP Forecast, a forecast statement (the “Initial DIP Forecast”), in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, of receipts and disbursements broken down for each week from the Closing Date though June 30, 2009 (including a weekly breakdown for each month from December 2009 to June 2010, provided that no change shall be made in respect of each weekly break down previously included in the Interim DIP Forecast), of the Borrower and its Subsidiaries, broken down by week, and in the case of either (x) or (y), including, in the case of the Interim DIP Forecast weekly and monthly, and in the case of the Initial DIP Forecast weekly projected Capital Expenditures for such period, anticipated uses of the DIP Facility for such period and the projected Borrowing Base calculation for such period, and which shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital and other general corporate needs, and (ii) if the effective date of the Reorganization Plan has not occurred by the date which is six months after the Closing Date, an update of the Initial DIP Forecast, in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, which includes an updated forecast statement for each week commencing from and including such date and ending on or before the Original Termination Date or, if applicable, the Extended Termination Date.

(e)                                  DIP Budget.  Furnish to the Administrative Agent for prompt further distribution to each Lender, at the end of each week after the Interim Borrowing Order Entry Date, a budget (the “DIP Budget”) in form and substance satisfactory to the Instructing Group, a 13-week statement of receipts and disbursements for the next 13 weeks of the Borrower and its Subsidiaries, broken down by week, including weekly projected Capital Expenditures for such period, anticipated weekly uses of the DIP Facility for such period and the projected Borrowing Base calculation for each week included in such period, and which shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital and other general corporate needs (each a “DIP Budget”).

(f)                                    Accounts Information.  Furnish to the Administrative Agent at the times specified below, for prompt further distribution to each Lender, the following information (the “Accounts Information”):

(i)                                     at any time upon the Administrative Agent’s request, on the date of occurrence of any Event of Default and, thereafter, on the fifteenth day of each month while such Event of Default is continuing, summary accounts payable and accounts receivable aging reports (including the names and, if reasonably requested from time to time by Agent, addresses of all account debtors, and with such accounts receivable and accounts payable divided into such time intervals as Agent may reasonably request) of the Borrower and any Subsidiary of the Borrower, and

(ii)                                  (x) at any time when the Aggregate Exposure is less than $5,000,000, on the last Business Day of each week and (y) at any time when the Aggregate Exposure equals or exceeds $5,000,000, each Business day thereafter, a report in the form of Exhibit K attached hereto to the Administrative Agent of the cash and Cash Equivalents balances held by the Borrower and each Subsidiary Guarantor and the Excess Availability as of the close of business on the immediately preceding Business Day, including detail of the roll-forward of accounts receivable through the previous Business Day.

(g)                                 Variance Report.  On October 14, 2009, and on each Wednesday thereafter, furnish to the Administrative Agent for prompt further distribution to each Lender a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements of the Borrower and its Subsidiaries for the prior week ending on the previous Friday and setting forth all the variances, on a line-item basis, from the amount set forth for such week in (i) the most recent DIP Forecast and (ii) the most recent DIP Budget delivered by the Borrower; each such report shall include explanations for all material variances and shall be certified by the chief financial officer of the Borrower.

(h)                                 ERISA.  Promptly after any Loan Party or any ERISA Affiliate obtains knowledge, or has reason to know, of the occurrence of any of the following events that individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, a certificate of a Responsible Officer of the Borrower setting forth details as to such occurrence and the action, if any, that any Loan Party or any ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by or received by any Loan Party, any ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or an application has been or is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or is reasonably expected to result in a lien under ERISA or the Internal Revenue Code; that proceedings are reasonably expected to be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against any Loan Party or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Internal Revenue Code with respect to a Plan; or that any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 or the Internal Revenue Code.

(i)                                     Environmental Conditions.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     notice of any pending or threatened Environmental Action against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(ii)                                  notice of any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any Real Estate;

(iii)                               notice of any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              notice of the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(j)                                     Default or Litigation Notice.  Promptly upon any Responsible Officer of the Borrower or any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(k)                                  Amendment of Documents.  Promptly after the same shall become effective, copies of any amendment or supplement to, or other modification of, any Prepetition Loan Document or Subordinated Debt Document.

(l)                                     Securities Reports/Other Information.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange (in each case to the extent not theretofore delivered to the Lender Parties pursuant to this Agreement), and with reasonable promptness such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender Party may reasonably request in writing from time to time.

(m)                               Borrowing Base Certificate.  (i) On the Closing Date, the Initial Borrowing Base Certificate, (ii) within two weeks of delivery of the Initial Borrowing

Base Certificate, a certificate updating the Initial Borrowing Base Certificate using the same methodology used to prepare the Initial Borrowing Base Certificate, and (iii) thereafter (A) from and after the Interim Borrowing Order Entry Date, by 9.00 a.m. (New York City time) on the following Thursday after the last Business Day of every second calendar week, commencing on October 30, 2009 (or more frequently as the Administrative Agent may reasonably request (and during the continuance of an Event of Default, as frequently as the Administrative Agent may request) or as the Borrower may elect), (B) at any time when the Aggregate Exposure exceeds $5,000,000, by 9.00 a.m. (New York City time) on the following Thursday after the last Business Day of every week thereafter (or more frequently as the Administrative Agent may reasonably request (and during the continuance of an Event of Default, as frequently as the Administrative Agent may request) or as the Borrower may elect), (C) no later than the fifteenth day after the end of each fiscal month and (D) after the date on which any Collateral included in the Borrowing Base with a value in excess of $2,500,000 is sold or disposed of in any non-ordinary course of business sale or disposition to any Person other than a Loan Party, in each case a certificate substantially in the form of Exhibit J setting forth the Borrowing Base (with supporting calculations) in form and substance reasonably satisfactory to the Administrative Agent, appropriately completed (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five (5) Business Days’ notice) together with all attachments and supporting documentation as contemplated thereby and certified as true, correct and complete in all material respects by a Responsible Officer of the Borrower (each, a “Bring Down Borrowing Base Certificate”).  The Borrowing Base Certificates shall be prepared (1) as of August 31, 2009, in the case of the Initial Borrowing Base Certificate, (2) in the case of the certificate to be delivered within two weeks of the Initial Borrowing Base Certificate, as of September 30, 3009, (3) in the case of the Bring Down Borrowing Base Certificate to be delivered every two weeks or every week, as of the last Business Day of the preceding week (or, in the case of any voluntary delivery of a Bring Down Borrowing Base Certificate at the election of the Administrative Agent, a subsequent date), (4) in the case of the Bring Down Borrowing Base Certificate to be delivered monthly, as of the last Business Day of the preceding month, and (5) in the case of any Bring Down Borrowing Base Certificate to be delivered after any non-ordinary course of business sale or disposal of Collateral included in the Borrowing Base in excess of $2,500,000, as of the last Business Day of the preceding week prior to the week in which such sale or disposal is completed.  Each such Borrowing Base Certificate shall include such other supporting information as may be reasonably requested from time to time by the Administrative Agent including information concerning the amount, composition and manner of calculation of the Borrowing Base.  Notwithstanding the foregoing, if, with respect to any month end Borrowing Base Certificate delivery requirement set forth in clause (C) above, the Borrower previously delivered (or is scheduled to deliver) a Borrowing Base Certificate within five (5) Business Days before or after such month end pursuant to another provision of this Section 5.03(m), the Borrower shall not have to deliver such monthly Borrowing Base Certificate under clause (C) above.

(n)                                 Chapter 11 Case Filings.  As soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Official Creditors’ Committee appointed in the Chapter 11 Cases or to the United States Trustee for the Chapter 11 Cases, as the case may be, the Final Borrowing Order (which must be in form and substance satisfactory to the Administrative Agent), all pleadings, motions, applications, judicial information, financial information and other documents and, without limiting the generality of the foregoing, any and all information and developments in connection with any proposed Asset Sale, including, without limitation, any letters of intent, commitment letters or engagement letters received by the Borrower or any of its Subsidiaries, and any other event or condition which is reasonably likely to have a material effect on Parent or any of its Subsidiaries or the Chapter 11 Cases, including, without limitation, the progress of any disclosure statement or any proposed Reorganization Plan.

(o)                                 Information Under Other Documentation.  Simultaneously with delivery to the Prepetition Secured Parties, each notice, report or other information required to be delivered pursuant to the terms of the Prepetition Loan Documents (other than routine administrative notices and correspondence unrelated to any failure by any Debtor to perform thereunder) to the extent not otherwise required to be delivered hereunder.

(p)                                 Additional Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent (on behalf of itself or any Lender) may reasonably request.

SECTION 5.04.Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not:

(a)                                  Minimum Cumulative Net Cash Flow.  Permit, for any period set forth in the Minimum Net Cash Flow Schedule, cumulative Net Cash Flow for the Borrower and its Subsidiaries for such period to be less than the amount set forth opposite such period in the Minimum Net Cash Flow Schedule.

The Borrower shall deliver (i) the Minimum Net Cash Flow Schedule on the Closing Date, setting forth for each week from the Closing Date through November 30, 2009, and for each month from December 2009 to June 2010, the Minimum Cumulative Net Cash Flow for such period and (ii) an amended Minimum Net Cash Flow Schedule on or prior to the two week anniversary of the Closing Date, in form and substance satisfactory to the Instructing Group, setting forth for each week from the Closing Date through June 30, 2010 (including for each week included in the months of December 2009 to June 2010, provided that no change shall be made in respect of each week previously included in the form of Minimum Net Cash Flow Schedule delivered on the Closing Date for each week included in October 2009 and November 2009), the Minimum Cumulative Net Cash Flow for such period.

(b)                                 Minimum Liquidity.  Directly or indirectly, permit as of the close of business on any Business Day, Liquidity to be less than $25,000,000; provided that Liquidity shall be calculated without giving effect to the unutilized amount of Commitments of any Defaulting Lender. The Borrower shall, on each Business Day, deliver to the Administrative Agent a report setting forth the Liquidity at the end of the previous Business Day.

(c)                                  Receipts and Disbursements Variance.  Permit for each 4-week period, commencing with the 4-week period ending on Friday, November 6, 2009, (each such 4-week period, a “Variance Period”):

(i)                                     the sum of the line items comprising “Total Operating Disbursements” as set forth in the most recent DIP Forecast for such Variance Period to exceed, on a percentage deviation basis, the budgeted amount of “Total Operating Disbursements” set forth in the most recent DIP Forecast for such Variance Period, by more than 125%; and

(ii)                                  the aggregate amount of the sum of the line items comprising “Total Receipts” as set forth in the most recent DIP Forecast for such Variance Period to be less, on a percentage deviation basis, than 75% of the budgeted amount of “Total Receipts” set forth in the most recent DIP Forecast for such Variance Period;

provided that to the extent the Borrower delays the payment of any operating disbursement set forth for any Variance Period for any reason (other than through the exercise of good faith business judgment: (w) as a result of more favorable negotiated terms; (x) to defer disbursements that do not materially and adversely affect any material trade creditor relationship, (y) to dispute such payment or (z) to preserve, enhance or avoid diminution in value of, any Collateral without materially and adversely affect any material trade creditor relationship), such operating disbursement shall be deemed to have been paid in the Variance Period  projected therefor in the most recent DIP Forecast for the purposes of determining compliance with this Section 5.04(d).

(d)                                 FAS 159.  Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein or in any other Loan Document shall be construed, and all computations of amounts and ratios referred to herein or in any other Loan Document shall be made at all times hereafter, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  Non-payment. the Borrower shall (i) fail to pay any principal of any Advance owing by it when the same shall become due and payable or (ii) fail to pay any interest on any Advance owing by it, or any fees payable pursuant to Section 2.08, or any other amounts owing by it under any Loan Document, in each case within three days after the due date thereof; or

(b)                                 Representations and Warranties. any representation or warranty made by any Loan Party in any Loan Document or any certificate delivered or required to be delivered pursuant thereto shall prove to have been untrue in any material respect on the date as of which made or deemed made; or

(c)                                  Specific covenants. the Borrower shall default in the due performance or observance by it of any term, covenant or agreement required to be performed or observed by it contained in Section 2.14, 2.20, 5.01(j), 5.01(k), 5.01(n), 5.01(q), 5.02, 5.03(a), 5.03(b), 5.03(c), 5.03(d), 5.03(e), 5.03(f), 5.03(g), 5.03(j), 5.03(m) or 5.04; or

(d)                                 Other defaults. any Loan Party shall default in the due performance or observance by it of any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)                                  Cross-Default. any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt incurred on or after the Interim Borrowing Order Entry Date (other than the Obligations) that is outstanding in a principal amount of at least $2,500,000 (or its equivalent in another currency) either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made other than in connection with a sale of assets permitted by Section 5.02(d), in each case prior to the stated maturity thereof; or

(f)                                    Bankruptcy, etc. any Subsidiary of a Loan Party that is not a Debtor shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Subsidiary of a Loan Party that is not a Debtor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)                                 Judgments. one or more Post Petition judgments or decrees shall be entered against the Borrower or any of the Subsidiaries involving a liability of $5,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)                                 Invalidity of Loan Documents. any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(k) hereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing or any of the Loan Parties shall so assert in any pleading filed in any court; or

(i)                                     Collateral Documents. any Collateral Document after delivery thereof pursuant to Section 3.01 or 5.01(k) hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(j)                                     Noteholder Restructuring Support Lockup Agreement. the Noteholder Restructuring Support Lockup Agreement (or any material provision thereof) shall for any reason (i) be repudiated by, cease to be valid and binding on or be held to be unenforceable against, any party to it, or any party to it shall so state in writing or so assert in any pleading filed in any court or proceeding or (ii) be terminated, whether as a result of illegality, the occurrence of an event of default thereunder, by operation of law, by the exercise by any party of any termination right thereunder or for any other reason; or

(k)                                  New Capital Commitment Agreement.  the New Capital Commitment Agreement (or any material provision thereof) shall for any reason (i) be repudiated by, cease to be valid and binding on or be held to be unenforceable against, any backstop commitment provider party to it, or any party to it shall so state in writing or so assert in any pleading filed in any court or proceeding or (ii) be terminated, whether as a result of illegality, the occurrence of an event of default thereunder, by operation of law, by the exercise by any party of any termination right thereunder or for any other reason; or

(l)                                     Change of Control. any Change of Control shall occur; or

(m)                               ERISA. (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall fail to satisfy the minimum funding standard; or any Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Internal Revenue Code (including the giving of written notice thereof), (ii) there could result from any event or events set forth in clause (i) of this Section 6.01(m) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability, and (iii) such lien, security interest or liability will or would be reasonably likely to result in a liability of any Loan Party or any ERISA Affiliate to be pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Loan Parties hereunder; or

(n)                                 Chapter 11 Cases. the occurrence of any of the following:

(i)                                     Dismissal or conversion of Chapter 11 Cases. the Chapter 11 Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or the Borrower or any of its Subsidiaries shall file a motion or other pleading seeking the dismissal of any of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Chapter 11 Cases; or

(ii)                                  Superpriority Claim. an application shall be filed by the Borrower or any of its Subsidiaries for the approval of any other Superpriority Claim in any of the Chapter 11 Cases that is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Loan Parties hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim, in each case except for (i) the Carve-Out and (ii) the Senior Third Party Liens; or

(iii)                               Relief from Automatic Stay. the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Loan Parties that have a fair market value in excess of $1,000,000 individually or $2,500,000 in the aggregate; or

(iv)                              Validity of Orders. the Interim Borrowing Order shall cease to be in full force and effect and the Final Borrowing Order shall not have been entered or deemed to have been entered prior to such cessation, or the entry of the Final Borrowing Order shall not have occurred within 45 days after the Petition Date or the Final Borrowing Order shall cease to be in full force and effect, or the Borrower’s authority to borrow funds or use cash collateral hereunder or under the Interim Borrowing Order and Final Borrowing Order, as applicable, shall have otherwise terminated; or

(v)                                 Compliance with terms of Orders. the Borrower or any of its Subsidiaries shall fail to comply with any of the terms of the Interim Borrowing Order or the Final Borrowing Order, as applicable; or

(vi)                              Modification of Orders. an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, replacing, staying for a period in excess of 10 days, vacating or otherwise modifying the Interim Borrowing Order or the Final Borrowing Order, as applicable, without the prior written consent of the Administrative Agent and the Majority Lenders; or

(vii)                           Abstention by Bankruptcy Court. the Bankruptcy Court shall abstain from hearing any Chapter 11 Case, or the Borrower or any of its Subsidiaries shall so move or support any motion brought by any third party seeking such relief; or

(viii)                        New Credit. the filing of any motion to obtain credit from any Person other than the Administrative Agent and the Lenders, unless in connection therewith all the Obligations shall first be paid indefeasibly in full in cash (including the cash collateralization of Letters of Credit in accordance with the terms hereof); or

(ix)                                Cram-down Plan. the Borrower or any of the Subsidiaries shall file any Reorganization Plan that is inconsistent with the terms of the Restructuring Support Lockup Agreements and/or which otherwise fails to provide for the payment in full in cash of all the Obligations upon the effective date thereof (such plan, a “Cram-down Plan”), the Borrower or any of its Subsidiaries shall fail to timely object to any Cram-down Plan filed by any other party-in-interest in the Chapter 11 Cases, or the Bankruptcy Court shall approve a disclosure statement in respect of any Cram-down Plan; or

(x)                                   Prepetition Payments. except as permitted by and subject to the  terms of the Final Borrowing Order, the Borrower or any of its Subsidiaries shall make any Prepetition Payment other than Prepetition Payments authorized by the Bankruptcy Court in respect of: (i) accrued payroll and related expenses and employee benefits as of the Petition Date, (ii) the satisfaction and termination of the Prepetition Debt, (iii) First Day Orders and approved critical vendor payments not in excess of $22,000,000 in the aggregate and (iv) any other payments set forth in the DIP Budget; or

(xi)                                Avoidance Actions. the Borrower or any of its Subsidiaries shall seek to, or shall support (in any such case by way of, inter alia, any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Borrower or any of its Subsidiaries) any other Person’s motion relating to any Avoidance Action or to otherwise, disallow or subordinate in whole or in part the Administrative Agent’s or any Lender’s claim in respect of the Prepetition Debt or the Obligations or to otherwise challenge the validity, enforceability, perfection or priority of the Liens in favor of the Administrative Agent or any Lender or the Prepetition Administrative Agent or any Prepetition Lender (including, without limitation, the Liens securing the Prepetition Debt owed to the Prepetition Administrative Agent, the Prepetition Collateral Agent or such Prepetition Lender); or

(xii)                             Support Actions. the Borrower or any of its Subsidiaries shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other Person’s motion as to, any of the matters set forth in clauses (i) – (xi) above or (xiii) below or fail to timely object to any such pleading filed by any third party; or

(xiii)                          Pleadings. the Bankruptcy Court shall grant a motion with respect to any pleading set forth in clause (xii) above;

(xiv)                         Last Out Term Advances. any payment, distribution or other consideration in respect of the Last Out Term Advances is made prior to the First Out Final Payment Date (other than payments of interest pursuant to Section 2.20(c), payments of fees, enhanced yield, costs and expenses pursuant to Section 2.20(d) or the payment of any gross-up amount by the Borrower to any Last Out Term Lender pursuant to Section 2.20(e));

(xv)                            Termination of Exclusive Right to File.  the Borrower’s or any of its Subsidiary’s exclusive right to file a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code shall have terminated;

(xvi)                         Material Adverse Effect. any non-monetary judgment or order with respect to a Post Petition event shall be rendered against the Borrower or any of its Subsidiaries that does or could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(o)                                 Material Impairment.  the Borrower or any Subsidiary shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment, then, and in any such event, without limiting the rights and remedies available to any Lender under the Interim Borrowing Order or (when entered) the Final Borrowing Order or applicable law, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower (with a copy to counsel for the Official Creditors’ Committee appointed in the Chapter 11 Cases and to the United States Trustee for the District of Delaware), take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Loan Party, in each case without further order of or application to the Bankruptcy Court (provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Administrative Agent shall provide the Borrower (with a copy to counsel for the Official Creditors’ Committee in the Chapter 11 Cases and to the United States Trustee for the District of Delaware) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank pursuant to Section 2.03(e)(i)), the obligations of the Swingline Bank to make Swingline Advances) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) by notice to each party required under the terms of any agreement in support of which a standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable (iv) set off amounts in the Cash Collateral Account or any other accounts maintained with the Administrative Agent and apply such amounts to the obligations of the Borrower and the Subsidiary Guarantors hereunder and in the other Loan Documents and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders.

SECTION 6.02.  Application of Funds.  On or after the exercise of any of the remedies provided in the last paragraph of Section 6.01, (x) all moneys collected by the Administrative Agent (or, to the extent any Collateral Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any sale or other disposition of the Collateral and (y) all other moneys received by the Administrative Agent hereunder (or, to the extent any Collateral Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any exercise of remedies hereunder, in each case on account of the Obligations or the Cash Management Obligations, shall be applied by the Administrative Agent in the following order:

(a)                                  First, to payment of any and all sums advanced by the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(b)           Second, to the extent proceeds remain after the application pursuant to preceding clause, in the event of any proceeding for the collection or enforcement of any Obligations or Cash Management Obligations, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Administrative Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(c)           Third, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations and Cash Management Obligations that are Primary Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the Administrative Agent and the Lender Parties and the Cash Management Creditors) payable to the Administrative Agent and the Lenders and the Cash Management Creditors ratably among them in proportion to the amounts described in this clause Third payable to them;

(d)           Fourth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances (other than Last Out Term Advances) and Cash Management Obligations constituting accrued and unpaid interest, in each case that are Primary Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

(e)           Fifth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting unpaid principal of the Advances (other than Last Out Term Advances), that portion of the Cash Management Obligations constituting unpaid principal and to cash collateralize the aggregate Available LC Amount of all outstanding Letters of Credit in accordance with the requirements of Section 2.03(g), in each case that are Primary Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;

(f)            Sixth, to the extent proceeds remain after the application pursuant to preceding clause, to the payment of all other Obligations and Cash Management Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Loan Documents and/or the Secured Cash Management Agreements that are due and payable to the Administrative Agent and the other Secured Parties on such date, in each case that are Primary Obligations, ratably based upon the respective aggregate amounts of all such Obligations and Cash Management Obligations (other than Unmatured Surviving Obligations) owing to the Administrative Agent and the other Secured Parties on such date;

(g)           Seventh, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Cash Management Obligations that are Secondary Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the respective Cash Management Creditors) payable to the respective Cash Management Creditors ratably among them in proportion to the amounts described in this clause Seventh payable to them;

(h)           Eighth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Cash Management Obligations that are Secondary Obligations, ratably among the respective Cash Management Creditors in proportion to the respective amounts described in this clause Eighth payable to them;

(i)            Ninth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Cash Management Obligations constituting unpaid principal, that are Secondary Obligations, ratably among the respective Cash Management Creditors in proportion to the respective amounts described in this clause Ninth payable to them;

(j)            Tenth, to the extent proceeds remain after the application pursuant to preceding clause, to the payment of all other Cash Management Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Secured Cash Management Agreements due and payable to the respective Cash Management Creditors on such date, that are Secondary Obligations, ratably based upon the respective aggregate amounts of all such Cash Management Obligations (other than Unmatured Surviving Obligations) owing to the respective Cash Management Creditors on such date;

(k)           Eleventh, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations that are Last Out Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Last Out Term Lenders ratably among them in proportion to the amounts described in this clause Eleventh payable to them;

(l)            Twelfth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting accrued and unpaid interest on Last Out Term Advances, ratably among the Last Out Term Lenders in proportion to the respective amounts described in this clause Twelfth payable to them;

(m)          Thirteenth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting unpaid principal on Last Out Term Advances, ratably among the Last Out Term Lenders in proportion to the respective amounts described in this clause Thirteenth payable to them;

(n)           Fourteenth, to the extent proceeds remain after the application pursuant to preceding clause, to the payment of all other Last Out Obligations (other than Unmatured Surviving Obligations) of the Last Out Term Lenders owing under or in respect of the Loan Documents that are due and payable to the Last Out Term Lenders on such date ratably based upon the respective aggregate amounts of all such Obligations (other than Unmatured Surviving Obligations) owing to the Last Out Term Lenders on such date;

(o)           Last, to the extent proceeds remain after the application pursuant to preceding clause, the balance, if any, after all of the Obligations and Cash Management Obligations (other than Unmatured Surviving Obligations) have been indefeasibly paid in full, no Letters of Credit shall be outstanding that have not been cash collateralized in a manner satisfactory to the Administrative Agent and each Issuing Bank that issued them and the Commitments shall have been terminated, to the Borrower or as otherwise required by law.

For the purposes of applying payments received in accordance with this Section 6.02, the Administrative Agent shall be entitled to rely upon the Cash Management Creditors for a determination (which each Cash Management Creditor agrees (or shall agree) to provide upon request of the Administrative Agent) of the outstanding Cash Management Obligations of the Loan Parties owed to the Cash Management Creditors.  Unless it has received written notice from a Cash Management Creditor to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Secured Cash Management Agreements are in existence.

Subject to the other limitations (if any) set forth herein and in the other Loan Documents and Secured Cash Management Agreements, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents and Secured Cash Management Agreements) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations and Cash Management Obligations of the Loan Parties.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swingline Bank (if applicable) and an Issuing Bank (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and the Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall not incur any liability to any Lender Party and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders (or, if so specified by this Agreement, any applicable greater percentage of Lenders).  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02.Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may deem and treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and any permitted assignee or transferee, as assignee, as provided in Section 8.07; (b) with respect to any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, may consider as conclusive and binding any such request, authority or consent of such Person, as applicable, on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefore; (c) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any recitals, statements, information, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (e) shall not have any duty to ascertain or to inquire as to (x) the performance or observance of any of the terms, provisions, covenants or conditions of this Agreement or any Loan Document on the part of any Loan Party, (y) the financial condition of any Loan Party or (z) the existence or possible existence of any Default; (f) shall not have any duty to inspect the property (including the books and records) of any Loan Party; (g) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, collectability, sufficiency or value of any Loan Document, the financial condition of the Borrower or any of its Subsidiaries or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (h) shall incur no liability under or in respect of any Loan Document by acting upon any notice, statement, consent, order, certificate or other instrument or writing (which may be by telegram, telecopy, telex, cablegram or electronic mail) or telephone message believed by it to be genuine and signed, sent or made by the proper party or parties.

SECTION 7.03.DBTCA and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, DBTCA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” or any similar terms shall, unless otherwise expressly indicated, include DBTCA in its individual capacity.  DBTCA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBTCA were not the Administrative Agent and without any duty to account therefor to the Lender Parties.  DBTCA may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lender Parties.

SECTION 7.04.Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender Party or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

SECTION 7.05.Indemnification.  (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  For purposes of this Section 7.05(a), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective

Lender Parties, (ii) their respective Pro Rata Shares of the aggregate principal amount of all Swingline Advances outstanding at such time made by the Swingline Bank, (iii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to each Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment shall be considered to be unused for purposes of this Section 7.05(a) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(b)           Each Lender severally agrees to indemnify the Swingline Bank and each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Swingline Bank or such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Swingline Bank or such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Swingline Bank’s or such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each such Lender Party agrees to reimburse the Swingline Bank and each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Swingline Bank or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.  For purposes of this Section 7.05(b), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate principal amount of all Swingline Advances outstanding at such time made by the Swingline Bank, (iii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time issued by such Issuing Bank and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to such Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment shall be considered to be unused for purposes of this Section 7.05(b) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Swingline Bank or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Swingline Bank or such Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Swingline Bank or such Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Swingline Bank or such Issuing Bank for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower.  Any such resignation by the Administrative Agent shall also constitute its resignation as the Swingline Bank and as an Issuing Bank, in which case the resigning Administrative Agent (x) shall not be required to make any additional Swingline Advances or issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Swingline Bank, as the case may be, with respect to any Swingline Advances made by it, or any Letters of Credit issued by it, prior to the date of such resignation.  Upon any such resignation, the Majority Lenders shall, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) have the right to appoint a successor Administrative Agent.  Such successor Administrative Agent shall serve until such time, if any, as the Majority Lenders appoint a new successor Administrative Agent as provided above.  If no successor Administrative Agent has been appointed by the 20th Business Day after the date such notice of resignation was given by the retiring Administrative Agent, such retiring Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and consented to by the Borrower, and shall have accepted such appointment, within 15 Business Days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) appoint a successor Administrative Agent, which shall be a commercial bank or trust company organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan

Documents. Notwithstanding the foregoing, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents upon the effectiveness of its resignation pursuant to the fourth sentence of this Section 7.06.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, such retiring Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents, and the provisions of this Article VII and Section 8.04 (and the analogous provisions of the other Loan Documents) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

SECTION 7.07.Lead Arranger; Syndication Agent.  The Lead Arranger and the Syndication Agent shall have no duties or obligations under this Agreement or the other Loan Documents in their respective capacities as Lead Arranger and Syndication Agent, as the case may be.

SECTION 7.08.Collateral Matters.  (a)  Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 7.08 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 7.09.Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary of any Loan Party, the Majority Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.Amendments, Etc.  (a)  General.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by (i) the Majority Lenders and (ii) any other Lender, the consent of which is required pursuant to any of Section 8.01(b) through (h), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           All First Out Lenders.  No amendment, waiver or consent shall, unless in writing and signed by all of the Revolving Credit Lenders (other than any such Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            amend, waive or modify any provision of Section 2.20,

(ii)           waive any of the conditions specified in Section 3.01 or, in the case of any Borrowing after the Final Borrowing Order Entry Date, Section 3.02 or, in the case of any Borrowing, Section 3.03,

(iii)          change the number of Revolving Credit Lenders or the percentage of (x) the Revolving Credit Commitments, (y) the aggregate unpaid principal amount of the Revolving Credit Advances or (z) the aggregate Available LC Amount of outstanding Letters of Credit that, in each case, shall be required for the Revolving Credit Lenders or any of them to take any action hereunder,

(iv)          amend the definition of “Supermajority Revolving Credit Lenders”,

(v)           amend, waive or modify any provision this Section 8.01,

(vi)          increase the Commitment of any Revolving Credit Lender or subject any Revolving Credit Lender to any additional obligations,

(vii)         postpone any date fixed for any payment of principal or interest on the Revolving Credit Notes or any reimbursement obligation in respect of any Swingline Advance or Letter of Credit or Letter of Credit Advance or any fees or other amounts payable hereunder or the final maturity date of the Revolving Credit Facility (except in accordance with the express terms of this Agreement as of the original date hereof in accordance with Section 2.19),

(viii)        reduce the principal of, or interest (other than a waiver of increased interest following Default pursuant to Section 2.07(b)) on, the Revolving Credit Notes or any reimbursement obligation in respect of any Swingline Advance or Letter of Credit or Letter of Credit Advance or any fees or other amounts payable hereunder,

(ix)           increase the advance rate used in the calculation of Inventory Formula Amount or Accounts Formula Amount,

(x)            (other than pursuant to any transaction permitted under Section 5.02(d) or except as expressly provided for in any Loan Document), release all or substantially all of the Collateral in any transaction or series of related transactions,

(xi)           (other than pursuant to any transaction permitted under Section 5.02(c) or Section 5.02(d) or except as expressly provided for in any Loan Document), release all or substantially all of the Loan Parties (other than the Borrower) from their obligations as guarantor under the Guarantee and Collateral Agreement in any transaction or series of related transactions, or

(xii)          otherwise limit the Borrower’s liability with respect to the Obligations owing to the Administrative Agent and the First Out Lender Parties under any of the Loan Documents.

(c)           Affected First Out Lenders.  No amendment, waiver or consent shall, unless in writing and signed by each affected Revolving Credit Lender (other than any such Lender that is, at such time, a Defaulting Lender) (i) reduce, postpone or change the order of application of, or right to decline to receive, any repayment or prepayment of principal required to be paid pursuant to Sections 2.04 or 2.06, or (ii) amend, waive or modify Section 6.02 if such amendment, waiver or modification would adversely affect such Revolving Credit Lender.

(d)           All Last Out Term Lenders.  No amendment, waiver or other modification shall, unless in writing and signed by each Last Out Term Lender (other than any such Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            amend, waive or modify any provision of Section 2.20,

(ii)           waive any of the conditions specified in Sections 3.01(a), (b), (c), (f), (g), (h), (i) (other than paragraphs (i)(vii), (i)(viii), (i)(ix), (i)(x), (i)(xii) or (i)(xiii)) or (k), or Section 3.03(a),

(iii)          amend, waive or modify any provision of this Section 8.01(d), or Section 8.01(e) or Section 8.01(f),

(iv)          increase the Commitment of any Last Out Term Lender or subject any Last Out Term Lender to any additional obligations,

(v)           postpone any date fixed for any payment of principal or interest on the Last Out Term Notes or any fees or other amounts payable hereunder or the final maturity date of the Last Out Term Facility (except in accordance with the express terms of this Agreement as of the original date hereof in accordance with Section 2.19),

(vi)          reduce the principal of, or interest (other than a waiver of increased interest following Default pursuant to Section 2.07(b)) on, the Last Out Term Notes or any fees or other amounts payable hereunder, or

(vii)         amend, waive or modify any provision of this Agreement or any other Loan Document that would limit or eliminate any consent or approval right granted to the Last Out Term Lenders or the Last Out Requisite Lenders.

(e)           Affected Last Out Term Lenders.  No amendment, waiver or other modification shall, unless in writing and signed by the Last Out Requisite Lenders and each affected Last Out Term Lender (other than any such Lender that is, at such time, a Defaulting Lender), amend, waive or modify Section 6.02 if such amendment, waiver or modification would adversely affect such Last Out Term Lender.

(f)            Last Out Requisite Lenders.  No amendment, waiver or consent shall, unless in writing and signed by the Last Out Requisite Lenders:

(i)            amend the definition of “First Out Final Payment Date”,

(ii)           waive any of the conditions specified in Sections 3.01(d), (e) (i)(viii), (i)(ix), (j), (l), (m), (n), (o), (p) or (q), or

(iii)          increase the Commitment of any First Out Lender or otherwise increase the amount of First Out Obligations having priority ahead of the Last Out Obligations pursuant to Section 2.20 and the other provisions of this Agreement and the Collateral Documents.

(g)           Supermajority Revolving Credit Lenders.  No amendment, waiver or consent shall, unless in writing and signed by the Supermajority Revolving Credit Lenders,

(i)            amend the definition of “Dominion Period”,

(ii)           amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: “Availability Reserves”, “Borrowing Base”, “Eligible Accounts”, “Eligible Inventory” and “Specified Reserves” (including, in each case, the defined terms used therein), provided that the Administrative Agent can in accordance with the terms hereof introduce new criteria the effect of which would be to reduce the amounts available for borrowing hereunder and, following such introduction, may modify or eliminate such new criteria, in each case with respect to “Availability Reserves”, “Eligible Accounts”, “Eligible Inventory” and “Specified Reserves” and any such change will not be deemed to require a Supermajority Revolving Credit Lender consent, provided further that notwithstanding the foregoing proviso, in the case of the establishment, modification or elimination of Specified Reserves, the Administrative Agent shall at all times act in accordance with any direction given by a member of the Instructing Group in accordance with the definition of “Specified Reserves”.

(h)                                 Swingline Bank, Issuing Bank and Administrative Agent.  No amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank and each affected Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swingline Bank or such Issuing Bank, as the case may be, under this Agreement; and no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

SECTION 8.02.Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or transmitted by telecopier or electronic mail or delivered, if to the Borrower, to its address at P.O. Box 15600, 7140 Office Circle, Evansville, IN 47716, Attn:  Office of General Counsel; if to any Initial Lender or the Initial Issuing Bank, to its Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, to its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Administrative Agent, to its address at 60 Wall Street, at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Omayra Laucella; or, as to the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent pursuant to this Section 8.02; provided that materials required to be delivered pursuant to Section 5.03(a), (b), (c), (g), (l) and (m) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent.  All such notices and communications shall, when mailed or transmitted by telecopier or electronic mail, be effective when deposited in the mail, transmitted by telecopier or confirmed by electronic mail, respectively, except that notices and communications to the Administrative Agent pursuant to Sections 2.02, 2.03, 2.05, 2.06(a) and 2.09(a) and with respect to selected Interest Periods in respect of Eurodollar Rate Advances shall not be effective until received by the Administrative Agent.  Delivery by telecopier or by electronic mail in PDF format of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 8.03.No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.Costs, Expenses.  (a)  The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review or examination, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of White & Case LLP, special New York counsel, Stikeman Elliott LLP, Canadian counsel and Fox Rothschild, Delaware counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all costs and expenses of the Administrative Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto), (iii) all costs and expenses of the Swingline Bank and each Issuing Bank in connection with the Back-Stop Arrangements entered into by such Persons and (iv) the reasonable and documented fees and expenses of Finn Dixon & Herling LLP, counsel to General Electric Capital Corporation, Nixon Peabody LLP, counsel to Eaton Vance Management, and Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Last Out Term Lenders.

(b)                                 The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender Party and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, any real property owned by, leased by or leased to any Loan Party, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent, in each case, such claim, damage, loss, liability or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)                                  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(c), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)                                 If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05.Right of Set off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender Party and its respective Affiliates may have.  Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 8.05 shall be subject to the provisions of Section 2.20(q).

SECTION 8.06.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender, the Swingline Bank and the Initial Issuing Bank that such Person has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 8.07.Assignments and Participations.  (a)  Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment (if still in existence) and the Advances at the time owing to it and the Note or Notes held by it) to one or more assignees (other than (x) the Borrower, any

Subsidiary or any of their respective Affiliates and (y) any natural Person); provided, however, that (i) (x) the Administrative Agent (and, regardless of the identity of the assignee, each Issuing Bank) must consent to such assignment in writing (which consent may not be unreasonably withheld or delayed), except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, and (y) the Borrower must consent to such assignment in writing (which may not be unreasonably withheld or delayed) at any time when no Default or Event of Default is continuing hereunder, except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, (ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Revolving Credit Facility or the Last Out Term Facility, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Related Fund of any Lender or an assignment which will result in a group of Lenders which are managed by the same Person holding a Commitment or an Advance (as the case may be) of not less than $1,000,000 or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or integral multiples of $200,000 in excess thereof), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, other than in the case of an assignment to an Affiliate of such Lender, a processing and recordation fee of $3,500, provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds, and (iv) for the avoidance of doubt, (A) any assignment of Advances that are Last Out Term Advances shall continue to be Last Out Term Advances and (B) the related Assignment and Acceptance shall expressly provide that the Advances so assigned are Last Out Term Advances.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 8.04).

(c)                                  By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)                                 The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing under the DIP Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of the assignee or transferee of such Lender’s interest in an amount equal to the Commitment assumed by it under the DIP Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

(f)                                    Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s rights and obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than increased interest following Default pursuant to Section 2.07(b)) on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone the Termination Date, or date fixed for payment of interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) the Borrower shall not be subject to any increased liability to any Lender Party pursuant to this Agreement by virtue of such participation.

(g)                                 Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(h)                                 Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that, unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 8.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee or representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 8.08.Replacements of Lenders Under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 2.12, (b) is affected in the manner described in Section 2.10(c) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase and acquire, at par all Unused Revolving Credit Commitments of, and Advances and pay an amount equal thereto and pay such other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 2.12, as the case may be, owing to, such replaced Lender, in each case prior to the date of replacement (iv) the replacement bank or institution shall pay to the Swingline Bank an amount equal to such replaced Lender’s Pro Rata Share of any Mandatory Borrowing to the extent that such amount was not previously made available by the replaced Lender to the Swingline Bank in accordance with Section 2.02(c)), in each case prior to the date of replacement, (v) the replacement bank or institution shall pay to each Issuing Bank an amount equal to such replaced Lender’s participation in Letter of Credit Outstandings (to the extent that at such time any Letter of Credit Advances have not been reimbursed in accordance with Section 2.03(e)(i) by such replaced Lender), in each case prior to the date of replacement, (vi) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.07 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender Party shall have against the replaced Lender.

SECTION 8.09.Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10.No Liability of an Issuing Bank.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s (i) willful misconduct or gross negligence (as determined in a final, non appealable judgment by a court of competent jurisdiction) in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) willful failure (as determined in a final, non appealable judgment by a court of competent jurisdiction) to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.11.Confidentiality.  (a)  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices.  Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, trustees, employees, agents and advisors, to pledgees under Section 8.07(i) and to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process and (iii) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party or the Administrative Agent.

(b)                                 The Borrower, the Administrative Agent and each Lender Party (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement or any other Loan Document and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such U.S. tax treatment and U.S. tax structure.

SECTION 8.12.Release of Collateral.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Administrative Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)                                 Upon the sale, lease, transfer or other disposition of all of the capital stock of any Loan Party that is Subsidiary Guarantor in accordance with the terms of the Loan Documents and the Orders, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence its release as a Subsidiary Guarantor from its Obligations under the Guarantee and Collateral Agreement in accordance with the terms of the Loan Documents.

SECTION 8.13.USA Patriot Act.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 8.14.Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have or abstains from jurisdiction, any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address specified in Section 8.02 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.15.Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any of the other Loan Documents in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. Dollars with such other currency at DBTCA on the Business Day preceding that on which final judgment is given.

(b)                                 The obligation of the Borrower in respect of any sum due from it to any Lender Party or the Administrative Agent hereunder or under any of the other Loan Documents held by such Lender Party shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day of receipt by such Lender Party or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender Party or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due by the Borrower to such Lender Party or the Administrative Agent (as the case may be) in U.S. Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party or the Administrative Agent (as the case may be) against such loss, and if the U.S. Dollars so purchased exceed the sum originally due by the Borrower to any Lender Party or the Administrative Agent (as the case may be) in U.S. Dollars, such Lender Party or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 8.16.Governing Law.  Subject to the jurisdiction of the Bankruptcy Court, this Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, United States (without regard to conflicts of laws principles) and, to the extent applicable, the Bankruptcy Code.

SECTION 8.17.Waiver of Jury Trial.  The Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

SECTION 8.18.Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Debtor, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and the Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Debtor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Lien under applicable law.  No Debtor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent and the Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Debtor without the prior express written consent of the Administrative Agent and the Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Debtor, the Administrative Agent and Lenders with respect to the transactions contemplated hereby, and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

SECTION 8.19.Prepetition Loan Documents.  The Borrower, on behalf of itself and the other Loan Parties, hereby agrees that (i) this Agreement is separate and distinct from the Prepetition Credit Agreement and (ii) the Prepetition Credit Agreement is in full force and effect.  The Borrower further agrees, on behalf of itself and the other Loan Parties, that by entering into this Agreement, Lenders do not waive any Default or Event of Default under the Prepetition Loan Documents or any of their liens, claims, priorities, rights and remedies thereunder.

SECTION 8.20.Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, and subject to the immediately following sentence, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.  NOTWITHSTANDING THE FOREGOING, IF ANY PROVISION IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONFLICTS WITH ANY PROVISION IN THE INTERIM BORROWING ORDER OR FINAL BORROWING ORDER, THE PROVISION IN THE INTERIM BORROWING ORDER OR FINAL BORROWING ORDER SHALL GOVERN AND CONTROL.